Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

ALLEGHENY ENERGY, INC.

Year ended December 31 (a) (In millions except per share data)	2003	2002	2001	2000	1999
Total operating revenues (b) (c)	$2,182.3	$2,743.8	$3,165.3	$2,547.1	$2,808.4
Operating expenses (c)	$2,378.7	$3,216.4	$2,214.1	$1,835.6	$2,169.4
Operating (loss) income (c)	$(196.4)	$(472.6)	$951.2	$711.5	$639.0
(Loss) income from continuing operations, net of tax (c)	$(308.9)	$(465.8)	$458.1	$311.0	$285.4
(Loss) income from discontinued operations, net of tax (c)	$(25.3)	$(36.4)	$(9.2)	$2.7	$—
Net (loss) income (d) (e)	$(355.0)	$(632.7)	$417.8	$236.6	$258.4
Earnings per share:
(Loss) income from continuing operations, net of tax
—basic	$(2.44)	$(3.71)	$3.81	$2.82	$2.45
—diluted	$(2.44)	$(3.71)	$3.80	$2.81	$2.45
(Loss) income from discontinued operations, net of tax
—basic	$(0.20)	$(0.29)	$(0.07)	$0.02	$—
—diluted	$(0.20)	$(0.29)	$(0.07)	$0.02	$—
Net (loss) income
—basic	$(2.80)	$(5.04)	$3.48	$2.14	$2.22
—diluted	$(2.80)	$(5.04)	$3.47	$2.14	$2.22
Dividends declared per share	$—	$1.29	$1.72	$1.72	$1.72
Short-term debt	$53.6	$1,132.0	$1,238.7	$722.2	$641.1
Long-term debt due within one year	544.9	257.2	353.1	160.2	189.7
Debentures, notes and bonds (f)	—	3,662.2	—	—	—

Total short-term debt	$598.5	$5,051.4	$1,591.8	$882.4	$830.8

Long-term debt and QUIDS (f)	$5,127.4	$115.9	$3,200.4	$2,559.5	$2,254.5
Capital leases	32.5	39.1	35.3	34.4	0.9

Total long-term obligations	$5,159.9	$155.0	$3,235.7	$2,593.9	$2,255.4

Total assets	$10,171.9	$10,973.2	$11,032.5	$7,697.0	$6,852.4

Notes:

(a)	See Notes 1-10, 13, 24, and 25 to the Consolidated Financial Statements for factors and transactions that affect trends and comparability of financial data for the years 2001, 2002, and 2003.
(b)	Certain amounts for years prior to 2002 have been reclassified for comparative purposes, including the effects of Emerging Issues Task Force (EITF) Issue No. 02-3 “Recognition and Reporting of Gains and Losses on Energy Trading Contracts” as discussed in Note 4 to the Consolidated Financial Statements.
(c)	In 2004, Allegheny and certain of its subsidiaries entered into agreements to sell, or made the decision to sell, certain non-core assets. The results of operations related to these assets have been reclassified to discontinued operations for all prior periods presented, as applicable. See Note 26 to the Consolidated Financial Statements for additional information related to assets held for sale and discontinued operations.
(d)	In 1999, Allegheny and Potomac Edison recorded an extraordinary charge of $17.0 million, net of income taxes, as a result of discontinuing the application of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation” as a result of deregulation plans adopted in Maryland for Potomac Edison.
(e)	In 1999, Allegheny and West Penn recorded an extraordinary charge of $10.0 million, net of income taxes, as a loss on reacquired debt.
(f)	As discussed in Note 3 to the Allegheny Energy, Inc., Allegheny Energy Supply Company, LLC and Subsidiaries, Monongahela Power Company and Subsidiaries, The Potomac Edison Company and Subsidiaries, West Penn Power Company and Subsidiaries, and Allegheny Generating Company Consolidated Financial Statements; $3,662.2 million, $1,747.8 million, $690.1 million, $416.0 million, $510.2 million, and $99.3 million, respectively, of long-term debt at December 31, 2002 was classified as short-term as a result of debt covenant violations. As of December 31, 2003, these violations have been cured and the debt was classified as long-term.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EXECUTIVE SUMMARY

Business Overview

Allegheny Energy, Inc.’s (AE, and together with its consolidated subsidiaries, Allegheny) core businesses are its electricity generation and its transmission and distribution businesses, which it operates primarily through direct and indirect subsidiaries. Allegheny has experienced significant changes in its business since the late 1990s, due both to changes undertaken by it and in response to the deregulation initiatives, and to extremely challenging circumstances affecting its activities and core businesses. Allegheny now seeks, consistent with regulatory constraints, to manage its principal business lines as an integrated whole. Implementing this strategy will be a significant challenge for Allegheny and its subsidiaries, in part, because of the continuing legacy of past transactions that have negatively affected Allegheny and its subsidiaries’ operations and financial condition. Allegheny’s operations are aligned into two operating segments:

The Delivery and Services Segment comprises Allegheny’s regulated electric transmission and distribution business (T&D). Allegheny carries on its T&D business through Monongahela Power Company (Monongahela), The Potomac Edison Company (Potomac Edison) and West Penn Power Company (West Penn). These companies are collectively referred to as the Distribution Companies, and each is subject to state rate regulation. This segment also includes other unregulated operations not related to T&D. Allegheny’s principal subsidiaries in this segment are:

•	Monongahela; Potomac Edison; and West Penn;

•	Allegheny Ventures, Inc. (Allegheny Ventures), which engages in non-utility unregulated activities such as telecommunications and unregulated energy-related projects.

The Generation and Marketing Segment comprises Allegheny’s power generation operations, which are generally not subject to state rate regulation (other than Monongahela’s West Virginia jurisdictional generating assets), and Allegheny’s power marketing activities. The principal companies and operations comprising this segment are:

•	Allegheny Energy Supply Company, LLC (AE Supply);

•	The West Virginia jurisdictional generating assets of Monongahela, which produce electricity for Monongahela’s West Virginia customers; and

•	Allegheny Generating Company (AGC), which is owned by AE Supply and Monongahela.

During the third quarter of 2004, Allegheny and certain of its subsidiaries entered into agreements to sell, or made the decision to sell, certain non-core assets. The results of operations relating to these assets have been reclassified to discontinued operations in the accompanying statements of operations for all periods presented. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” the assets and liabilities associated with these discontinued operations will be reclassified as held for sale in the balance sheets as of and following the date that held for sale criteria were met. SFAS No. 144 requires that a long-lived asset classified as held for sale be measured at the lower of its carrying amount or fair value, less estimated costs to sell, and that it no longer be depreciated. Accordingly, Allegheny recorded impairment charges for certain of the assets held for sale. These impairment charges reflect the write-down of the applicable asset to the lower of its carrying amount or fair value, less estimated costs to sell.

AE is a registered public utility holding company, subject to regulation, with its subsidiaries, under the Public Utility Holding Company Act of 1935 (PUHCA). PUHCA directs the Securities and Exchange Commission (SEC) to regulate, among other things, transactions among affiliates, sales or acquisitions of assets, issuance of securities, distributions, and permitted lines of business.

Key Indicators of Financial Condition and Operating Performance

Allegheny’s management believes that the following are key indicators for monitoring its financial condition and operating performance:

Cash Flow from Operations. The amount of cash generated from operating activities. Operating activities generally involve producing and delivering electricity and natural gas and providing services. Cash flows from operating activities are generally the cash effects of transactions and other events that enter into the determination of net income.

Revenue per Megawatt-hour (MWh). A measure of revenue generated per MWh produced and sold. This captures all changes in allowed rates and customer sales composition into a single measure that compares revenues earned to MWhs produced and sold.

Operations and Maintenance Costs (O&M) per MWh. A measure of operational performance to show the direct correlation of O&M costs to actual energy production. This metric is designed to be used for comparison with industry and operational standards and for determination of the O&M costs associated with generating revenue for each MWh produced and delivered.

Capital Expenditures. An indicator used by the Distribution Companies to monitor and evaluate the growth in regulated rate-based recovered costs. This is also a meaningful measure for cash flow used in investing activities.

Heating Degree Days (HDD) and Cooling Degree Days (CDD). HDD is the measure of the variation in the weather based on the extent to which the average daily temperature falls below 65 degrees Fahrenheit, which is considered normal. CDD is the measure of the variation in the weather based on the extent to which the average daily temperature rises above 65 degrees Fahrenheit. The regulated utility operations of the Distribution Companies are weather sensitive. Weather conditions directly influence the volume of electricity (or natural gas) delivered by the regulated utility. Regulated utility rates are determined on the basis of expected normal weather conditions. Accordingly, deviations in weather from normal levels can affect Allegheny’s financial performance.

Primary Factors Affecting Allegheny

The principal business, economic and other factors that affect the operations and financial performance of Allegheny include:

•	Weather conditions

•	Changes in regulatory policies and rates

•	Changes in the competitive electricity marketplace

•	Coal plant availability

•	Environmental compliance costs

•	Availability and access to liquidity, and changes in interest rates

•	Cost of fuel (natural gas and coal)

•	Industry consolidation

•	Labor costs

Critical Accounting Estimates

The following represent the critical accounting estimates for Allegheny and its consolidated subsidiaries, where applicable.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles used in the United States of America (GAAP) requires Allegheny to make estimates that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingencies during the reporting period. The estimates that require management’s most difficult, subjective, and complex judgments involve the fair value of commodity contracts and derivative instruments, goodwill, unbilled revenues, regulatory assets and liabilities, pension and other postretirement benefit costs, and long-lived assets. Significant changes in the estimates could have a material effect on Allegheny’s consolidated results of operations, cash flows, and financial position.

Commodity Contracts: Allegheny has commodity contracts that are recorded at their fair value, with changes in their fair value recognized in earnings under the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133—an amendment of FASB Statement No. 133,” SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133,” and SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (collectively referred to as SFAS No. 133). Fair values for exchange-traded instruments, principally futures and certain options, are based on actively quoted market prices. In establishing the fair value of commodity contracts that do not have quoted market prices, such as physical contracts, over-the-counter options, and swaps, management makes estimates using available and estimated market data and pricing models, which may change from time to time.

Inputs to the models include estimated forward natural gas and electricity prices, interest rates, estimates of market volatility for natural gas and electricity prices, the correlation of natural gas and electricity prices, and other factors such as generating unit availability and location, as appropriate. These inputs require significant judgments and assumptions. Allegheny also adjusts the fair value of commodity contracts to reflect uncertainty in prices, operational risks related to generating facilities, and risks related to the performance of counterparties. These inputs and adjustments become more challenging, and the models become less precise, the further into the future these estimates are made. Actual effects on Allegheny’s consolidated financial position, cash flows, and results of operations may vary significantly from expected results if the judgments and assumptions underlying those models’ inputs prove to be wrong or the models prove to be unreliable.

During 2003, Allegheny has exited, through commodity contract sales or terminations, the majority of its proprietary trading positions in the Western United States and other national energy markets. In conjunction with exiting these positions, Allegheny has recognized significant realized and unrealized losses during 2003. As of December 31, 2003, the majority of the fair value comprising Allegheny’s trading portfolio is related to interest rate swap agreements.

Allegheny’s accounting for commodity contracts is discussed under “Operating Revenues” and Note 4 to the Consolidated Financial Statements. Also, see Note 9 to the Consolidated Financial Statements and “Derivative Instruments and Hedging Activities” for additional information regarding Allegheny’s accounting for derivative instruments under SFAS No. 133.

Excess of Cost Over Net Assets Acquired (Goodwill): As of December 31, 2003, Allegheny’s intangible asset for acquired goodwill was $367.3 million related to the acquisition of its energy marketing and trading business in March 2001. Allegheny tests goodwill for impairment at least annually. In 2002, Allegheny recorded a goodwill impairment charge of $130.5 million related to its Delivery and Services segment. For Allegheny, the estimation of the fair value of its reporting units, where a reporting unit represents an operating segment or one level below an operating segment, involves the use of present value measurements and cash flow models. This process involves judgments on a broad range of information, including, but not limited to, market pricing assumptions for future electricity and natural gas revenues; future generation output; and projected operating expenses and capital expenditures. Significant changes in the fair value estimates could have a material effect on Allegheny’s results of operations and financial position.

Unbilled Revenues: Unbilled revenues are primarily associated with the Distribution Companies. Energy sales to individual customers are based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers subsequent to the last meter reading are estimated and the Distribution Companies recognize unbilled revenues. The unbilled revenue estimates are based on daily generation, purchases of electricity and natural gas, estimated customer usage by customer type, weather effects, electric and natural gas line losses, and the most recent consumer rates. As this process uses several significant estimates and assumptions, a significant change in them could have a material effect on Allegheny’s consolidated results of operations and financial position.

Regulatory Assets and Liabilities: Prices charged by the Distribution Companies are cost based and regulated by various federal and state regulatory agencies. As a result, the Distribution Companies qualify for the application of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” which recognizes that the actions of a regulator can provide reasonable assurance of the existence of an asset or liability. Regulatory assets or liabilities arise as a result of a difference between GAAP, excluding the effects of rate regulation, and the economic effect of decisions by regulatory agencies. Regulatory assets generally represent incurred costs that have been deferred, as they are probable of recovery in customer rates. Regulatory liabilities generally represent obligations to make refunds to customers for various reasons.

The Distribution Companies recognize regulatory assets and liabilities in accordance with the rulings of their federal and state regulators. Future regulatory rulings may affect the carrying value and accounting treatment of Allegheny’s regulatory assets and liabilities at each balance sheet date. Allegheny assesses whether the regulatory assets are probable of future recovery by considering factors such as regulatory environment changes, recent rate orders issued by the applicable regulatory agencies, and the status of any pending or potential deregulation legislation. The assumptions and judgments used by regulatory authorities continue to have an effect on the recovery of costs, the rate of return on invested capital, and the timing and amount of assets to be recovered by rates. A change in these assumptions may result in a material effect on Allegheny’s results of operations, cash flows, and financial position.

Accounting for Pensions and Postretirement Benefits Other Than Pensions: Allegheny accounts for pensions under SFAS No. 87, “Employers’ Accounting for Pensions” and other postretirement benefits under SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (OPEB). Under these rules, certain assumptions are made which represent significant estimates. There are many factors and significant assumptions involved in determining Allegheny’s pension and other postretirement benefit obligations and costs each period, such as employee demographics (including age, life expectancies, compensation levels), discount rates, expected rate of return on plan assets, estimated rates of future compensation increases, medical inflation, and the fair value of assets funded for the plan. See Note 16 to the Consolidated Financial Statements for additional information concerning assumptions used by Allegheny. Changes made to provisions of pension or other postretirement benefit plans may also affect current and future pension and OPEB costs. Allegheny’s assumptions are supported by historical data and reasonable projections and are reviewed annually with an outside actuarial firm.

In determining its net periodic cost for pension benefits and for postretirement benefits other than pensions for 2003, Allegheny utilized a 6.5 percent discount rate and an expected long-term rate of return on plan assets of 9.0 percent. The discount rate for 2003 was reduced from 7.25 percent in 2002 while the expected long-term rate of return on plan assets remained the same as that used in 2002. The expected long-term rate of return on plan assets and the discount rate used to develop the net periodic benefit costs referred to above for 2004 are 8.5 percent and 6.0 percent, respectively. See Note 16 to the Consolidated Financial Statements for additional assumptions used in determining net periodic benefit costs and for these benefit plans in general.

In determining its liability, also referred to as the benefit obligation, for pensions and postretirement benefits other than pensions at September 30, 2003 (the measurement date), Allegheny utilized a 6.0 percent discount rate and an expected long-term rate of return on plan assets of 8.5 percent. Each of these rates have been reduced by 0.5 percent from those used in 2002. See Note 16 to the Consolidated Financial Statements for additional assumptions used in determining the benefit obligations and for these benefit plans in general.

In selecting an assumed discount rate, Allegheny reviews various corporate Aa bond yields. The 8.5 percent expected rate of return on plan assets is based on projected long-term equity and bond returns, maturities and asset allocations. The table below shows the effect that a 100 basis point increase or decrease in the 6.0 percent discount rate and 8.5 percent expected rate of return on plan assets would have on Allegheny’s pension and other postretirement benefits obligations and costs:

(In millions)	1-Percentage- Point Increase	1-Percentage- Point Decrease
Change in the discount rate:
Pension and OPEB benefit obligation	$(141.8)	$173.4
Net periodic pension and OPEB cost	(6.7)	13.6
Change in expected rate of return on plan assets:
Net periodic pension and OPEB cost	(8.8)	8.8

Long-Lived Assets: Allegheny’s consolidated balance sheets include significant long-lived assets, which are not subject to recovery under SFAS No. 71. As a result, Allegheny must generate future cash flows from such assets in a non-regulated environment to ensure that the carrying value is not impaired. Some of these assets are the result of capital investments that have been made in recent years and have not yet reached a mature life cycle. Allegheny assesses the carrying amount and potential impairment of these assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors Allegheny considers in determining if an impairment review is necessary include a significant underperformance of the assets relative to historical or projected future operating results, a significant change in Allegheny’s use of the assets or business strategy related to the assets, and significant negative industry or economic trends. When Allegheny determines that an impairment review is necessary, a comparison is made between the expected undiscounted future cash flows and the carrying amount of the asset. If the carrying amount of the asset is the larger of the two balances, an impairment loss is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. In these cases, the fair value is determined by the use of quoted market prices, appraisals, or the use of valuation techniques such as expected discounted future cash flows. Allegheny must make assumptions regarding these estimated future cash flows and other factors to determine the fair value of the respective assets. Significant changes to these assumptions could have a material effect on Allegheny’s consolidated results of operations and financial position.

First Quarter 2004 Liquidity Event

On March 8, 2004, AE and AE Supply entered into agreements (New Loan Facilities) with various credit providers to refinance and restructure the bulk of their bank debt. The New Loan Facilities provide AE Supply with a $750 million secured Term B Loan and a $500 million secured Term C Loan. The New Loan Facilities provide AE with a $300 million unsecured credit facility, which includes a $200 million revolving credit facility and a $100 million term loan facility. The proceeds of the New Loan Facilities, together with cash held by AE and AE Supply, were used to refinance existing debt outstanding under the Borrowing Facilities. The New Loan Facilities extended the maturities of, and lowered the interest rates on, AE and AE Supply’s outstanding bank debt and contain less stringent financial and other covenants than those contained in the Borrowing Facilities.

The following tables present the Borrowing Facilities, as of December 31, 2003, which were refinanced and paid by AE and AE Supply with proceeds from the New Loan Facilities. See Note 3 to the Consolidated Financial Statements for additional information and for defined terms.

(In millions)	As of December 31, 2003	As of March 8, 2004
2003 Borrowing Facilities:
Unsecured facility (a)(b)	$262	$—
Springdale Credit Facility	270	—
Refinancing Credit Facility (c)	988	—
New Money Facility	170	—

Total	1,690	—

2004 New Loan Facilities:
Term B Loan-AE Supply	—	750
Term C Loan-AE Supply	—	500
New AE Facilities (d)(e)	—	300

Total (f)	$1,690	$1,550

(a)	AE, Monongahela and West Penn are listed as the designated borrowers under this facility; however, the full facility amount was utilized by AE.
(b)	Includes outstanding letters of credit of $5 million.
(c)	Includes outstanding letters of credit of $49 million.
(d)	Includes outstanding letters of credit of $25 million.
(e)	Only $250 million of the $300 million available was utilized at inception.
(f)	AE and AE Supply contributed approximately $175 million in cash to repay the Borrowing Facilities plus additional amounts related to fees and expenses associated with the New Loan Facilities.

The following tables illustrate (in millions) the comparison of the scheduled maturities under the Borrowing Facilities to the scheduled maturities under the New Loan Facilities.

Borrowing Facilities 2003 (a):	2004	2005	2006	2007	2008	2009	2010	2011	Total
Unsecured facility	$30	$232	$—	$—	$—	$—	$—	$—	$262
Springdale credit facility	39	231	—	—	—	—	—	—	270
Refinancing credit facility	141	847	—	—	—	—	—	—	988
New Money facility	170	—	—	—	—	—	—	—	170

Total	$380	$1,310	$—	$—	$—	$—	$—	$—	$1,690

New Loan Facilities 2004 (b):	2004	2005	2006	2007	2008	2009	2010	2011	Total
Term B Loan-AE Supply	$6	$7	$7	$7	$7	$7	$7	$702	$750
Term C Loan-AE Supply	3	5	5	5	5	5	5	467	500
New AE Facilities	—	—	—	300	—	—	—	—	300

Total	$9	$12	$12	$312	$12	$12	$12	$1,169	$1,550

In addition to extending the scheduled principal payments to 2011, the closing of the New Loan Facilities resulted in a decrease in current weighted average interest rate of approximately 2.7%. This represents a decrease in projected interest expense of approximately $48 million for 2004.

(a)	As of December 31, 2003.
(b)	As of March 8, 2004.

ALLEGHENY ENERGY, INC.—RESULTS OF OPERATIONS

Income (Loss) Summary

(In millions, except per share amounts)	2003	2002	2001
Segment Basis*
Delivery and Services:
Operating revenues	$2,705.8	$3,299.1	$2,726.3
Operating income	$263.4	$285.9	$405.7
Income from continuing operations before income taxes and minority interest	$178.7	$114.9	$273.6
Income from discontinued operations, net of tax	$9.2	$1.3	$10.2
Cumulative effect of accounting changes, net of tax	$(1.2)	$(130.5)	$—
Net income (loss)	$110.6	$(46.4)	$187.5

Generation and Marketing:
Operating revenues	$965.0	$922.1	$1,901.2
Operating (loss) income	$(459.8)	$(758.5)	$545.5
(Loss) income from continuing operations before income taxes and minority interest	$(696.9)	$(907.3)	$442.4
Loss from discontinued operations, net of tax	$(34.5)	$(37.7)	$(19.4)
Cumulative effect of accounting changes, net of tax	$(19.6)	$—	$(31.1)
Net (loss) income	$(465.6)	$(586.3)	$230.3

Consolidated Basis
Net Income (Loss):
Delivery and Services	$102.6	$82.9	$177.3
Generation and Marketing	(411.5)	(548.7)	280.8
Eliminations	—	—	—

(Loss) income from continuing operations, net of tax	(308.9)	(465.8)	458.1
Loss from discontinued operations, net of tax	(25.3)	(36.4)	(9.2)
Cumulative effect of accounting changes, net of tax	(20.8)	(130.5)	(31.1)

Net (loss) income	$(355.0)	$(632.7)	$417.8

Basic Income (Loss) Per Share:
Delivery and Services	$0.81	$0.66	$1.47
Generation and Marketing	(3.25)	(4.37)	2.34
Eliminations	—	—	—

(Loss) income from continuing operations, net of tax	(2.44)	(3.71)	3.81
Loss from discontinued operations, net of tax	(0.20)	(0.29)	(0.07)
Cumulative effect of accounting changes, net of tax	(0.16)	(1.04)	(0.26)

Net (loss) income per common share	$(2.80)	$(5.04)	$3.48

Diluted Income (Loss) Per Share:
Delivery and Services	$0.81	$0.66	$1.47
Generation and Marketing	(3.25)	(4.37)	2.33
Eliminations	—	—	—

(Loss) income from continuing operations, net of tax	(2.44)	(3.71)	3.80
Loss from discontinued operations, net of tax	(0.20)	(0.29)	(0.07)
Cumulative effect of accounting changes, net of tax	(0.16)	(1.04)	(0.26)

Net (loss) income per common share	$(2.80)	$(5.04)	$3.47

*	Excludes eliminations

Discontinued Operations

Allegheny recorded losses from discontinued operations of $25.3 million, $36.4 million and $9.2 million for the years ended December 31, 2003, 2002 and 2001, respectively, related to agreements to sell, or decisions to sell, certain non-core assets. See Note 26, Assets Held for Sale and Discontinued Operations, for additional information.

Continuing Operations

The decrease in loss for 2003, before discontinued operations and cumulative effect of accounting changes, was primarily due to write-offs during 2002 related to cancelled generation projects, other investments determined to be impaired and workforce reduction expenses in 2002, none of which recurred in 2003. The decrease in loss is also attributable to increased other income and expenses, net, and reductions in operations and maintenance expense, which were partially offset by higher interest charges and reduced income tax benefits. The operating income of the Delivery and Services segment remained consistent with 2002, while the operating loss of the Generation and Marketing segment decreased as a result of increased sales to the Distribution Companies, due to increased PLR obligations, and lower purchased power and transmission costs, offset by aggregate net realized and unrealized losses (collectively, trading losses) at AE Supply. AE Supply recorded trading losses of $279.2 million, net of income taxes ($2.20 per share), during 2003, compared to trading losses of $308.1 million, net of income taxes ($2.45 per share), during 2002. Trading gains of $13.5 million, net of income taxes ($0.11 per share), during 2003, compared to trading gains of $14.7 million, net of income taxes ($0.11 per share) during 2002, were reclassified to discontinued operations as a result of the agreement to sell, or the decision to sell, the Midwest Assets as described in Note 26 below.

The trading losses for 2003 are primarily due to AE Supply’s trading activities in the Western United States energy markets, which AE Supply exited in 2003, and terminating or selling speculative energy trading positions in other national energy markets. See “Allegheny Energy Supply Company, LLC and Subsidiaries—Results of Operations—Operating Revenues,” below. The trading losses for 2002, comprised primarily of unrealized losses, reflected then current market conditions that required changes in techniques and assumptions used to determine the fair value of commodity contracts, as well as a decrease in liquidity and volatility in the energy markets in the Western United States.

The improvement in 2003 loss per share is primarily due to the lower net loss as compared to 2002, as shares outstanding remained fairly consistent with those of the prior year.

Effective January 1, 2003, Allegheny adopted Emerging Issues Task Force (EITF) Issue No. 02-3 “Recognition and Reporting of Gains and Losses on Energy Trading Contracts” (EITF 02-3) and SFAS No. 143, “Accounting for Asset Retirement Obligations.” Allegheny recorded a charge against earnings as the cumulative effect of a change in accounting principle related to EITF 02-3 of $12.2 million, net of income taxes ($19.7 million, before income taxes). This charge, related entirely to AE Supply, represents the fair value of those contracts previously accounted for under EITF Issue No. 98-10 which no longer qualify for mark-to-market accounting. Allegheny also recorded a charge against earnings for the adoption of SFAS No. 143, which provides for accounting and disclosure for retirement obligations associated with long-lived assets. Adoption of this resulted in a charge against earnings as the cumulative effect of a change in accounting principle of $8.6 million, net of income taxes ($14.0 million, before income taxes).

During 2002, the Delivery and Services segment recorded charges of $26.5 million, net of income taxes ($0.21 per share), for unregulated investments determined to be impaired and $18.8 million, net of income taxes ($0.15 per share), for the loss on the sale of Fellon-McCord and Alliance Energy Services. The Generation and Marketing segment also recorded a charge of $149.2 million, net of income taxes ($1.19 per share), for the cancellation of generation projects during 2002. In addition, the Delivery and Services segment’s earnings for 2002 were affected by an increase in purchased power and transmission expense of $59.8 million primarily due to an increase in the price per MWh paid to the Generation and Marketing segment for purchased power, as these costs were not able to be recovered in retail rates.

For 2002, Allegheny also incurred a charge of $82.3 million ($0.65 per share), consisting of $30.8 million for the Delivery and Services segment and $51.5 million for the Generation and Marketing segment, respectively, for workforce reduction costs related to Allegheny’s voluntary Early Retirement Option (ERO) program and other employee severance costs, and for restructuring charges and related asset impairment charges. In connection with the reclassification of certain costs associated with assets held for sale and discontinued operations, as described in Note 26 below, $0.3 million of workforce reduction costs related to the ERO program and other employee severance costs for the Generation and Marketing segment were reclassified for 2002 to discontinued operations.

The decrease in 2002 earnings per share reflects the decrease in net income and the effects of an increased average number of shares outstanding, due to the issuance of 14.3 million shares on May 2, 2001, and 1.3 million shares during 2002 for various Allegheny benefit plans.

In addition, during 2002, Allegheny completed its assessment of goodwill in accordance with SFAS No. 142. The assessment determined that approximately $210.1 million of goodwill, primarily related to Monongahela’s acquisitions of Mountaineer and West Virginia Power (WVP), was impaired. As a result, Allegheny recorded a charge of $130.5 million, net of income taxes ($1.04 per share), as the cumulative effect of an accounting change as of January 1, 2002.

Operating Revenues

Total operating revenues for 2003, 2002, and 2001, after the reclassification of operating revenues related to discontinued operations as more fully described in Note 26 below, were as follows:

(In millions)	2003	2002	2001
Delivery and Services:
Retail electric	$2,505.5	$2,465.3	$2,347.3
Transmission services and bulk power	135.6	162.0	212.0
Unregulated services	42.6	648.3	139.7
Other affiliated and nonaffiliated energy services	22.1	23.5	27.3

Total Delivery and Services revenues	2,705.8	3,299.1	2,726.3
Generation and Marketing:
Wholesale*	(465.3)	(509.1)	356.7
Retail, affiliated, and other	1,430.3	1,431.2	1,544.5

Total Generation and Marketing revenues	965.0	922.1	1,901.2

Eliminations	(1,488.5)	(1,477.4)	(1,462.2)

Total operating revenues	$2,182.3	$2,743.8	$3,165.3

*	In accordance with EITF 02-3, energy trading revenues are reported net, which resulted in negative revenue amounts for certain years displayed above. (See Note 4 to the Consolidated Financial Statements for additional information.)

Delivery and Services: The increase in the Delivery and Services segment’s 2003 retail electric revenues was primarily due to increased residential sales resulting from a 1.0 percent increase in the average number of customers served and a 3.2 percent increase in customer usage caused by an 8.5 percent increase in average heating degree days compared to 2002. Average heating degree days for 2003 were fairly consistent with a normal year. Cooling degree days in 2003 were 39.2 percent lower than the prior year and 14.6 percent lower than normal. The increase in the Delivery and Services segment’s 2002 retail electric revenues was primarily due to an increase in the average number of customers, an increase in customer usage due to a 2.2 percent increase in heating degree days versus the prior year and a 45.7 percent increase in cooling degree days versus the prior year, higher Pennsylvania gross receipts taxes, and a return of choice customers to full service.

Retail electric revenues include T&D revenues from customers in West Penn’s Pennsylvania, Potomac Edison’s Maryland and Virginia, and Monongahela’s Ohio distribution territories that chose alternate electricity suppliers. The following table shows the first year these regulated customers were able to choose an alternative electricity supplier:

West Penn	2000
Potomac Edison–Maryland Customers	2000
Monongahela–Ohio Customers	2001
Potomac Edison–Virginia Customers	2002

The return of customers to full service does not affect T&D sales as Allegheny determines sales on the basis of kilowatt-hours (kWh) delivered to customers regardless of their electricity supplier. However, the return of customers to full service results in an increase in revenues due to the addition of a generation charge that Allegheny had not collected while the customers were using an alternate electricity supplier.

For 2003, approximately 0.1 percent of the combined West Penn regulated customers, Potomac Edison Maryland and Virginia regulated customers, and Monongahela Ohio regulated customers chose alternate electricity generation suppliers. For 2002, approximately 0.1 percent of the combined West Penn regulated customers, Potomac Edison Maryland and Virginia regulated customers, and Monongahela Ohio regulated customers chose alternate electricity generation suppliers. For 2002, the effect on revenues of customers returning to full service was especially noticeable in the commercial and industrial classes where a higher percentage of sales were associated with choice customers returning to full service.

The Delivery and Services segment’s transmission services and bulk power revenues decreased $26.4 million for 2003, primarily due to decreases in affiliated bulk power revenue and wholesale revenue. The Delivery and Services segment’s transmission services and bulk power revenues decreased $50.0 million for 2002, primarily due to decreases in non-affiliated revenue and wholesale revenue, partially offset by increased transmission revenue. Transmission services and bulk power revenues included the sale of the output of the AES Warrior Run cogeneration facility into the open wholesale market. AE Supply started buying the output from the AES Warrior Run cogeneration facility (a subsidiary of The AES Corporation) in 2002 and the related revenues are reported as other affiliated and nonaffiliated energy services in 2002. This is the result in part of a Maryland Public Service Commission (Maryland PSC) settlement agreement with Potomac Edison, allowing full recovery from Maryland customers of the purchase power costs incurred by Potomac Edison related to the AES Warrior Run cogeneration facility in excess of the value of the power sold in the open market. The decrease in the Delivery and Services segment’s transmission services and bulk power revenues for 2002 was partially offset by an $18.3 million increase in transmission revenues resulting from Allegheny joining the PJM Interconnection, LLC (PJM) power market.

The Delivery and Services segment’s unregulated services revenues decreased $605.7 million for 2003 as a result of the sale of Alliance Energy Services in December 2002. These revenues increased $508.6 million for 2002, primarily due to revenues from Alliance Energy Services, which was acquired by Allegheny Ventures on November 1, 2001 and subsequently sold in December 2002, and also due to revenues recognized for Allegheny Energy Solutions’ agreement to provide seven natural gas-fired turbine generators to the South Mississippi Electric Power Association (SMEPA).

Generation and Marketing: The Generation and Marketing segment’s revenues increased slightly in 2003 as a result of increased sales to meet increased PLR obligations of the Distribution Companies and reduced trading losses on commodity contracts of $39.0 million at AE Supply, as compared to 2002. An additional $1.9 million of trading gains on commodity contracts in 2003 have been reclassified to discontinued operations. The revenues for 2002 decreased $979.1 million as compared to 2001, primarily due to losses with respect to our trading positions in wholesale energy markets nationwide, which included an $874.3 million increase in trading losses on commodity contracts at AE Supply. An additional $3.8 million of trading gains for 2002 have been reclassified to discontinued operations. See the discussion of the changes in trading activities and strategy, below.

Strategy Change In 2003

AE Supply has changed its energy marketing and trading activities to focus on reducing risk, optimizing the operations of its generating facilities, and prudently managing and protecting the value associated with the existing positions in AE Supply’s energy marketing and trading portfolio. Allegheny worked throughout 2003 to accomplish AE Supply’s exit from the Western United States energy markets, as well as all other speculative trading positions. The positions based in the Western United States had been a substantial source of earnings and cash flow volatility and risk, and trading in these markets did not fit with Allegheny’s intentions to focus on its core business.

In June 2003, AE Supply entered into a settlement agreement with the State of California to resolve the state’s litigation regarding its power supply contracts with the California Department of Water Resources (CDWR). The terms of the settlement reduced the volume of power to be delivered from 2005-2011 and reduced the sale price of off-peak power to be delivered from 2004-2011, which in turn substantially reduced the value of the contract. As a result of this settlement, AE Supply recorded, as part of its net revenues, a loss of $152.2 million relating to a decrease in the fair value of the CDWR contract at that time.

On September 15, 2003, AE Supply and its subsidiary, Allegheny Trade Finance (ATF), sold the CDWR contract and associated hedge transactions, to J. Aron & Company, a subsidiary of The Goldman Sachs Group, Inc., for approximately $354 million. Allegheny applied $214 million of the sale proceeds to required payments under agreements entered into to terminate tolling agreements with Williams Energy Marketing and Trading Company (Williams) and Las Vegas Cogeneration II (LV Cogen), a unit of Black Hills Corporation, as described below. Allegheny will apply an additional $28 million of the proceeds to make required payments In March and September of 2004 under the agreement with Williams. Approximately $26 million is being held in a pledged account for the benefit of AE Supply’s creditors. Approximately $71 million of the sale proceeds were placed in escrow for the benefit of J. Aron & Company, pending Allegheny’s fulfillment of certain post-closing requirements, primarily AE Supply providing a performance guarantee for ATF. On March 3, 2004 AE Supply issued this guarantee and the funds were released from escrow, which will result in the recognition of a gain of approximately $68 million in the first quarter of 2004. Approximately $15 million of sale proceeds were used to partially offset certain of the hedges related to the CDWR contract and to pay fees and expenses associated with the transaction.

In July, AE Supply entered into a conditional agreement with Williams to terminate its 1,000 MW tolling agreement. Allegheny made a $100 million payment to Williams after the sale of the CDWR contract. Allegheny will make two payments of $14 million each to Williams, one in March and one in September 2004. The tolling agreement will terminate when the final $14 million payment is made.

In September 2003, AE Supply terminated its 222 MW tolling agreement with LV Cogen. Allegheny made a $114 million termination payment to LV Cogen after the sale of the CDWR Contract.

AE Supply exited the Western United States energy trading markets, including all related contracts and hedge agreements. As a result, Allegheny recorded a net loss of approximately $535.2 million for the year ended December 31, 2003. This loss is recorded as a component of net revenues in the consolidated statements of operations for 2003. This loss does not include the approximately $71 million of proceeds from the sale of the CDWR contract that were placed in escrow.

AE Supply has reoriented its trading operations from high-volume financial trading in national markets to asset optimization and hedging within its region. Exiting the Western United States energy markets, together with terminating or selling speculative trading positions in all other national energy markets, has enabled AE Supply to reduce its long-term trading-related cash outflows and collateral obligations. AE Supply is seeking to concentrate its efforts in the PJM, Midwest, and Mid-Atlantic markets where it has a physical presence and greater market knowledge. AE Supply’s strategy is to conduct asset optimization and hedging activities with the primary objective of locking in cash flows associated with AE Supply’s portfolio of core physical generating and load positions.

As part of refocusing its activities, AE Supply moved its energy marketing operations from New York to Monroeville, Pennsylvania in May 2003. This transition resulted in ongoing cost savings and improved integration with AE Supply’s generation activity. The reduced staffing levels reflect the newly revised focus of the asset based optimization and hedging strategy. Management believes that the generation operations can be enhanced by locating their optimization and hedging personnel closer to management responsible for AE Supply’s generating assets. Personnel involved in the separate functions can be cross-trained and will be better positioned to enhance the relationship between and two functions.

Operating Expenses

Fuel Consumed in Electric Generation: Fuel consumed in electric generation, all within the Generation and Marketing segment, for 2003, 2002, and 2001 was $592.0 million, $576.6 million, and $542.3 million, respectively. Fuel consumed in electric generation represents the cost of coal, natural gas, and oil burned for electric generation. Fuel consumed in electric generation of $2.3 million, $15.4 million, and $18.1 million has been reclassified to discontinued operations for 2003, 2002, and 2001, respectively. Total fuel expenses increased by $15.4 million for 2003 primarily due to increased average fuel prices. The increase in average fuel prices increased fuel expense by approximately 4.0 percent.

Total fuel consumed in electric generation increased $34.3 million for 2002, primarily due to increased average fuel prices. The increased average fuel prices increased fuel expense by approximately 5.9 percent for 2002.

Purchased Power and Transmission: Purchased power and transmission represents power purchases from, and exchanges with, other companies and purchases from qualified facilities under the Public Utility Regulatory Policies Act of 1978 (PURPA) and consists of the following items:

(In millions)	2003	2002	2001
Delivery and Services:
From PURPA generation*	$196.4	$200.2	$191.6
Other purchased power	1,512.8	1,473.9	1,422.7

Total purchased power for Delivery and Services	1,709.2	1,674.1	1,614.3
Generation and Marketing purchased power and transmission	76.1	132.4	160.3
Eliminations	(1,472.4)	(1,460.0)	(1,467.5)

Total purchased power and transmission	$312.9	$346.5	$307.1

* PURPA cost (cents per kWh)	5.6	5.6	5.4

For 2003, the Delivery and Services segment’s purchased power from PURPA generation decreased $3.8 million primarily due to the receipt of a contractually authorized payment in accordance with certain contract provisions at one of the hydro facilities that supply power to Monongahela under PURPA. This was partially offset by an overall 6.1 percent increase in MWh’s generated by other generation facilities from which Allegheny is required to purchase under PURPA. The PURPA cost, on a cents per kWh basis, reflected in the above table does not reflect the receipt of the contractually authorized proceeds from the PURPA hydro facility described above.

The Delivery and Services segment’s other purchased power primarily consists of West Penn’s, Potomac Edison’s, and Monongahela’s purchases of energy from AE Supply. Pursuant to long-term power sales agreements that are approved by the FERC, AE Supply provides West Penn, Potomac Edison, and Monongahela with the amount of electricity, up to their PLR retail load, that they may demand. These agreements have a fixed price, as well as a market-based pricing component. The amount of electricity purchased under these agreements subject to the market-based pricing component escalates each year through the regulated utility subsidiaries’ electric deregulation transition periods. The increases in the Delivery and Services segment’s other purchased power for 2003 and 2002 were primarily due to an increase in AE Supply prices, resulting from the market-based pricing component of the agreements, which has no overall effect on net revenues for Allegheny.

For the Generation and Marketing segment, purchased power and transmission of $0.4 million has been reclassified to discontinued operations for each of 2003 and 2002. The decreases in the Generation and Marketing segment’s purchased power and transmission of $56.3 million and $27.9 million for 2003 and 2002, respectively, were primarily due to decreases in purchases made in support of physical energy supply commitments. The decreases in the Generation and Marketing segment’s purchased power and transmission for 2003 and 2002 reflect the decrease in wholesale market prices and additional generating capacity available for sale in the PJM market, as well as AE Supply’s exit from the retail energy business in 2002.

The elimination for purchased power and transmission between the Delivery and Services segment and the Generation and Marketing segment is necessary to remove the effect of affiliated purchased power and, prior to Allegheny joining PJM in April 2002, transmission expenses.

Cost of Utility Gas Sold: Cost of utility gas sold for 2003, 2002 and 2001 was as follows:

(In millions)	2003	2002	2001
Delivery and Services	$—	$526.3	$81.1
Generation and Marketing	—	—	8.0

Total cost of utility gas sold	$—	$526.3	$89.1

For the Delivery and Services segment, cost of utility gas sold of $203.5 million, $134.0 million, and $128.0 million has been reclassified to discontinued operations for 2003, 2002, and 2001, respectively.

Cost of utility gas sold represents the cost of natural gas for delivery to customers. The decrease in cost of utility gas sold of $526.3 million for 2003 was primarily due to the sale of Alliance Energy Services in December 2002, which historically accounted for a majority of the cost of utility gas sold.

The increase in cost of utility gas sold of $437.2 million for 2002 was primarily due to purchases made by Alliance Energy Services, which was acquired in November 2001 and subsequently sold in December 2002.

Workforce Reduction Expenses: Workforce reduction expenses for 2002 were $107.3 million comprised of $51.1 million for the Delivery and Services segment and $56.2 million for the Generation and Marketing segment.

In July 2002, Allegheny announced a restructuring plan to reduce long-term expenses. The restructuring activities included a company-wide workforce reduction. Allegheny achieved workforce reductions of approximately 10 percent primarily through a voluntary Early Retirement Option (ERO) program and selected staff reductions. The ERO program offered enhanced pension and medical benefits. The costs for the workforce reduction under the ERO program were determined in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” For 2002, approximately 600 eligible employees accepted the ERO program, resulting in a charge of $82.3 million, before income taxes ($49.4 million, net of income taxes). Allegheny offered a Staffing Reduction Separation Program (SRSP) for employees whose positions were being eliminated as part of the workforce reductions and severance for certain energy trading employees.

The SRSP provided for severance and other employee-related costs. For the year ended December 31, 2002, Allegheny recorded a charge of $25.0 million, before income taxes ($15.3 million, net of income taxes), related to the SRSP for approximately 80 employees whose positions were eliminated.

For the Generation and Marketing segment, workforce reduction expense of $0.3 million has been reclassified to discontinued operations for 2002.

Operations and Maintenance: Operations and maintenance expense for 2003, 2002, and 2001 was as follows:

(In millions)	2003	2002	2001
Delivery and Services	$454.5	$494.3	$397.1
Generation and Marketing	538.2	701.4	429.3
Eliminations	(7.3)	(9.2)	(4.8)

Total operations and maintenance	$985.4	$1,186.5	$821.6

Operations and maintenance expense of $58.1 million, $50.8 million, and $52.4 million has been reclassified to discontinued operations for 2003, 2002, and 2001, respectively. Of these amounts, $47.4 million, $41.1 million, and $46.5 million were related to the Delivery and Services segment and $10.7 million, $9.7 million, and $5.9 million were related to the Generation and Marketing segment.

Operations and maintenance expense primarily includes salaries and wages, employee benefits, materials and supplies, contract work, outside services, and other expenses. Operations and maintenance expense for the Delivery and Services segment decreased $39.8 million for 2003. The decrease in operations and maintenance expense of $163.2 million for the Generation and Marketing segment for 2003 was primarily due to impairment charges recorded in 2002, as described below, that did not recur in 2003. In addition, reduced rent expenses and other charges associated with the relocation of the segment’s energy trading operations contributed to the decrease. These decreases were partially offset by additional lease termination costs, higher costs associated with outside services and employee benefits.

Operations and maintenance expense for the Delivery and Services segment increased $97.2 million for 2002. The increase in the Generation and Marketing segment’s operations and maintenance expense of $272.1 million for 2002 was primarily due to Allegheny recording charges of $244.0 million, before income taxes, for cancelled generation projects. The increase in operations and maintenance expense for the Generation and Marketing segment also includes the reorganization of Allegheny’s trading division, which resulted in a charge of approximately $21.0 million, before income taxes, related to costs associated with its relocation from New York to Monroeville, Pennsylvania, plus a $7.9 million loss for the abandoned leasehold improvements at the New York office. See Note 8 to the Consolidated Financial Statements for additional information regarding restructuring charges.

Depreciation and Amortization: Depreciation and amortization expenses for 2003, 2002, and 2001 were as follows:

(In millions)	2003	2002	2001
Delivery and Services	$152.2	$145.3	$132.2
Generation and Marketing	134.0	120.7	132.2
Eliminations	—	—	—

Total depreciation and amortization	$286.2	$266.0	$264.4

Depreciation and amortization expense of $40.7 million, $42.5 million, and $37.1 million has been reclassified to discontinued operations for 2003, 2002, and 2001, respectively. Of these amounts, $10.0 million, $12.0 million, and $16.8 million were related to the Delivery and Services segment and $30.7 million, $30.5 million, and $20.3 million were related to the Generation and Marketing segment.

Total depreciation and amortization expenses increased $20.2 million and $1.6 million for 2003 and 2002, respectively. The increase in 2003 was primarily due to additions of facilities in both the Delivery and Services and Generation and Marketing segments. The increase in 2002 was primarily due to additions of facilities in the Delivery and Services segment, partially offset by the elimination of goodwill amortization. Effective January 1, 2002, Allegheny adopted SFAS No. 142 and, accordingly, ceased the amortization of all goodwill. Allegheny recorded goodwill amortization of $21.5 million for 2001, which related to its acquisition of the energy trading business on March 16, 2001.

Taxes Other Than Income Taxes: Taxes other than income taxes for 2003, 2002, and 2001 were as follows:

(In millions)	2003	2002	2001
Delivery and Services	$128.1	$119.4	$107.3
Generation and Marketing	75.8	85.2	93.7
Eliminations	—	—	—

Total taxes other than income taxes	$203.9	$204.6	$201.0

Taxes other than income taxes of $21.1 million, $21.2 million, and $15.4 million have been reclassified to discontinued operations for 2003, 2002, and 2001, respectively. Of these amounts, $19.2 million, $18.0 million, and $14.7 million were related to the Delivery and Services segment and $1.9 million, $3.2 million, and $0.7 million were related to the Generation and Marketing segment.

Taxes other than income taxes primarily includes gross receipts taxes, payroll taxes, property taxes, and capital stock/franchise taxes. Total taxes other than income taxes were relatively consistent in 2003 compared to 2002.

Total taxes other than income taxes increased $3.6 million for 2002, primarily due to an increase in the gross receipts tax rate from 4.4 percent to 5.9 percent for electric distribution companies in Pennsylvania, including West Penn.

Other Income and Expenses, Net

Other income and expenses, net, represent nonoperating income and expenses before income taxes. Other income and expenses, net, increased $153.4 million for 2003 primarily due to a gain of $75.8 million related to the reapplication of SFAS No. 71, which occurred in 2003, and impairment charges related to unregulated investments and losses on the sales of Fellon-McCord and Alliance Energy Services recorded in 2002 that did not recur in 2003. Other income and expenses, net, decreased $64.4 million for 2002 primarily due to a charge of $44.7 million for unregulated investments determined to be impaired and a loss of $31.5 million on the sale of Fellon-McCord and Alliance Energy Services. These charges were partially offset by gains on Canaan Valley land sales of $22.4 million recognized by Monongahela and West Penn. See Note 22 to the Consolidated Financial Statements for additional details.

Other income of $0.4 million, $1.0 million and $0.1 million has been reclassified to discontinued operations for 2003, 2002, and 2001, respectively. The other income of $0.4 million reclassified to discontinued operations for 2003 was related to interest and dividend income for the Delivery and Services segment. The other income of $1.0 million reclassified to discontinued operations for 2002 was related to interest and dividend income and other income, of which $0.8 million was for the Delivery and Services segment and $0.2 million was for the Generation and Marketing segment. The other income of $0.1 million reclassified to discontinued operations for 2001 related to interest and dividend income and other income for the Generation and Marketing segment.

Interest Expense and Preferred Dividends

Interest expense and preferred dividends for 2003, 2002, and 2001 was as follows:

(In millions)	2003	2002	2001
Delivery and Services	$126.9	$128.2	$150.1
Generation and Marketing	301.0	149.1	114.0
Eliminations	(0.1)	(5.0)	(11.9)

Total interest expense and preferred dividends	$427.8	$272.3	$252.2

Interest expense of $38.5 million, $32.3 million, and $25.5 million has been reclassified to discontinued operations for 2003, 2002, and 2001, respectively. Of these amounts, $8.9 million, $9.0 million, and $10.0 million were related to the Delivery and Services segment and $29.8 million, $23.4 million, and $15.5 million were related to the Generation and Marketing segment.

The increase in interest expense and preferred dividends of $155.5 million and $20.1 million for 2003 and 2002, respectively, resulted primarily from increased average long-term and short-term debt outstanding. The increase in average outstanding debt was the result of financing AE Supply’s trading losses and generating facilities in Springdale, Pennsylvania and St. Joseph, Indiana. To a lesser extent, higher interest rates resulting from Allegheny’s lower credit rating also contributed to increased interest costs. The increase in average long-term debt outstanding was primarily the result of AE and AE Supply refinancing their debt with the issuance of the Borrowing Facilities in February and March 2003. The increase in average long-term debt for 2002 was primarily the result of AE Supply issuing $1.4 billion of notes and bonds, which were subsequently refinanced with the Borrowing Facilities.

The eliminations for 2003, 2002, and 2001 were to remove the effect of interest expense on affiliated loans between the Delivery and Services segment and the Generation and Marketing segment.

For additional information regarding Allegheny’s short-term and long-term debt, see the consolidated statements of capitalization and Notes 3 and 15 to the Consolidated Financial Statements. Also, see “Financial Condition, Requirements and Resources-Liquidity and Capital Requirements” for additional information concerning Allegheny’s debt restructuring in 2003 and “First Quarter 2004 Liquidity Event” for additional information concerning Allegheny’s debt refinancing in March 2004.

Income Tax (Benefit) Expense

Income tax related to continuing operations was a benefit of $202.2 million for 2003, a benefit of $313.1 million for 2002, and an expense of $255.5 million for 2001. The effective tax rates for continuing operations were 39.0 percent, 39.5 percent, and 35.7 percent for 2003, 2002, and 2001, respectively. The effective tax rates for 2003 and 2002 are higher than the federal statutory tax rate primarily as a result of the effect of state income taxes, the reapplication of SFAS No. 71, and the amortization of deferred investment tax credits. These increases to the effective tax rate were partially offset by tax benefits related to depreciation. The effective tax rate for 2001 did not differ significantly from the federal statutory tax rate.

Federal income tax returns through 1997 have been examined by the Internal Revenue Service (IRS) and settled. Allegheny’s Federal income tax returns for 1998 through 2001 are currently being examined by the IRS. Management believes that its accrued tax liabilities are adequate and that any settlement related to such examination is not expected to have a material impact on Allegheny’s consolidated statement of operations, financial position or cash flow.

Note 14 to the Consolidated Financial Statements provides a further analysis of income taxes.

Minority (Benefit) Interest

Minority (benefit) interest was $(7.2) million, $(13.5) million, and $2.3 million for 2003, 2002, and 2001, respectively, which primarily represents Merrill Lynch’s equity membership interest in AE Supply.

Cumulative Effect of Accounting Changes, Net

As a result of adopting SFAS No. 143 on January 1, 2003, Allegheny recorded a charge of $8.6 million, net of income taxes, as the cumulative effect of an accounting change as of January 1, 2003. See Note 10 to the Consolidated Financial Statements for additional information.

As a result of adopting EITF 02-3, on January 1, 2003, Allegheny recorded a charge of $12.2 million, net of income taxes, as the cumulative effect of an accounting change. See Note 4 to the Consolidated Financial Statements for additional information.

As a result of adopting SFAS No. 142 on January 1, 2002, Allegheny recorded a charge of $130.5 million, net of income taxes, as the cumulative effect of an accounting change as of January 1, 2002. See Note 7 to the Consolidated Financial Statements for additional information.

At January 1, 2001, AE Supply had certain option contracts that met the derivative criteria in SFAS No. 133, which did not qualify for hedge accounting. In accordance with SFAS No. 133, AE Supply recorded a charge of $31.1 million against earnings, net of income taxes ($52.3 million, before income taxes), for these contracts as a change in accounting principle on January 1, 2001. See Note 9 to the Consolidated Financial Statements for additional information.

Other Comprehensive (Loss) Income

The components of other comprehensive (loss) income include an adjustment related to the recognition of a minimum pension liability, change in fair value of available-for-sale securities and cash flow hedges. For 2003, the adjustment related to the minimum pension liability of $62.1 million, net of income taxes, which increased other comprehensive loss. This adjustment was primarily due to an increase in the pension obligation caused by a 33.7 percent increase in the actuarial loss, and a decrease in the discount rate used to determine the benefit obligation from 6.50 percent in 2002 to 6.00 percent in 2003. In 2002, the adjustment related to the minimum pension liability of $29.5 million, net of income taxes, which increased other comprehensive loss. This adjustment was primarily due to the performance of the pension plan assets and an increase in the pension obligation due to a decrease in the discount rate used to determine the benefit obligation from 7.25 percent in 2001 to 6.50 percent in 2002. In addition, other comprehensive loss included an unrealized gain for 2002 of $17.9 million, net of income taxes, for cash flow hedges.

FINANCIAL CONDITION, REQUIREMENTS AND RESOURCES

Liquidity and Capital Requirements

To meet cash needs for operating expenses, the payment of interest, retirement of debt, and acquisitions and construction programs, Allegheny and its subsidiaries have used internally generated funds (net cash provided by operations less common and preferred dividends) and external financings, including the sale of common and preferred stock, debt instruments, installment loans, and lease arrangements. The timing and amount of external financings depend primarily upon economic and financial market conditions, Allegheny’s and its subsidiaries’ cash needs, and capital structure objectives of Allegheny. The availability and cost of external financings depend upon the financial condition of the companies seeking those funds and market conditions.

During February and March 2003, Allegheny issued $2,397.8 million of long-term debt (including letters of credit) to repay short-term and long-term indebtedness and for other corporate purposes.

This aggregate amount, referred to as the Borrowing Facilities, is shown below by registrant (see Note 3 to the Consolidated Financial Statements for the defined terms of these facilities):

(In millions)	AE	AE Supply	Monongahela	Total
Unsecured facility (a)	$305.0	$—	$—	$305.0
Unsecured credit facility	25.0	—	10.0	35.0
Refinancing Credit Facility	—	987.7	—	987.7
Credit facility	—	420.0	—	420.0
Springdale Credit facility	—	270.1	—	270.1
Amended Notes	—	380.0	—	380.0

Total	$330.0	$2,057.8	$10.0	$2,397.8

(a)	AE, Monongahela and West Penn are listed as the designated borrowers under this facility; however, AE had utilized the full facility amount.

Of the amounts listed above, the $25.0 million unsecured credit facility at AE was repaid in July 2003, $33.0 million of the $305.0 million unsecured credit facility at AE was repaid during 2003, and $250 million of the $420 million credit facility at AE Supply was repaid in December 2003. The $10 million unsecured credit facility at Monongahela was renegotiated as part of a $55 million revolving facility of which $53.6 million was drawn and the remainder is no longer available.

Redemptions of all other indebtedness, by registrant, during 2003 are listed below:

(In millions)	AE Supply	Monongahela	West Penn	AGC	Total
Medium Term Notes	$120.0	$43.5	$—	$—	$163.5
Note Purchase Agreements	61.5	3.4	—	—	64.9
Pollution Control Bonds	2.9	16.2	—	—	19.1
Debentures	—	—	—	50.0	50.0
Transition Bonds	—	—	76.0	—	76.0

Total	$184.4	$63.1	$76.0	$50.0	$373.5

Allegheny may seek to engage in further financings to support capital expenditures and to maintain working capital. In addition, Allegheny’s wholesale marketing, energy trading, fuel procurement, and risk management activities require direct and indirect credit support. As of December 31, 2003, Allegheny had total indebtedness of $5,725.9 million.

Private Placement. On July 24, 2003, Allegheny raised $291 million ($275 million after deducting various fees and placement agents’ commissions) from the issuance to Allegheny Capital Trust I, a special purpose finance subsidiary of AE (Capital Trust), of units comprised of $300 million principal amount of 11 7/8% Notes due 2008 and warrants for the purchase of up to 25 million shares of AE’s common stock, exercisable at $12 per share. The warrants are mandatorily exercisable if AE’s common stock price equals or exceeds $15 per share over a specified averaging period occurring after June 15, 2006. The warrants are attached to the notes and may be exercised only through the tender of the notes. Capital Trust obtained the proceeds required to purchase the units by issuing $300 million total liquidation amount of its 11 7/8% Mandatorily-Convertible Trust Preferred Securities to investors in a private placement. The preferred securities entitle the holders to distributions on a corresponding principal amount of notes and to direct the exercise of warrants attached to the notes in order to effect the conversion of the preferred securities into AE common stock. AE guarantees Capital Trust’s payment obligations on the preferred securities. In accordance with GAAP, Allegheny’s consolidated balance sheet reflects the notes as long-term debt. The notes and AE’s guarantee of the preferred securities are subordinated only to the AE indebtedness arising under the New Loan Facilities (as described in “First Quarter 2004 Liquidity Event”) .

Asset Sales

Conemaugh Generating Station. On June 27, 2003, AE Supply completed the sale of its 83 MW share of the coal-fired Conemaugh Generating Station, located near Johnstown, Pennsylvania, to a subsidiary of UGI Corporation, for approximately $46.3 million in cash and a contingent amount of $5.0 million which was received on March 3, 2004 after satisfaction of certain post-closing obligations. The sale resulted in a loss to AE Supply of $28.5 million before income taxes in 2003, without considering the contingent amount.

Fellon-McCord and Alliance Energy Services, LLC. Effective December 31, 2002, Allegheny Ventures sold Fellon-McCord, its natural gas and electricity consulting and management services firm, and Alliance Energy Services, LLC (Alliance Energy Services), a provider of natural gas supply and transportation services, to Constellation Energy Group for approximately $21.8 million. The proceeds from this sale were received in January, 2003.

Land Sales. In July 2003, West Penn, through its subsidiary, The West Virginia Power & Transmission Company, completed the sale of approximately 5,600 acres of land in Preston County, West Virginia to Allegheny Wood Products, Inc., which is not affiliated with Allegheny, for a net sales price of $9.6 million.

Terminated Trading Payments

In 2002, AE Supply was in default under its principal credit agreement after it declined to post additional collateral in favor of several trading counterparties. This default resulted in 24 trading counterparties terminating trades with Allegheny by December 31, 2002. Of these trading counterparties, Allegheny settled with nine counterparties for a net cash inflow of $6.8 million in 2002. As of December 31, 2002, Allegheny had recorded accounts receivable of $9.0 million for payments due from terminated trading counterparties and had recorded accounts payable of $40.6 million due to terminated trading counterparties. In early 2003, Allegheny established and maintained payment schedules with the remaining counterparties and settled the $40.6 million of accounts payable amounts and collected the $9.0 million of accounts receivable amounts during 2003. There were no amounts outstanding as of December 31, 2003 related to this matter.

Other Matters Concerning Liquidity and Capital Requirements

Allegheny has various obligations and commitments to make future cash payments under contracts such as debt instruments, lease arrangements, fuel agreements, and other contracts. The tables below provide a summary of the payments due by period for these obligations and commitments, by registrant, as of December 31, 2003 without taking into regard the New Loan Facilities entered into in March 2004 (See “First Quarter 2004 Liquidity Event”). This table does not include capacity contract commitments that were accounted for under fair value accounting, as discussed under “Operating Revenues,” or contingencies.

	Payments Due by Period
Contractual Cash Obligations and Commitments (In millions)	Payments by December 31, 2004	Payments from January 1, 2005, to December 31, 2006	Payments from January 1, 2007, to December 31, 2008	Payments from January 1, 2009, and beyond	Total
Long-term debt due within one year	$544.8	$—	$—	$—	$544.8
Long-term debt*	—	2,114.2	940.8	2,094.4	5,149.4
Short-term debt	53.6	—	—	—	53.6
Capital lease obligations	13.6	24.9	7.5	1.0	47.0
Operating lease obligations	10.6	14.0	10.2	35.8	70.6
PURPA purchased power	199.7	407.3	419.9	4,070.3	5,097.2
Fuel purchase commitments	389.1	351.3	62.3	—	802.7

Total	$1,211.4	$2,911.7	$1,440.7	$6,201.5	$11,765.3

*	Does not include unamortized debt expense, discounts, premiums, and terminated interest rate swaps that were accounted for as fair value hedges under SFAS No. 133 (See Note 9 to the Consolidated Financial Statements).

Allegheny’s aggregate capital expenditures, including construction expenditures for it and all of its subsidiaries for 2004 and 2005, are estimated at $301.8 million and $341.9 million, respectively. These estimated expenditures include $72.0 million and $125.5 million, respectively, for environmental control technology. See Note 24 to the Consolidated Financial Statements for additional information.

Off-Balance Sheet Arrangements

Allegheny does not have off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on their financial condition, revenues, expenses, results of operations, liquidity, capital expenditures, or capital resources.

Cash Flows

Internal generation of cash, consisting of cash flows from operations reduced by common and preferred dividends was $370.1 million in 2003, compared with $175.3 million in 2002.

During 2003 and 2002, cash flows from operations were $370.1 million and $325.8 million, respectively. Significant cash flows from operating activities included:

2003:

•	$47.7 million in payments to terminate various energy trading contracts;

•	$354 million in proceeds from the sale of the CDWR contract, and related hedges, to J. Aron & Company;

•	$214 million in payments to Williams and LV Cogen to terminate two tolling agreements;

•	$64.9 million in payments for contributions to Allegheny’s plans for pensions and postretirement benefits other than pensions;

•	$267 million in proceeds associated with refunds related to federal and state income taxes;

•	$434 million in payments for interest associated with various borrowing agreements;

•	$20 million in payments to consultants and other outside service providers; and

•	$19.5 million in payments for various restructuring charges related to 2002 activity.

2002:

•	$139.4 million in payments as a result of settling energy trading contracts;

•	$5.3 million in payments for contributions to Allegheny’s plans for pensions and postretirement benefits other than pensions;

•	$220 million in proceeds associated with refunds related to federal and state income taxes;

•	$289.9 million in payments for interest associated with various borrowing agreements; and

•	$10 million in payments for various restructuring charges.

During 2003 and 2002, cash flows used in investing were $546.2 million and $378.8 million, respectively. Significant cash flows used in investing activities included:

2003:

•	$318.4 million for the acquisition of the Springdale generating facility;

•	$254.5 million for construction expenditures; and

•	$57.6 million in proceeds from the sales of assets during 2003.

2002:

•	$403.1 million for construction expenditures; and

•	$22.3 million in proceeds from the sale of a business during 2002.

During 2003 and 2002, cash flows from financing were $500.5 million and $219.2 million, respectively. Significant cash flows from financing activities included:

2003:

•	$2,397.8 million in proceeds from the issuance of debt under the Borrowing Facilities;

•	$1,637.8 million in payments for the repayment of short-term debt;

•	$373.5 million in payments for the retirement of notes, bonds, and other long-term debt;

•	$308 million in payments for the retirement of various amounts under the Borrowing Facilities; and

•	$46.4 million in payments for costs associated with the Borrowing Facilities.

2002:

•	$730 million in proceeds from the issuance of notes, bonds, and other long-term debt;

•	$740 million in payments for the retirement of notes, bonds, and other long-term debt; and

•	$150.6 million in payments for cash dividends paid on common stock.

Financing

Common Stock:

There were an insignificant number of shares issued during 2003 in accordance with AE’s Dividend Reinvestment and Stock Purchase Plan, Long-Term Incentive Plan, and Employee Stock Ownership and Savings Plan. During 2002, AE issued 1.3 million shares of its common stock for $26.7 million under these benefit plans.

There were no other shares of common stock repurchased in 2003 and 2002.

On May 2, 2001, AE completed a public offering of its common stock, selling a total of 14.3 million shares at $48.25 per share. A portion of the net proceeds of approximately $667.0 million was used to partially fund AE Supply’s acquisition of generating facilities located in the Midwest.

Long-term Debt: See Note 3 to the Consolidated Financial Statements for additional details regarding debt issued and redeemed during 2003, 2002, and 2001, and the New Loan Facilities entered into in March 2004.

Short-term Debt: Allegheny has $53.6 million of short-term debt outstanding at December 31, 2003, which represents a bridge loan outstanding at Monongahela that has a term of 364 days, and was issued in September 2003. As a result of the New Loan Facilities, AE, under its $200 million revolving credit facility, will have the ability to issue $100 million of letters of credit. See Note 15 to the Consolidated Financial Statements for additional details regarding short-term debt activity during 2002 and 2001.

Operating Lease Transactions: In November 2001, AE Supply entered into an operating lease transaction to finance construction of a 630 MW generating facility in St. Joseph County, Indiana. As of December 31, 2002, AE Supply recorded the facility on its consolidated balance sheet as a result of lessor reimbursement for construction expenditures. As a result, AE Supply recorded approximately $415.5 million of debt related to this obligation, including costs associated with terminating the project, on its consolidated balance sheet at December 31, 2002. In February 2003, AE Supply purchased the project by assuming $380.0 million of the lessor’s long-term debt (the A-Notes) and paying an additional $35.5 million. See Note 3 “Capitalization” to the Consolidated Financial Statements for additional information. Following the purchase of the facility, Allegheny terminated the project resulting in a write-off of $192.0 million, before income taxes ($118.4 million, net of income taxes).

In November 2000, AE Supply entered into an operating lease transaction to finance construction of a 540 MW generating facility in Springdale, Pennsylvania. In February 2003, AE Supply purchased the facility for $318.4 million financed with debt, which was part of the Borrowing Facilities. The facility went into commercial operation in July 2003. This facility includes two natural gas-fired combustion turbines and one steam turbine. The Springdale facility was the final active new facility construction project in AE Supply’s pipeline. AE Supply has suspended or terminated all other commenced and planned new facility construction activities.

Change in Credit Ratings

On May 8, 2003, Standard and Poor’s Ratings Services (S&P) lowered its corporate credit rating on AE, AE Supply and other subsidiaries. AE’s corporate credit rating was lowered to “B” from “BB-” and all ratings were removed from Credit Watch and placed on negative outlook. S&P quoted a reliance on asset sales under challenging industry conditions to bolster liquidity as the basis for its negative outlook. AE Supply’s senior unsecured rating was downgraded to “CCC+.” On February 17, 2004, S&P reaffirmed its ratings and moved the outlook to stable and provided ratings for the New Loan Facilities.

On July 1, 2003, Moody’s Investor’s Service (Moody’s) downgraded AE’s senior unsecured ratings to “B2” from “B1” and AE Supply’s senior unsecured ratings to “B3” from “B1.” The ratings of the utility affiliates were also downgraded, with all ratings under review for possible further downgrade. Moody’s rating action reflected its concerns regarding Allegheny’s liquidity and limited financial flexibility in the near and intermediate term, weak operating cash flow relative to consolidated debt levels, pressures on cash flow and earnings due to the renegotiated power sales contract and execution risk with Allegheny’s plan to meet the debt repayment schedule and strengthen its balance sheet.

On January 28, 2004, Moody’s affirmed the ratings of AE, AE Supply and other subsidiaries while moving the outlook to stable. On February 12, 2004, Moody’s assigned ratings to the New Loan Facilities and upgraded AE Supply’s Statutory Trust Secured Debt to “B1” from “B2.”

On February 12, 2004, Fitch IBCA Ratings Services (Fitch) affirmed the ratings of AE, AE Supply and other subsidiaries while moving the outlook to stable. In addition, Fitch assigned ratings to the New Loan Facilities and upgraded AE Supply’s Statutory Trust Secured Debt to “BB-” from “B+.”

The following table lists the credit ratings, by registrant, of Allegheny. See Note 3 to the Consolidated Financial Statements for a description of the defined debt terms at AE and AE Supply under the New Loan Facilities.

Outlook Effective Date	Moody’s Stable	S&P Stable	Fitch Stable
	February 12, 2004	February 17, 2004	February 12, 2004
AE
Unsecured debt	B2	CCC+	BB-
Trust preferred securities	B3	CCC+	B+
AE Supply
Unsecured debt	B3	CCC+	B-
Term B Loans (including Term B Springdale Loan) and Term C Loan	B1	B	BB-
Pollution Control Bonds	NR	NR	AAA
AE Supply Statutory Trust–Secured Debt	B1	NR	BB-
Monongahela
First Mortgage Bonds (Secured)	Ba1	BB-	BBB
Unsecured debt	Ba2	B-	BBB-
Preferred stock	B1	CCC+	BB+
Potomac Edison
First Mortgage Bonds (Secured)	Ba1	BB-	BBB
Unsecured debt	Ba2	B-	BBB-
West Penn
Transition Bonds	Aaa	AAA	AAA
Unsecured debt	Ba1	B	BBB-
AGC
Unsecured debt	B3	CCC+	B-

Derivative Instruments and Hedging Activities

Allegheny follows SFAS No. 133 for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The standards require that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in earnings or other comprehensive income and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

2003 and 2002 Activity

The fair value of AE Supply’s trading portfolio is primarily comprised of interest rate swap agreements which represent a liability of $59.5 million and $84.6 million as of December 31, 2003 and 2002, respectively. These are accounted for at fair value on the consolidated balance sheets.

On March 19, 2002, AE Supply entered into two treasury lock agreements to hedge its exposure to changing United States Treasury interest rates on the forecasted issuance of long-term, fixed-rate debt in April 2002. These treasury lock agreements were accounted for as cash flow hedges. In April 2002, these contracts were settled at a loss of $1.6 million, before income taxes ($1.0 million, net of income taxes). The unrealized loss was recorded in other comprehensive income. In April 2002, AE Supply began reclassifying to earnings the amounts in accumulated other comprehensive income for these treasury lock agreements over the life of the 10-year debt. For 2003 and 2002, $0.1 million, before income taxes ($0.1 million, net of income taxes), was reclassified from accumulated other comprehensive income to earnings.

On August 1, 2000, Allegheny issued a $165.0 million 7.75 percent fixed-rate note and a $135.0 million 7.75 percent fixed-rate note. Each note matures on August 1, 2005, and requires semi-annual interest payments on August 1 and February 1. On April 24, 2002, Allegheny entered into an interest rate swap to convert the notes’ fixed rates to variable rates for the notes’ remaining terms. Under the terms of the swap, Allegheny received interest at a fixed-rate of 7.75 percent and paid interest at a variable rate equal to the three-month LIBOR plus a fixed spread. Allegheny designated the swap as a fair-value hedge of changes in the general level of market interest rates. During September 2002, the interest rate swap was terminated by Allegheny at its fair value of $11.3 million. As a result, Allegheny has discontinued its fair value hedge accounting. The increase in the carrying amount of the fixed-rate notes of $11.3 million as a result of the fair value hedge accounting is being amortized over the remaining life of the notes. For 2003 and 2002, $3.8 million and $1.5 million, respectively, before income taxes ($2.3 million and $0.9 million, respectively, net of income taxes), was amortized to the consolidated statements of operations.

During 2002, AE Supply recognized a net unrealized loss of $2.6 million related to derivative instruments associated with the delivery of electricity, that did not qualify for the normal purchases and sales exception under SFAS No. 133.

Fellon-McCord and Alliance Energy Services—Sold in 2002

On November 1, 2001, Allegheny Ventures completed the acquisition of Fellon-McCord and Alliance Energy Services. Effective December 31, 2002, Allegheny Ventures sold Fellon-McCord and Alliance Energy Services. Alliance Energy Services was engaged in the purchase, sale, and marketing of natural gas and other energy-related services to various commercial and industrial customers across the United States. Alliance Energy Services, on behalf of its customers, used both physical and financial derivative contracts, including forwards, NYMEX futures, options, and swaps, in order to manage price risk associated with its purchase and sales activities. These derivative contracts were accounted for as cash flow hedges.

Alliance Energy Services’ primary strategy was to minimize its market risk exposure with respect to its forecasted physical natural gas sales contracts to its customers by entering into offsetting financial and physical natural gas purchase and transportation contracts. The transactions executed under this strategy were accounted for as cash flow hedges, with the fair value of the offsetting contracts recorded as assets and liabilities on the consolidated balance sheets and changes in fair value for these contracts recorded to other comprehensive income. For 2002, an unrealized gain of $31.2 million, net of reclassifications to earnings, income taxes, and minority interest, was recorded to other comprehensive income for these contracts. For 2001, an unrealized loss of $18.9 million, net of reclassifications to earnings and income taxes, was recorded to other comprehensive income for these contracts. These hedges were highly effective during 2002 and 2001.

Additionally, as a service to its customers, Alliance Energy Services offered price risk intermediation services in order to mitigate the market risk associated with natural gas. Under this program, Alliance Energy Services would execute positions with the customer and enter into offsetting positions with a third counterparty. These transactions did not qualify for hedge accounting under SFAS No. 133 and were accounted for on a mark-to-market basis.

As a result of Allegheny Ventures’ sale of Fellon-McCord and Alliance Energy Services, Allegheny’s consolidated balance sheets as of December 31, 2003 and 2002, do not include any amounts for the fair value of Alliance Energy Services’ derivative instruments.

2001 Activity

On January 1, 2001, AE Supply recorded an asset of $1.5 million on its consolidated balance sheet based on the fair value of its two cash flow hedge contracts. An offsetting amount was recorded in other comprehensive income as a change in accounting principle as provided by SFAS No. 133. AE Supply’s risk management objectives regarding these cash flow hedge contracts were as follows: 1) to provide electricity in situations where the customers’ demand for electricity exceeded Allegheny’s electric generating capacity and 2) to protect Allegheny from price volatility for electricity.

The amounts accumulated in other comprehensive income related to these contracts were reclassified to earnings during July and August of 2001, when the hedged transactions were executed. As a result, a loss of $5.0 million, before income taxes ($3.1 million, net of income taxes), was reclassified to purchased power and transmission expense from other comprehensive income during the third quarter of 2001.

AE Supply also had certain option contracts that met the derivative criteria in SFAS No. 133, which did not qualify for hedge accounting. On January 1, 2001, AE Supply recorded an asset of $0.1 million and a liability of $52.4 million on its consolidated balance sheet based on the fair value of these contracts. In accordance with SFAS No. 133, AE Supply recorded a charge of $31.1 million against earnings, net of income taxes ($52.3 million, before income taxes), for these contracts as a change in accounting principle on January 1, 2001. As of December 31, 2001, these contracts had expired, thus reducing their fair value to zero. The total change in fair value of $52.3 million for these contracts during 2001 was recorded through operating revenues on the consolidated statement of operations.

NEW ACCOUNTING STANDARDS

Effective January 1, 2003, Allegheny adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” which provides accounting and disclosure requirements for retirement obligations associated with long-lived assets. Allegheny recorded retirement obligations primarily related to ash landfills, underground and above-ground storage tanks, and natural gas wells.

The effect of adopting SFAS No. 143 on Allegheny’s consolidated financial statements effective January 1, 2003, was as follows:

(In millions)	Property, Plant, and Equipment, Net	Non-Current Regulatory Asset	Non-Current Liabilities (AROs)	Decrease in Pre-Tax Income	Decrease in Net Income
AE Supply	$0.3	$—	$12.2	$(11.9)	$(7.4)
Monongahela	3.0	2.3	6.1	(0.8)	(0.4)
Potomac Edison	0.1	—	0.2	(0.1)	(0.1)
West Penn	—	—	1.2	(1.2)	(0.7)

Total Allegheny	$3.4	$2.3	$19.7	$(14.0)	$(8.6)

Certain results of operations relating to discontinued operations have been reclassified in the accompanying statement of operations for all periods presented. The above table includes a cumulative effect adjustment for Monongahela of $0.4 million ($0.7 million, before income taxes), which was related to the natural gas operations.

The accumulated provision for future cost of removal related to electric utility plant, for which there is no related asset retirement obligation, of $386.4 million and $365.3 million, as of December 31, 2003 and 2002, respectively, is subject to SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” These amounts are classified as regulatory liabilities in the consolidated balance sheets as of December 31, 2003 and 2002.

In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The amendment set forth in SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133 and when a derivative contains a financing component that warrants special reporting in the statement of cash flows, as well as amending certain other existing pronouncements. These changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain implementation issues and certain provisions of forward purchase and sale contracts and for hedging relationships designated after June 30, 2003. There was no material impact on Allegheny’s financial statements from the adoption of SFAS No. 149.

In July 2003, the Emerging Issue Task Force (EITF) reached a consensus on EITF 03-11, “Reporting Gains and Losses on Derivative Instruments that are subject to FASB Statement No. 133, and Not Held for Trading Purposes,” as defined in EITF 02-3. EITF 03-11 addresses classification of income statement related amounts for derivative contracts. The task force reached a consensus that determining whether realized gains or losses on physically settled derivative contracts not “held for trading purposes” should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances. Allegheny will implement EITF 03-11 on January 1, 2004. Allegheny does not expect the impact of adopting EITF 03-11 to be material to its results of operations or financial condition.

On December 31, 2003, Allegheny adopted FASB Interpretation No. 46 (revised December, 2003), “Consolidation of Variable Interest Entities,” (FIN 46R) which addresses the consolidation of “variable interest entities” (VIEs) for its interests in special purpose entities. FIN 46R requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. Allegheny adopted the provisions of FIN 46R, as of December 31, 2003, for its interest in variable interest entities that are considered special purpose entities. The adoption of FIN 46R had no material impact on Allegheny’s consolidated results of operations, financial position or statements of cash flows.

Allegheny is required to adopt FIN 46R for its interest in variable interest entities that are not considered special purpose entities no later than March 31, 2004. Allegheny does not expect the impact of adopting FIN 46R for these interests to be material to its results of operations, financial position, or statements of cash flows.

In January 2004, the FASB issued FASB Staff Position (FSP) No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP No. 106-1 permits the sponsor of a post-retirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act), and requires certain disclosures pending further consideration of the underlying accounting issue. The Act, signed into law in December 2003, introduces a prescription drug benefit under Medicare, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare (part D).

As of December 31, 2003, Allegheny has elected to follow the deferral provisions of FSP No. 106-1. In accordance with this FSP, any measures of the accumulated post-retirement benefit obligation or net periodic post-retirement benefit cost in Allegheny’s consolidated financial statements or accompanying notes do not reflect the effects of the Act on its plans. Specific authoritative guidance on the accounting for the federal subsidy under the Act is pending; such guidance, when issued, may require Allegheny to change previously reported information.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ALLEGHENY ENERGY, INC.

Consolidated Statements of Operations

(In thousands, except per share data)	Year ended December 31
	2003	2002	2001
Operating revenues	$2,182,294	$2,743,752	$3,165,296

Operating expenses:
Fuel consumed in electric generation	592,007	576,605	542,345
Purchased power and transmission	312,909	346,494	307,067
Cost of utility gas sold	—	526,250	89,132
Workforce reduction expenses	—	107,282	—
Deferred energy costs, net	(1,737)	2,624	(11,441)
Operations and maintenance	985,385	1,186,471	821,604
Depreciation and amortization	286,200	266,026	264,391
Taxes other than income taxes	203,909	204,619	201,005

Total operating expenses	2,378,673	3,216,371	2,214,103

Operating (loss) income	(196,379)	(472,619)	951,193

Other income (expense), net	105,989	(47,405)	17,027

Interest expense and preferred dividends:

Interest expense	422,792	267,309	247,180
Preferred dividend requirements of subsidiary	5,037	5,037	5,037

Total interest expense and preferred dividends	427,829	272,346	252,217

(Loss) income from continuing operations before income taxes and minority interest	(518,219)	(792,370)	716,003

Income tax (benefit) expense from continuing operations	(202,170)	(313,112)	255,531

Minority interest in net (loss) income of subsidiaries	(7,174)	(13,509)	2,338

(Loss) income from continuing operations	(308,875)	(465,749)	458,134

Loss from discontinued operations, net of tax of $14,820, $21,360 and $7,308	(25,339)	(36,427)	(9,212)

(Loss) income before cumulative effect of accounting changes	(334,214)	(502,176)	448,922

Cumulative effect of accounting changes, net of taxes of $12,974, $79,596 and $21,139	(20,765)	(130,514)	(31,147)

Net (loss) income	$(354,979)	$(632,690)	$417,775

Average common shares outstanding	126,848,253	125,657,979	120,104,328
Average diluted common shares outstanding	126,848,253	125,657,979	120,542,151

Basic (loss) income per common share:
(Loss) income from continuing operations	$(2.44)	$(3.71)	$3.81
Loss from discontinued operations, net of tax	(0.20)	(0.29)	(0.07)
Cumulative effect of accounting changes, net of tax	(0.16)	(1.04)	(0.26)

Net (loss) income per common share	$(2.80)	$(5.04)	$3.48

Diluted (loss) income per common share:
(Loss) income from continuing operations	$(2.44)	$(3.71)	$3.80
Loss from discontinued operations, net of tax	(0.20)	(0.29)	(0.07)
Cumulative effect of accounting changes, net of tax	(0.16)	(1.04)	(0.26)

Net (loss) income per common share	$(2.80)	$(5.04)	$3.47

See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC.

Consolidated Statements of Cash Flows

(In thousands)	Year ended December 31
	2003	2002	2001
Cash flows from operations:
Consolidated net (loss) income	$(354,979)	$(632,690)	$417,775
Cumulative effect of accounting changes, net	20,765	130,514	31,147

Consolidated (loss) income before cumulative effect of accounting changes	(334,214)	(502,176)	448,922
Reapplication of SFAS No. 71	(75,824)	—	—
Depreciation and amortization	326,935	308,552	301,536
Loss (gain) on disposal of assets, net	22,054	(22,387)	—
Loss on sale of businesses before effect of minority interest	—	31,450	—
Minority interest	(7,174)	(13,509)	2,338
Deferred investment credit and income taxes, net	(158,432)	(205,195)	278,785
Unrealized losses (gains) on commodity contracts, net	468,375	358,240	(608,260)
Workforce reduction expenses	—	97,658	—
Restructuring charges and related asset impairment	—	28,880	—
Impairment of unregulated investments	—	44,672	—
Impairment of generation projects	—	244,037	—
Other, net	(26,700)	12,579	(27,423)
Changes in certain assets and liabilities:
Accounts receivable, net	80,040	(68,305)	74,695
Materials and supplies	(23,707)	(1,353)	(41,842)
Taxes receivable/accrued, net	186,869	(122,925)	(55,013)
Accounts payable	(81,686)	86,510	(55,976)
Benefit plans’ investments	47,309	54,769	(1,484)
Commodity contract termination costs	(47,706)	47,965	—
Other, net	(6,073)	(53,658)	19,807

Net cash flows from operations	370,066	325,804	336,085

Cash flows used in investing:
Construction expenditures (less allowance for other than borrowed funds used during construction)	(254,460)	(403,142)	(463,250)
Acquisitions of business and generating assets	(318,435)	—	(1,652,607)
Proceeds from sale of businesses and assets	57,645	22,337	—
Increase in restricted funds	(42,676)	(744)	(1,607)
Other investments	11,707	2,780	(21,168)

Net cash flows used in investing	(546,219)	(378,769)	(2,138,632)

Cash flows from financing:
Short-term debt, net	(1,079,210)	(106,762)	516,331
Issuance of notes, bonds, and other long-term debt	2,274,098	1,143,304	1,186,557
Retirement of notes, bonds, and other long-term debt	(694,354)	(670,767)	(356,161)
Proceeds from issuance of common stock	—	3,992	670,478
Cash dividends paid on common stock	—	(150,551)	(194,699)

Net cash flows from financing	500,534	219,216	1,822,506

Net change in cash and temporary cash investments	324,381	166,251	19,959
Cash and temporary cash investments at January 1	204,231	37,980	18,021

Cash and temporary cash investments at December 31	$528,612	$204,231	$37,980

Supplemental cash flow information:
Cash paid during the year for
Interest (net of amount capitalized)	$433,946	$289,948	$259,389
Income taxes	$—	$—	$81,099

See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC.

Consolidated Balance Sheets

(In thousands)	As of December 31
	2003	2002
ASSETS

Current assets:
Cash and temporary cash investments	$528,612	$204,231
Accounts receivable:
Billed:
Customer	203,801	229,418
Energy trading and other	94,769	180,542
Unbilled	175,554	166,055
Allowance for uncollectible accounts	(29,329)	(29,645)
Materials and supplies:
Operating and construction	109,651	111,267
Fuel, including stored gas	98,097	74,768
Taxes receivable	—	185,691
Deferred income taxes	44,610	46,102
Commodity contracts	24,390	156,313
Restricted funds	120,873	2,351
Regulatory assets	68,665	36,623
Other	77,591	90,897

Total current assets	1,517,284	1,454,613

Property, plant and equipment:
Generation	6,597,195	6,034,437
Transmission	1,010,062	1,005,823
Distribution	3,549,813	3,432,206
Other	525,092	503,700
Accumulated depreciation	(4,377,917)	(4,118,091)

Subtotal	7,304,245	6,858,075
Construction work in progress	149,232	380,959

Total property, plant and equipment	7,453,477	7,239,034

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	367,287
Benefit plans’ investments	—	47,309
Unregulated investments	51,479	56,393
Intangible assets	41,710	38,648
Other	45,007	31,944

Total investments and other assets	505,483	541,581

Deferred charges:
Commodity contracts	5,536	1,055,160
Regulatory assets	577,691	599,251
Other	112,425	83,509

Total deferred charges	695,652	1,737,920

Total assets	$10,171,896	$10,973,148

See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC.

Consolidated Balance Sheets (continued)

(In thousands)	As of December 31
	2003	2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$53,610	$1,131,966
Long-term debt due within one year	544,843	257,200
Debentures, notes and bonds	—	3,662,201
Accounts payable	281,514	380,019
Taxes accrued:
Federal and state income	10,317	—
Other	87,910	97,049
Adverse power purchase commitments	18,042	19,064
Commodity contracts	41,486	191,186
Regulatory liabilities	2,229	7,681
Other	240,992	244,467

Total current liabilities	1,280,943	5,990,833

Long-term debt	5,127,437	115,944

Deferred credits and other liabilities:
Commodity contracts	61,125	590,546
Unamortized investment credit	89,826	96,183
Deferred income taxes	860,323	1,079,151
Obligation under capital leases	32,483	39,054
Regulatory liabilities	436,118	480,767
Adverse power purchase commitments	218,105	236,147
Other	462,220	317,175

Total deferred credits and other liabilities	2,160,200	2,839,023

Minority interest	13,457	21,841

Preferred stock of subsidiary	74,000	74,000

Stockholders’ equity:
Common stock	158,761	158,261
Other paid-in capital	1,447,830	1,446,180
Retained earnings	2,910	357,889
Treasury stock	(1,438)	(411)
Accumulated other comprehensive loss	(92,204)	(30,412)

Total common stockholders’ equity	1,515,859	1,931,507

Commitments and contingencies (Note 24)

Total liabilities and stockholders’ equity	$10,171,896	$10,973,148

See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC.

Consolidated Statements of Capitalization

As of December 31	(In thousands)
	2003	2002
Stockholders’ equity:
Common stock—$1.25 par value per share, 260,000,000 shares authorized, 127,008,776 shares issued, and 126,968,238 shares outstanding	$158,761	$158,261
Other paid-in capital	1,447,830	1,446,180
Retained earnings	2,910	357,889
Treasury stock	(1,438)	(411)
Accumulated other comprehensive loss	(92,204)	(30,412)

Total	$1,515,859	$1,931,507

Preferred stock of subsidiary—cumulative, $100 par value per share, 43,500,000 shares authorized, outstanding as follows:

	December 31, 2003		(In thousands)
Series	Shares Outstanding	Regular Call Price Per Share	2003	2002
4.40% - 4.80%	190,000	$103.50 to $106.50	$19,000	$19,000
$6.28 - $7.73	550,000	$100.00 to $102.86	55,000	55,000

Total (annual dividend requirements $5.0 million)			$74,000	$74,000

Long-term debt:

		(In thousands)
	December 31, 2003 Interest Rate %	2003 Long-term Debt	2002 Current Liabilities (a)	2002 Long-term Debt
First mortgage bonds, maturity:
2006 – 2007	5.000% - 7.250%	$325,000	$325,000	$—
2022 – 2025	7.625% - 8.375%	430,000	430,000	—
Transition bonds due 2003 – 2008	6.630% - 6.980%	346,692	422,688	—
Debentures due 2003 – 2023	5.625% - 6.875%	100,000	150,000	—
Secured notes due 2003 – 2029	4.700% - 7.000%	337,709	301,145	98,079
Unsecured notes due 2007 – 2019	4.750% - 8.090%	108,436	93,334	18,435
Installment purchase obligations due 2003	4.500%	—	19,100	—
Medium-term debt due 2003 – 2012	5.000% -10.510%	2,109,985	2,062,987	—
Refinancing credit facility due 2004 –2005	6.120% -10.620%	1,636,467	—	—
Convertible Trust Preferred Securities due 2008	11.875%	300,000	—	—
Other long-term debt	—	—	119,998	—
Interest rate swap (Note 9)	—	—	9,766	—
Unamortized debt discount and premium, net		(22,009)	(14,617)	(570)

Total (annual interest requirements $450.8 million)		5,672,280	3,919,401	115,944
Less current maturities		544,843	257,200	—

Total		$5,127,437	$3,662,201	$115,944

(a)	As discussed in Note 3, $3,662.2 million of Long-term debt was classified as short-term as a result of debt covenant violations; these violations were subsequently cured and the amounts are classified as long-term as of December 31, 2003.

See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC.

Consolidated Statements of Stockholders’ Equity

(In thousands, except shares)	Shares outstanding	Common stock	Other paid-in capital	Retained earnings	Treasury stock	Accumulated other comprehensive loss	Total stockholders’ equity
Balance at January 1, 2001	110,436,317	$153,045	$1,044,085	$943,281	$(398,407)	$(1,323)	$1,740,681
Net income	—	—	—	417,775	—	—	417,775
Issuance of common shares from treasury stock	12,000,000	—	163,193	—	398,407	—	561,600
Issuance of common stock	2,840,162	3,551	126,535	—	—	—	130,086
Issuance of membership interest in subsidiary	—	—	87,304	—	—	—	87,304
Dividends on common stock declared	—	—	—	(208,569)	—	—	(208,569)
Change in other comprehensive loss	—	—	—	—	—	(18,908)	(18,908)

Balance at December 31, 2001	125,276,479	$156,596	$1,421,117	$1,152,487	$—	$(20,231)	$2,709,969
Net loss	—	—	—	(632,690)	—	—	(632,690)
Acquisition of treasury shares	(11,589)	—	—	—	(411)	—	(411)
Issuance of common stock for Dividend Reinvestment and Savings Plan	1,332,383	1,665	25,063	—	—	—	26,728
Dividends on common stock declared	—	—	—	(161,908)	—	—	(161,908)
Change in other comprehensive loss	—	—	—	—	—	(10,181)	(10,181)

Balance at December 31, 2002	126,597,273	$158,261	$1,446,180	$357,889	$(411)	$(30,412)	$1,931,507
Net loss	—	—	—	(354,979)	—	—	(354,979)
Forfeiture of stock options and awards	(28,949)	—	(473)	—	(1,027)	—	(1,500)
Issuance of common stock for Dividend Reinvestment and Savings Plan	399,914	500	2,123	—	—	—	2,623
Change in other comprehensive loss	—	—	—	—	—	(61,792)	(61,792)

Balance at December 31, 2003	126,968,238	$158,761	$1,447,830	$2,910	$(1,438)	$(92,204)	$1,515,859

See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC.

Consolidated Statements of Comprehensive (Loss) Income

(In thousands)	Year ended December 31
	2003	2002	2001
Net (loss) income	$(354,979)	$(632,690)	$417,775
Other comprehensive (loss) income, net of tax:
Minimum pension liability adjustment, net of tax of $45,276 and $20,046	(62,063)	(29,451)	—
Other, net of tax of $181	271	—	—

Net minimum pension liability and other	(61,792)	(29,451)	—

Unrealized loss on available-for-sale securities, net of tax of $100 and $1,400	—	(100)	(1,900)
Impairment charges reclassified to earnings, net of tax of $900 and $1,500	—	1,475	1,848

Net unrealized gains (losses) on securities	—	1,375	(52)

Unrealized gains (losses) on cash flow hedges for the period, net of tax of $18,800 and $18,000	—	27,600	(27,700)
Reclassification adjustment for (gains) losses included in net income, net of tax of $7,100 and $5,756	—	(9,705)	8,844

Net unrealized gains (losses) on cash flow hedges	—	17,895	(18,856)

Total other comprehensive loss	(61,792)	(10,181)	(18,908)

Comprehensive (loss) income	$(416,771)	$(642,871)	$398,867

See accompanying Notes to Consolidated Financial Statements.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These notes are an integral part of the consolidated financial statements.

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Allegheny Energy, Inc. (AE) and its subsidiaries’ (collectively, Allegheny) principal business segments are the Delivery and Services segment and the Generation and Marketing segment. The Delivery and Services segment primarily consists of the regulated utility subsidiaries, Monongahela Power Company (Monongahela), excluding Monongahela’s generation of electricity for its West Virginia jurisdiction, The Potomac Edison Company (Potomac Edison), and West Penn Power Company (West Penn), collectively, the Distribution Companies. These subsidiaries primarily operate electric and natural gas transmission and distribution systems (T&D) in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia. These subsidiaries are subject to federal and state regulation, including the Public Utility Holding Company Act of 1935 (PUHCA).

The Delivery and Services segment also includes certain immaterial unregulated subsidiaries. These subsidiaries are also subject to federal regulation under PUHCA.

The Generation and Marketing segment consists primarily of Allegheny’s subsidiary, Allegheny Energy Supply Company, LLC (AE Supply), including Allegheny Generating Company (AGC). AE Supply is an unregulated (i.e., not subject to state rate regulation) energy company that develops, owns, operates, and controls electric generating capacity and supplies and trades energy and energy-related commodities. AGC owns and sells generating capacity to its parent companies, AE Supply and Monongahela. The Generation and Marketing segment also includes Monongahela’s generation of electricity for its West Virginia regulatory jurisdiction, which has not deregulated electric generation. The Generation and Marketing segment is subject to federal regulation, including PUHCA, but is not subject to state regulation of rates. As of December 31, 2003, the Generation and Marketing segment had 11,977 megawatts (MW) of generating capacity, which it owns, or had committed to purchase under the Public Utility Regulatory Policies Act of 1978 (PURPA).

Allegheny Energy Services Corporation (AESC) is a wholly-owned subsidiary of AE that employs substantially all of the people who work at Allegheny. As of December 31, 2003, AESC employed 5,148 employees of which 1,556 are subject to collective bargaining arrangements.

During the third quarter of 2004, Allegheny and certain of its subsidiaries entered into agreements to sell, or made the decision to sell, certain non-core assets. The results of operations relating to these assets have been reclassified to discontinued operations in the accompanying statements of operations for all periods presented. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (SFAS No. 144), the assets and liabilities associated with these discontinued operations will be reclassified as held for sale in the balance sheets as of and subsequent to the date that held for sale criteria were met.

Certain other amounts in the December 31, 2002 and 2001 consolidated balance sheets and in the December 31, 2002 and 2001 consolidated statements of operations and the December 31, 2002 and 2001 consolidated statements of cash flows have been reclassified for comparative purposes. Significant accounting policies of Allegheny are summarized below.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles used in the United States of America (GAAP) requires Allegheny to make estimates that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingencies during the reporting period. On a continuous basis, Allegheny evaluates its estimates, including those related to the calculation of the fair value of commodity contracts and derivative instruments, unbilled revenues, provisions for depreciation and amortization, regulatory assets, income taxes, pensions and other postretirement benefits, and contingencies related to environmental matters and litigation. Allegheny bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. In the normal course of business, estimated amounts are subsequently adjusted to actual results that may differ from the estimates.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Allegheny’s accounting for commodity contracts, which requires some of its more significant judgments and estimates used in the preparation of its consolidated financial statements, is discussed under “Revenues” below and in Note 4. The accounting for derivative instruments is discussed in Note 9.

Consolidation

The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis. The consolidated financial statements include the accounts of Allegheny and all subsidiary companies after elimination of intercompany transactions and balances and are prepared in conformity with GAAP, giving recognition to the rate-making and accounting practices of the Federal Energy Regulatory Commission (FERC) and applicable state regulatory commissions.

Revenues

Revenues from the sale of electricity and natural gas to customers of the regulated utility subsidiaries are recognized in the period that the electricity and natural gas are delivered and consumed by customers, including an estimate for unbilled revenues.

Revenues from the sale of unregulated generation are recorded in the period in which the electricity is delivered and consumed by customers.

Allegheny records contracts entered into in connection with energy trading at fair value on the consolidated balance sheets, with changes in fair value recorded as a component of operating revenues on the consolidated statements of operations.

Fair values for exchange-traded instruments, principally futures and certain options, are based on actively quoted market prices. In establishing the fair value of commodity contracts that do not have quoted prices, such as physical contracts, over-the-counter options, and swaps, management uses available market data and pricing models to estimate fair values. Estimating fair values of instruments which do not have quoted market prices requires management’s judgment in determining amounts which could reasonably be expected to be received from, or paid to, a third party in settlement of the instruments. These amounts could be materially different from amounts that might be realized in an actual sale transaction. Fair values are subject to change in the near term and reflect management’s best estimate based on various factors.

For energy trading, Allegheny enters into physical energy commodity contracts and energy-related financial contracts. The sales and purchases made under commodity contracts for energy trading are recorded in operating revenues in accordance with Emerging Issues Task Force (EITF) Issue No. 02-3, “Recognition and Reporting of Gains and Losses on Energy Trading Contracts” (EITF 02-3).

Allegheny has netting agreements with various counterparties, which provide the right to set off amounts due from, and to, the counterparty. To the extent of those netting agreements, Allegheny records the fair value of commodity contract assets and liabilities and accounts receivable and accounts payable with counterparties on a net basis.

See Note 4 for additional details regarding energy trading activities.

The Delivery and Services segment also constructs generating facilities for unrelated third parties. For these activities, construction revenues are recognized under the percentage of completion method, measured by the percentage of costs incurred to date to total estimated costs on a contract-by-contract basis. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Revenues from all other Delivery and Services segment activities are recorded in the period that products or services are delivered and accepted by customers.

Natural gas production revenue is recognized as income when the natural gas is extracted, delivered, and sold. Natural gas production revenue is primarily related to Mountaineer Gas Company (Mountaineer) the operations of which have been reclassified to discontinued operations as the result of the agreement to sell this asset.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Deferred Energy Costs, Net

The difference between the costs of fuel, purchased energy, and certain other costs and revenues from regulated electric utility purchases from, or sales to, other utilities and power marketers, including transmission services, and fuel-related revenues billed to customers has historically been deferred until it is either recovered from, or credited to, customers under fuel and energy cost-recovery procedures in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia. With the exception of one power purchase agreement under PURPA, which continues to be subject to a deferred energy cost mechanism in Maryland, effective January 1, 2001, fuel and purchased energy costs for the regulated electric utilities have been expensed as incurred as a result of the elimination of deferred energy cost mechanisms by Allegheny’s state regulatory bodies.

The difference between natural gas supply costs incurred, including the cost of natural gas transmission and transportation within the former West Virginia Power Company (WVP) territory, acquired in 1999, and natural gas cost revenues collected from customers is deferred until recovered from, or credited to, customers under a Purchased Gas Adjustment (PGA) clause in effect for this operation in West Virginia. Prior to November 1, 2001, the cost of natural gas for Mountaineer was expensed as incurred. Effective November 1, 2001, Mountaineer returned to the PGA mechanism.

The deferred energy costs, net, related to Mountaineer have been reclassified to discontinued operations.

Debt Issuance Costs

Costs incurred to issue debt are recorded as deferred charges on the consolidated balance sheets. These costs are amortized over the term of the related debt instrument using the effective interest method.

Property, Plant, and Equipment

Regulated Subsidiaries

Regulated property, plant, and equipment are stated at original cost. Cost includes direct labor and materials; allowance for funds used during construction on regulated property for which construction work in progress is not included in rate base; and indirect costs such as administration, maintenance and depreciation of transportation and construction equipment, postretirement benefits, taxes, and other benefits related to employees engaged in construction.

Upon normal retirement, the cost of depreciable regulated property, plus removal costs less salvage, are charged to accumulated depreciation with no gain or loss recorded.

Unregulated Subsidiaries

Unregulated property, plant, and equipment are stated at original cost. West Penn’s, Potomac Edison’s, and Monongahela’s Ohio and FERC jurisdictional generating assets were transferred to AE Supply at book value from 1999 through June 2001. For the unregulated subsidiaries, gains or losses on asset dispositions are included in the determination of net income.

Allegheny capitalizes the cost of software developed for internal use. These costs are amortized on a straight-line basis over the expected useful life of the software beginning upon a project’s completion.

Allegheny accounts for its natural gas exploration and production activities under the successful efforts method of accounting. The cost of Monongahela’s natural gas wells is being depleted using the units of production method. The results of operations for Monongahela’s natural gas operations have been reclassified to discontinued operations as the result of the agreement to sell this asset.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Long-Lived Assets

Long-lived assets owned by Allegheny are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable through operations, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” If the carrying amount of the asset exceeds the expected undiscounted future cash flows generated by the asset, an impairment loss is recognized, resulting in the asset being written down to its fair value. The fair value is determined by the use of quoted market prices, appraisals, or the use of other valuation techniques, such as expected discounted future cash flows. See Note 6 for information related to asset impairment charges recorded during 2002.

Allowance for Funds Used During Construction (AFUDC) and Capitalized Interest

AFUDC, an item that does not represent current cash income, is defined in applicable regulatory systems of accounts as including “the net cost for the period of construction of borrowed funds used for construction purposes and a reasonable rate on other funds when so used.” AFUDC is recognized by the regulated subsidiaries as a cost of regulated property, plant, and equipment. Rates used by the regulated subsidiaries for computing AFUDC in 2003, 2002, and 2001 averaged 8.08 percent, 10.59 percent, and 7.36 percent, respectively.

For unregulated construction, Allegheny capitalizes interest costs in accordance with SFAS No. 34, “Capitalization of Interest Costs.” The interest capitalization rates in 2003, 2002 and 2001 were 7.90 percent, 6.22 percent, and 6.53 percent, respectively. Allegheny capitalized $15.4 million, $12.6 million, and $9.4 million of interest during 2003, 2002, and 2001, respectively.

Depreciation and Maintenance

Depreciation expense is determined generally on a straight-line method based on the estimated service lives of depreciable properties and amounted to approximately 2.6 percent of average depreciable property in 2003, 2.8 percent in 2002, and 2.6 percent in 2001. Estimated service lives for generation property and T&D property are as follows:

Years
Generation property:
Steam scrubbers and equipment	28-31
Steam generator units	50-60
Internal combustion units	35-40
Hydroelectric dams and facilities	100-110
Transmission and distribution property:
Gas distribution equipment	28-41
Electric distribution equipment	34-49
General office/other equipment	5-20
Computers and information systems	5-15
Other property:
Office buildings and improvements	46-60
Vehicles and transportation	7-20

The Delivery and Service segment’s depreciation expense was $117.7 million, $114.8 million, and $113.8 million for 2003, 2002, and 2001, respectively. The Generation and Marketing segment’s depreciation expense was $132.3 million, $119.0 million, and $106.4 million for 2003, 2002, and 2001, respectively. Depreciation expense for regulated property is provided for under currently enacted regulatory rates.

Certain results of operations relating to discontinued operations have been reclassified in the accompanying statements of operations for all periods presented. For the Delivery and Services segment, depreciation expense of $9.7 million, $11.6 million, and $16.7 million was reclassified to discontinued operations for 2003, 2002, and 2001, respectively. For the Generation and Marketing segment, depreciation expense of $30.8 million, $30.5 million, and $20.3 million was reclassified to discontinued operations for 2003, 2002, and 2001, respectively.

Maintenance expenses represent costs incurred to maintain the power stations, the electric and natural gas T&D systems, and general plant, and reflect routine maintenance of equipment and rights-of-way, as well as planned repairs and unplanned expenditures, primarily from forced outages at the power stations and periodic storm damage to the T&D system. Maintenance costs are expensed as incurred.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Goodwill and Other Intangible Assets

Allegheny records the acquisition cost in excess of fair value of tangible and intangible assets acquired, less liabilities assumed, as goodwill. Effective January 1, 2002, with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” Allegheny ceased amortization of goodwill and now tests goodwill for impairment at least annually. Other intangible assets with indefinite lives are not amortized, but, rather, tested for impairment at least annually. Other intangible assets with finite lives are amortized over their useful lives and tested for impairment when events or circumstances warrant.

Investments

Benefit plans’ investments primarily represent the estimated cash surrender values of purchased life insurance on qualifying management employees under executive life insurance and supplemental executive retirement plans.

Unregulated investments represent equity investments in, and loans to, unconsolidated entities. Equity investments are recorded using the equity method of accounting if the investment gives Allegheny the ability to exercise significant influence, but not control, over the investee. The income or loss from unregulated investments is recorded in other income and expenses, net in the consolidated statements of operations.

Temporary Cash Investments

For purposes of the consolidated statements of cash flows and balance sheets, temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

Regulatory Assets and Liabilities

Under cost-based regulation, regulated enterprises are generally permitted to recover their operating expenses and earn a reasonable return on their utility investment.

Allegheny accounts for its regulated operations under the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” The economic effects of regulation can result in a regulated company recording costs that have been, or are expected to be, allowed in the rate-setting process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. Accordingly, Allegheny records assets and liabilities that result from the regulated rate-making process that would not be recorded under GAAP for non-regulated entities. These regulatory assets and liabilities are classified in the consolidated balance sheets as Regulatory Assets and Other Current Assets, and Regulatory Liabilities and Other Current Liabilities. Allegheny periodically evaluates the applicability of SFAS No. 71, and considers factors such as regulatory changes and the impact of competition. If cost-based regulation ends or competition increases, companies may have to reduce their asset balances to reflect a market basis less than cost, and write-off their associated regulatory assets and liabilities. See Note 19 for additional details regarding regulatory assets and liabilities.

Inventory

Allegheny values materials, supplies and fuel inventory using an average cost method.

Income Taxes

Financial accounting income before income taxes differs from taxable income principally because certain income and deductions for tax purposes are recorded in the financial income statement in different periods. Deferred income tax assets and liabilities represent the tax effect of certain temporary differences between the financial statements and tax basis of assets and liabilities computed using the most current tax rates. See Note 14 for additional information regarding income taxes.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Allegheny has deferred the tax benefit of investment tax credits, which are amortized over the estimated service lives of the related property, plant, and equipment.

Federal income tax returns through 1997 have been examined by the Internal Revenue Service (IRS) and settled. Allegheny’s Federal income tax returns for 1998 through 2001 are currently being examined by the IRS. Management believes that its accrued tax liabilities are adequate and that any settlement related to such examination is not expected to have a material impact on Allegheny’s consolidated statement of operations, financial position or cash flow.

Pension and Other Postretirement Benefits

Allegheny has a noncontributory, defined benefit pension plan covering substantially all employees, including officers. Benefits are based on each employee’s years of service and compensation. The funding policy is to contribute annually at least the minimum amount required under the Employee Retirement Income Security Act of 1974 (ERISA) and not more than can be deducted for federal income tax purposes. Plan assets consist of equity securities, fixed-income securities, and short-term investments.

Allegheny’s subsidiaries also provide partially contributory medical and life insurance plans for eligible retirees and dependents. Medical benefits, which make up the largest component of the plans, are based upon an age and years-of-service vesting schedule and other plan provisions. Subsidized medical coverage is not provided in retirement to employees hired on or after January 1, 1993. Funding of these benefits is made primarily into Voluntary Employee Beneficiary Association trust funds. The funding policy is to contribute amounts that can be deducted for federal income tax purposes. Medical benefits are self-insured.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Stock-Based Compensation

Allegheny maintains a stock-based employee compensation plan, which is described in greater detail in Note 17. Allegheny accounts for this plan under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based compensation relating to stock options was recognized in consolidated net (loss) income in 2003, 2002 and 2001, as all options granted under the plan had an exercise price that equaled the market price of the underlying stock on the date of the grant. In addition, compensation expense is recorded for the variable based pricing component of stock unit compensation relating to stock unit awards under the terms of certain executive employment agreements. The amount of this expense was approximately $10.6 million ($6.4 million net of income tax) in 2003 and $0 in 2002 and 2001. Allegheny follows the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of SFAS No. 123.” The following table illustrates the effect on consolidated net (loss) income and (loss) earnings per share as if Allegheny had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to all stock-based employee compensation:

(In millions, except per share data)	Years Ended December 31
	2003	2002	2001
Net (Loss) Income, as reported	$(355.0)	$(632.7)	$417.8
Add:
Stock-based employee compensation included in net income, net of related tax effects	6.4	—	—
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	7.8	4.1	3.4

Pro-forma net (loss) income	$(356.4)	$(636.8)	$414.4

Basic (Loss) Earnings Per Share:
As reported	$(2.80)	$(5.04)	$3.48

Pro-forma	$(2.81)	$(5.07)	$3.45

Diluted (Loss) Earnings Per Share
As reported	$(2.80)	$(5.04)	$3.47

Pro-forma	$(2.81)	$(5.07)	$3.45

Other Comprehensive Income

Other comprehensive income, consists of unrealized gains and losses, net of income taxes, from the temporary decline in the fair value of available-for-sale securities, cash flow hedges, and the adjustment for the minimum pension liability.

NOTE 2: COMPREHENSIVE FINANCIAL REVIEW

After Allegheny filed its quarterly report on Form 10-Q for the period ended June 30, 2002, Allegheny identified a miscalculation in its business segment information. Following the discovery of this miscalculation, and in light of Allegheny’s prior restatements of reports filed with the Securities and Exchange Commission (SEC), Allegheny initiated a comprehensive review of its financial processes, records, and internal controls to ensure that its then current and prior financial statements were fairly presented in accordance with GAAP.

As a result of Allegheny’s comprehensive accounting review, Allegheny identified, prior to closing its books for 2002, various errors relating to the financial statements for 2001, 2000, and years prior to 2000. Except for certain classification adjustments to the consolidated balance sheet as of December 31, 2001, Allegheny’s management concluded that these errors were not material, either individually or in the aggregate, to the current year or any prior years’ financial statements.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Accordingly, prior year financial statements have not been restated, except for the consolidated balance sheet as of December 31, 2001. These adjustments, which increased the 2002 net loss, aggregated approximately $20.1 million, net of income taxes, and were recorded in the first quarter of 2002 as an increase to the loss. The nature and amounts of these adjustments were primarily as follows:

•	The failure to record certain liabilities for incurred but not reported (IBNR) claims for the self-insured portion of workers’ compensation and general liability claims for the fiscal years 2001, 2000, and years prior to 2000. The aggregate amount not recorded in the years prior to 2002 was approximately $10.7 million, before income taxes ($6.4 million, net of income taxes);

•	Errors in recording of revenues and expenses associated with trading activities mainly related to mark-to-market valuations, bad debt reserves, the write-off of software costs, and the reconciliation of receivables and payables with counterparties for the fiscal years 2001, 2000, and prior to 2000. The aggregate amount of these amounts in the years prior to 2002 was approximately $6.4 million, before income taxes ($3.9 million, net of income taxes);

•	The understatement of purchased gas costs of approximately $4.6 million, before income taxes ($2.7 million, net of income taxes), following the adoption of a purchased gas adjustment clause for Mountaineer for the 2001 fiscal year;

•	The failure to record Allegheny’s share of its loss of approximately $2.8 million, before income taxes ($1.6 million, net of income taxes), under the equity method of accounting related to Allegheny Ventures’ ownership interest in a joint venture for the 2001 fiscal year;

•	The failure to record penalties of approximately $2.5 million, before income taxes ($1.5 million, net of income taxes), for the fiscal years 2001 and 2000 triggered under a contract by the failure to deliver minimum quantities of gypsum;

•	The understatement of adjustments related to the change in the reserve for adverse power purchase commitments of approximately $1.7 million, before income taxes ($1.0 million, net of income taxes), for the 2001 fiscal year;

•	The understatement of accrued payroll costs of approximately $1.6 million, before income taxes ($1.0 million, net of income taxes), for the 2001 fiscal year;

•	The failure to accrue costs associated with goods and services received of approximately $1.2 million, before income taxes ($0.7 million, net of income taxes), for the 2001 fiscal year; and

•	The incorrect recording of Supplemental Executive Retirement Plan (SERP) costs of approximately $1.1 million, before income taxes ($0.7 million, net of income taxes), due to the exclusion of benefits funded using a Secured Benefit Plan (SBP) from the estimated SERP liability for the fiscal years 2001, 2000, and prior to 2000.

In addition, Allegheny identified certain adjustments affecting only years prior to the year 2002 primarily as follows:

•	The failure to record adjustments for bank reconciliations of approximately $1.8 million, before income taxes ($1.1 million, net of income taxes), for fiscal year 2000, which was corrected in 2001, and

•	The failure to provide an allowance for uncollectible accounts for certain businesses of approximately $1.4 million, before income taxes ($0.9 million, net of income taxes), for fiscal year 2000, which was corrected in 2001.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The years to which the (charges) income, net of income taxes, relate are as follows:

Type of Adjustment (In millions)	2001	2000	Prior to 2000	Total
IBNR liabilities not recorded	$(0.4)	$(0.3)	$(5.7)	$(6.4)
Errors in recording of trading revenues and expenses	(6.3)	2.3	0.1	(3.9)
Understatement of purchased gas costs	(2.7)	—	—	(2.7)
Loss of joint venture not recorded	(1.6)	—	—	(1.6)
Contract penalties not recorded	(0.6)	(0.9)	—	(1.5)
Incorrect recording of adjustments related to changes in the reserve for adverse power purchase commitments	(1.0)	—	—	(1.0)
Understatement of accrued payroll costs	(1.0)	—	—	(1.0)
Failure to accrue for goods and services received	(0.7)	—	—	(0.7)
Incorrect recording of SERP	(3.8)	(1.8)	4.9	(0.7)
Bank reconciliation adjustments recorded in incorrect year	1.1	(1.1)	—	—
Allowance for uncollectible accounts not recorded in 2000	0.9	(0.9)	—	—
Other, principally taxes, regulated revenues, and interest expense	2.1	(3.7)	1.0	(0.6)

Total	$(14.0)	$(6.4)	$0.3	$(20.1)

The amounts, above, include $(3.1) million, $(0.4) million and $5.9 million of adjustments related to discontinued operations for 2001, 2000 and prior to 2000, respectively.

Had the adjustments listed in the tables above been recorded in the appropriate years, the following table demonstrates the effect on both (loss) income from continuing operations and consolidated net (loss) income:

(In millions)	2002	2001
(Loss) income from continuing operations—as reported	$(465.7)	$458.1
(Loss) income from continuing operations—as if adjusted	$(442.2)	$447.2
Loss from discontinued operations—as reported	$(36.4)	$(9.2)
Loss from discontinued operations—as if adjusted	$(39.9)	$(12.3)
Net (loss) income—as reported	$(632.7)	$417.8
Net (loss) income—as if adjusted	$(612.6)	$403.8

While certain changes in policies and procedures have been instituted, additional changes are needed to improve the internal control structure of Allegheny.

Regarding its internal controls for energy trading operations, Allegheny has revised its corporate energy risk policy to incorporate the best practices as defined by the Committee of Chief Risk Officers (CCRO) in its white papers issued in November 2002. As a result, the role and responsibilities of Allegheny’s corporate risk management function, which is independent from its energy trading operations, have been significantly expanded, to include the responsibility for determining the fair value of energy trading positions. Allegheny has established clear separation of duties for front, middle, and back office activities. Allegheny also reduced transaction and exposure limits for its energy trading operations.

In 2003, Allegheny implemented a strategy to reduce the volatility in earnings and cash flows associated with its energy trading business. A primary component of this strategy was the termination or sale of speculative energy trading positions in all national energy markets. See Note 4 for additional information surrounding this change in strategy.

Allegheny’s management, Audit Committee, and Board of Directors are fully committed to resolving Allegheny’s internal control deficiencies. Ultimate resolution of the deficiencies will include a focus on accountability and strict, timely adherence to a set of sound internal control policies and procedures.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Allegheny made substantial changes in its senior management during 2003 to address its financial condition and internal control deficiencies. Management has undertaken the following corrective actions:

(i)	establishment of a Disclosure Committee;

(ii)	hiring a new controller, an assistant controller and other accounting professionals;

(iii)	development and implementation of new internal control policies, processes, and procedures to identify and remediate weaknesses and improve controls; and

(iv)	reorganization of the financial accounting, reporting, control and analysis functions, including the establishment of new departments to focus on the development and maintenance of accounting policies and procedures and SEC financial reporting matters.

Allegheny expects to implement further actions during 2004, including:

(i)	development of a detailed accounting policies and procedures manual;

(ii)	evaluation of data processing systems with a view to the improvement or replacement of systems related to energy trading and supply chain management, and implementation of automated data processing systems to enable the accounting function to further utilize technology-based solutions; and

(iii)	implementation of control objectives and procedures to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

NOTE 3: CAPITALIZATION

Common Stock

During 2003 and 2002, Allegheny issued 0.4 million and 1.3 million shares of its common stock for $2.6 million and $26.7 million, respectively, primarily under its Dividend Reinvestment and Stock Purchase Plan, Long-term Incentive Plan, and its Employee Stock Ownership and Savings Plan. During 2003 and 2002, Allegheny repurchased 1.1 million shares and an immaterial amount of shares, respectively, that were forfeited by employees under these plans.

On May 2, 2001, Allegheny completed a public offering of its common stock, selling a total of 14.3 million shares at $48.25 per share. A portion of the net proceeds of approximately $667.0 million was used to partially fund AE Supply’s acquisition of the Midwest Assets and for other corporate purposes. Of the 14.3 million shares of common stock sold, 12 million shares related to treasury stock that had been purchased by Allegheny in 1999, under Allegheny’s stock repurchase program, at an aggregate cost of $398.4 million.

Debt Covenants

In October 2002, Allegheny announced that AE, AE Supply, and AGC were in default under their principal credit agreements after AE Supply declined to post additional collateral in favor of several trading counterparties. The request for additional collateral resulted from a downgrade in Allegheny’s credit rating below investment grade by Moody’s. During the period November 2002 through February 2003, AE, AE Supply and AGC obtained waivers of, and amended, certain covenants to these principal credit agreements. The total debt classified as current, in accordance with EITF Issue No. 86-30, “Classification of Obligations When a Violation is Waived by the Creditor,” in the accompanying consolidated balance sheet related to such defaults was approximately $2,110.4 million as of December 31, 2002. See the discussion below concerning other defaults on additional long-term debt that also resulted in the classification of that debt as current.

Allegheny had several debt agreements that required it to file copies of its annual or quarterly reports as filed with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act) with or for the debt holders. Allegheny is also required to deliver to the trustees under the agreements a certificate indicating that Allegheny has complied with all conditions and covenants under the agreements. On April 30, 2003, Allegheny provided certificates to the trustees under its indentures indicating that it was not in compliance with the covenants for filing its annual and

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

quarterly reports that are contained in its First Mortgage Bonds and Debentures. The covenant breach of the First Mortgage Bonds and Debentures is deemed a default of such indebtedness, as well as a default of indebtedness subject to cross-acceleration with such First Mortgage Bonds and Debentures, including certain Pollution Control Bonds and other debt, for Allegheny’s financial reporting purposes in accordance with EITF Issue No. 86-30. The total debt classified as current in the accompanying consolidated balance sheet related to such defaults was approximately $1,551.8 million as of December 31, 2002.

Allegheny filed its combined 2002 Annual Report on Form 10-K on September 25, 2003, combined Quarterly Reports on Form 10-Q for each of the first and second quarters of 2003 on December 19, 2003, and combined Quarterly Reports on Form 10-Q for each of the third quarter of 2002 and the third quarter of 2003 on January 23, 2004. These filings cured the above-mentioned covenant defaults and violations.

2003 Long-Term Debt Refinancing

Allegheny refinanced existing debt and issued new debt on February 25, 2003 and March 13, 2003, as the result of its entry into the Borrowing Facilities, as described below.

AE, AE Supply, Monongahela, and West Penn entered into agreements (Borrowing Facilities) totaling $2,447.8 million with various credit providers to refinance and restructure the bulk of AE and AE Supply’s short-term debt. The Borrowing Facilities were repaid in March 2004 with a combination of available cash and proceeds from the New Loan Facilities, as defined below in “2004 Refinancing”.

Following is a summary of the terms of the Borrowing Facilities:

1.	Facilities at AE, Monongahela, and West Penn:

•	A $305.0 million unsecured facility with AE, Monongahela, and West Penn as the designated borrowers, and under which AE has utilized the full facility amount. Borrowings under this facility bore interest at a London Interbank Offering Rate (LIBOR) based rate plus a margin of five percent or a designated money center bank’s base rate plus a margin of four percent. As of December 31, 2003, the interest rate was approximately 6.12 percent. This facility required a quarterly amortization payment of $7.5 million. This facility was repaid in March 2004 with proceeds from the New Loan Facilities (as defined below).

•	A $25.0 million unsecured credit facility at AE. This facility had an interest rate of a designated money center bank’s base rate plus a margin of four percent and was retired in July 2003; and

•	A $10.0 million unsecured credit facility at Monongahela. On September 24, 2003, this facility was renegotiated as part of a $55 million revolving facility of which $53.6 million was drawn at December 31, 2003. The remainder of the facility is no longer available. The interest on the facility is dependent upon the type of advance and consists of a base rate plus an applicable margin or a LIBOR-based rate plus an applicable margin. As of December 31, 2003, the LIBOR-based rate was approximately 4.63 percent. This facility matures in September 2004 and is classified as short-term debt on the consolidated balance sheet as of December 31, 2003.

2.	Facilities at AE Supply (all outstanding amounts at December 31, 2003 were repaid in March 2004 with a combination of available cash and proceeds from the New Loan Facilities, as defined below):

•	A $987.7 million credit facility (the Refinancing Credit Facility) at AE Supply, of which $893.4 million is secured by substantially all of the assets of AE Supply. Borrowings under the facility bore initial interest at a LIBOR-based rate plus a margin of six percent or a designated money center bank’s base rate plus a margin of five percent on the secured portion. The interest rate margin applicable to unsecured borrowings under the facility was 10.5 percent. As of December 31, 2003, the interest rate was approximately 7.83 percent. This facility required amortization payments of approximately $23.6 million in September 2004, and $117.8 million in December 2004, and matures in April 2005; and

•	A $470.0 million credit facility, of which $420.0 million was drawn and $50.0 million is no longer committed. The facility is secured by substantially all of AE Supply’s assets. Borrowings under the facility bore interest at a

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

LIBOR-based rate plus a margin of six percent or a designated money center bank’s base rate plus a margin of five percent. As of December 31, 2003, the interest rate was approximately 7.12 percent. In December 2003, $250.0 million of the facility was repaid. This facility required a final amortization payment of $170.0 million in September 2004.

•	A $270.1 million credit facility (the Springdale Credit Facility) associated with the financing of the construction of AE Supply’s new generating facility in Springdale, Pennsylvania and which is secured by a combination of that facility and substantially all of AE Supply’s assets. Borrowings under the facility bear interest at a LIBOR-based rate plus a margin of six percent or a designated money center bank’s base rate plus a margin of five percent, on the portion secured by substantially all of AE Supply’s assets. The interest rate margin applicable to the remainder of the borrowings under the facility is 10.5 percent. As of December 31, 2003, the interest rate was approximately 10.62 percent. This facility required amortization payments of $6.4 million in September 2004, and $32.2 million in December 2004, and matures in April 2005.

In addition, $380.0 million of indebtedness related to the discontinued St. Joseph, Indiana generating project, in the form of A-Notes, was restructured and assumed by AE Supply. Of this debt, $343.7 million is secured by substantially all the assets of AE Supply, other than its new generating facility in Springdale, Pennsylvania. The secured portion of this debt bears an interest rate of 10.25 percent, and the unsecured portion bears interest at 13.0 percent.

The $420.0 million borrowed by AE Supply under the $470.0 million facility represented new liquidity to Allegheny during 2003. The Borrowing Facilities at AE Supply also refinanced $1,637.8 million of existing debt and letters of credit, including $894.9 million outstanding under various credit agreements, and $270.1 million outstanding related to the construction of AE Supply’s generating facility in Springdale, Pennsylvania, which went into commercial operation in July 2003. The Borrowing Facilities at AE, Monongahela, and West Penn refinanced $340.0 million of existing debt and letters of credit. Issuance costs associated with the Borrowing Facilities totaled $46.4 million, of which $46.3 million has been deferred and is being amortized using the effective interest method over the life of the Borrowing Facilities. The A-Notes were amended in connection with the New Loan Facilities described below (Amended A-Notes).

Until August 1, 2003, after certain conditions associated with securing the collateral under the Borrowing Facilities were met on July 19, 2003, the LIBOR component charged AE Supply under the Borrowing Facilities with respect to secured borrowings had a two percent floor. Also, since AE Supply was unable to secure all of the Borrowing Facilities and the restructured A-Note debt before July 31, 2003, the interest rates charged on the amounts not so secured increased to a spread of 10.5 percent over the applicable LIBOR-based rate, which contains a two percent floor for unsecured borrowings, or the designated money center bank’s base rate for the Refinancing Credit Facility and the Springdale Credit Facility, and the interest rate increased to 13.0 percent for the unsecured portion of the $380.0 million A-Note debt retroactively to February 25, 2003, the closing date of the Borrowing Facilities. The total amounts unsecured under the Refinancing Credit Facility, the Springdale Credit Facility, and the A-Note debt are approximately $94.3 million, $175.8 million, and $36.3 million, respectively.

AE Supply utilized $2,057.8 million under the Borrowing Facilities and the restructured A-Notes. Of the total, either AE Supply’s new generating facility in Springdale, Pennsylvania or substantially all of AE Supply’s assets secured $1,927.2 million. A covenant in AE Supply’s public debt places limitations, with certain exceptions, upon the issuance of secured debt. This limitation will constrain AE Supply’s ability to borrow additional funds until outstanding debt is reduced.

The interest rates payable by AE Supply under certain parts of the Borrowing Facilities were tied to AE Supply’s credit ratings. Were AE Supply’s credit ratings to improve from its current ratings to certain specified higher ratings, the rate of interest AE Supply would be required to pay under the Refinanced Credit Facility and the Springdale Credit Facility could decrease by 0.5 percent to 1.0 percent for the secured portion of those credit facilities.

Allegheny was required to meet certain financial tests, as defined in the Borrowing Facilities agreements, including:

•	fixed-charge coverage ratio of 1.10 through the first quarter of 2005; and

•	maximum debt-to-capital ratio of 75 percent in 2003 and 72 percent in 2004 and the first quarter of 2005.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

AE Supply also was required to meet certain financial tests, as defined in the Borrowing Facilities agreements, including:

•	minimum earnings before interest, taxes, depreciation, and amortization (EBITDA), as defined in the agreements, of $100.0 million by June 30, 2003, increasing to $304 million by December 31, 2003, to $430.0 million in increments for the 12 months ending each quarter through the first quarter of 2005;

•	interest coverage ratio of not less than 0.75 through June 30, 2003, increasing to 1.10 by December 31, 2003, 1.50 by December 31, 2004, through the first quarter of 2005; and

•	minimum net worth of $800.0 million (subject to downward adjustment under specific circumstances).

Effective July 22, 2003, Allegheny and AE Supply were granted waivers from compliance with all of the above financial tests for the first and second quarters of 2003. Effective August 22, 2003, Allegheny and AE Supply received additional waivers of the financial tests for the third quarter of 2003. Effective December 22, 2003, Allegheny and AE Supply received additional waivers of financial tests for the fourth quarter of 2003. During 2003, Allegheny paid $3.5 million to obtain these waivers.

The Borrowing Facilities also had provisions requiring prepayments out of the proceeds of asset sales and debt and equity issuances, as follows:

•	75 percent of the net proceeds of sales of assets of Allegheny (excluding AE Supply and its subsidiaries) up to $400.0 million, and 100 percent thereafter;

•	75 percent of the net proceeds of sales of assets of AE Supply and its subsidiaries up to $800.0 million, and 100 percent thereafter, excluding AE Supply’s new facility in Springdale, Pennsylvania;

•	100 percent of the net proceeds of any sale of AE Supply’s new facility in Springdale, Pennsylvania;

•	100 percent of the net proceeds of debt issuances (excluding specified exemptions, including an exemption of up to $50 million for the Distribution Companies and refinancings meeting certain criteria);

•	100 percent of the net proceeds from equity issuances;

•	50 percent of Allegheny’s (excluding AE Supply and its subsidiaries) excess cash flow (as defined in the Borrowing Facilities); and

•	50 percent of AE Supply’s excess cash flow (as defined in the Borrowing Facilities).

The Borrowing Facilities also contained restrictive covenants that limited Allegheny’s ability to: borrow funds; incur liens; enter into a merger or other change of control transaction; sell assets; make investments; prepay indebtedness; amend contracts; pay dividends and other distributions on Allegheny’s equity; and operate Allegheny’s business, by requiring it to adhere to an agreed upon business plan.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

At December 31, 2003, contractual maturities for Allegheny’s long-term debt, for the next five years, excluding $22.0 million of unamortized debt discounts and premiums and terminated interest rate swaps that were accounted for as fair value hedges under SFAS No. 133, are:

(In millions)	2004	2005	2006	2007	2008	Thereafter
Borrowing Facilities	$380.0	$1,256.4	$—	$—	$—	$—
First Mortgage Bonds	—	—	300.0	25.0	—	430.0
Transition Bonds of West Penn Funding, LLC	73.7	73.0	75.8	79.9	44.3	—
Debentures	—	—	—	—	—	100.0
Secured & Unsecured Notes	3.3	3.4	3.4	108.3	3.3	324.4
Convertible Securities	—	—	—	—	300.0	—
Medium-term Debt	87.8	302.2	100.0	380.0	—	1,240.0

	$544.8	$1,635.0	$479.2	$593.2	$347.6	$2,094.4

At December 31, 2003, substantially all of the properties of Monongahela and Potomac Edison are held subject to the lien securing its first mortgage bonds. Some properties of AE Supply and Monongahela are also subject to a lien securing certain pollution control bonds and solid waste disposal notes.

Convertible Trust Preferred Securities Issuance

On July 24, 2003, Allegheny obtained $291 million ($275 million after deducting various fees and placement agents’ commissions) from the issuance to Allegheny Capital Trust I, a wholly owned special purpose finance subsidiary of AE (Capital Trust), of units comprised of $300 million principal amount of 11 7/8% Notes due 2008 (the Notes) and warrants for the purchase of up to 25 million shares of AE’s common stock, exercisable at $12 per share. The warrants are mandatorily exercisable if AE’s common stock price equals or exceeds $15 per share over a specified averaging period occurring after June 15, 2006. The warrants are stapled to the notes and may be exercised only through the tender of the notes. Capital Trust obtained proceeds required to purchase the units by issuing $300 million liquidation amount of its 11 7/8% Mandatorily-Convertible Trust Preferred Securities to investors in a private placement. The holder of a preferred security is entitled to distributions on a corresponding principal amount of notes and may direct the exercise of warrants stapled to the notes. AE fully and unconditionally guarantees Capital Trust’s payment obligations under the preferred securities. The notes and AE’s guarantee of Capital Trust’s payment obligations are subordinated only to the AE indebtedness arising under the New Loan Facilities (described below). The notes are recorded as long-term debt on Allegheny’s consolidated balance sheet.

2004 Refinancing

On March 8, 2004 AE and AE Supply refinanced the amount of long-term debt outstanding at December 31, 2003 under the Borrowing Facilities with new borrowings for an aggregate amount of $1.55 billion. These new borrowings are comprised of secured Term B Loans and a secured Term C Loan (described below, collectively the AE Supply Loans) at AE Supply, in the aggregate amount of $750 million and $500 million, respectively, and unsecured revolving and term loan facilities at AE in the aggregate amount of $300 million (the “New AE Facility, collectively with the AE Supply Loans, the “New Loan Facilities”). The New Loan Facilities are described below:

AE Supply

•	A borrowing facility of $750 million consisting of secured Term B Loans in (a) an aggregate principal amount of $650 million (the Term B Secured Loan) and (b) an aggregate principal amount of $100 million (the Term B Springdale Loan). The Term B Secured Loan and the Term B Springdale Loan are collectively referred to as the Term B Loans.

Provided that AE Supply meets certain requirements listed in the loan documents, including, but not limited to, ensuring that all covenants are maintained on a pro-forma basis and sufficient liens on collateral can be granted, AE Supply may request an increase in the principal amount under the Term B Secured Loan up to $200 million. Any increased amounts would amortize over the remaining term of the Term B Loans.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Term B Loans bear interest at AE Supply’s option at either LIBOR plus a margin of 3.0 percent per annum or at a base lending rate plus a margin of 2.0 percent per annum, depending on AE Supply’s then current credit rating as provided by Standard and Poor’s (S&P) and Moody’s Investor Services (Moody’s).

The Term B Loans require repayments under a schedule providing for quarterly installments in an annual amount equal to one percent of the Term B Loans outstanding, with the balance payable on March 8, 2011.

•	A borrowing facility in an aggregate principal amount of $500 million (the Term C Loan).

The Term C Loan bears interest at AE Supply’s option of either LIBOR plus a margin of 4.25 percent per annum or at a base lending rate plus a margin of 3.25 percent per annum, depending on AE Supply’s then current credit rating as provided by S&P and Moody’s.

The Term C Loan requires repayments under a schedule providing for quarterly installments in an annual amount equal to one percent of the Term C Loans outstanding, with the balance payable on June 8, 2011.

The AE Supply Loans contain financial covenants, including a minimum interest coverage ratio and a maximum debt to EBITDA ratio (as defined). Other covenants include limitations on the incurrence of debt, guarantees or other contingent obligations; creation of liens; entering into leases; mergers and consolidations; sales, transfers or other dispositions of assets; making of loans or investments; capital expenditures; making restricted payments or distributions; speculative transactions; transactions with affiliates; and prepayments or redemptions of other debt.

The Term B Secured Loan and the Term C Loan are secured pari passu with Amended A-Notes by a first priority perfected pledge of substantially all of the assets of AE Supply, except for the Springdale facility, and a second priority perfected pledge of the Springdale facility and related assets. The Term B Springdale Loan is secured by a first priority perfected pledge of the Springdale facility and related assets.

The AE Supply Loans also contain provisions requiring mandatory prepayments with specified percentages of excess cash flow (as defined) and the net proceeds of certain asset sales; 50 percent of the net cash proceeds from the issuance of equity securities, and 100 percent of the net cash proceeds from the issuance of debt securities, with certain exceptions.

Subject to the terms of the Amended A-Notes, mandatory prepayments of the AE Supply Loans generally will be applied first to repay the Term B Springdale Loans, then to repay the Term B Secured Loans, and then to repay the Term C Loan.

AE

•	The New AE Facility is an unsecured borrowing facility of up to an aggregate amount of $300 million. The New AE Facility is comprised of a $200 million revolving credit sub-facility, of which $100 million is available for the issuance of letters of credit, and a $100 million term loan.

The full amount of all borrowings is required to be repaid by March 8, 2007.

Interest on borrowings under the New AE Facility are at AE’s option of either LIBOR plus a margin of 2.5 to 3.0 percent per annum, depending on AE’s then current credit rating as provided by S&P and Moody’s, or an applicable bank lending base rate plus a margin of 1.5 percent to 2.0 percent per annum, depending on AE’s then current credit rating as provided by S&P and Moody’s.

The New AE Facility carries an unused commitment fee of 0.5 percent per annum and letter of credit fees comprised of a fronting fee of 0.35 percent and an additional annual fee of 2.5 to 3.0 percent on the face amount of outstanding letters of credit, depending on AE’s then current credit rating as provided by S&P and Moody’s.

The New AE Facility contains financial covenants, including a minimum interest coverage ratio and a maximum debt to EBITDA ratio (as defined). Other covenants include limitations on: incurrence of debt, guarantees or other contingent obligations; creation of liens, entering into leases; mergers and consolidations; sales, transfers or other dispositions of

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

assets; making loans or investments; capital expenditures; making restricted payments or distributions; creating dividend restrictions on subsidiaries; speculative transactions; transactions with affiliates; and prepayments or redemptions of other debt of AE or its subsidiaries.

The New AE Facility also contains provisions requiring mandatory prepayments with all of the net cash proceeds of asset sales after the first $100 million, subject to certain exceptions. Mandatory prepayments of the New AE Facility generally will be applied first to repay the term loan, then to repay borrowings for letters of credit, and then to repay amounts outstanding under the revolving credit sub-facility.

2003 Issuances and Redemptions

The aggregate amount of issuances under the Borrowing Facilities is shown below by registrant:

(In millions)	AE	AE Supply	Monongahela	Total
Unsecured facility	$305.0	$—	$—	$305.0
Unsecured credit facility	25.0	—	10.0	35.0
Refinancing Credit Facility	—	987.7	—	987.7
Credit facility	—	420.0	—	420.0
Springdale Credit facility	—	270.1	—	270.1
A-Notes	—	380.0	—	380.0

Total	$330.0	$2,057.8	$10.0	$2,397.8

Of the amounts listed above, the $25.0 million unsecured credit facility at AE was repaid in July 2003, $33.0 million of the $305.0 million unsecured credit facility at AE was repaid during 2003, and $250 million of the $420 million credit facility at AE Supply was repaid in December 2003. The $10 million unsecured credit facility at Monongahela was renegotiated as part of a $55 million revolving facility of which $53.6 million was drawn and the remainder is no longer available.

Redemptions of all other indebtedness, by registrant, during 2003 are listed below:

(In millions)	AE Supply	Monongahela	West Penn	AGC	Total
Medium Term Notes	$120.0	$43.5	$—	$—	$163.5
Note Purchase Agreements	61.5	3.4	—	—	64.9
Pollution Control Bonds	2.9	16.2	—	—	19.1
Debentures	—	—	—	50.0	50.0
Transition Bonds	—	—	76.0	—	76.0

Total	$184.4	$63.1	$76.0	$50.0	$373.5

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2002 and 2001 Issuances and Redemptions

Issuances and redemptions, by registrant, during 2002 are listed below:

(In millions)	AE	AE Supply	West Penn	Monongahela	Total
Issuances:
Notes	$—	$650.0	$80.0	$—	$730.0
Credit facility	—	742.0	—	—	742.0

Redemptions:
Short-term debt (1)	—	(550.0)	—	—	(550.0)
QUIDS	—	—	(70.0)	—	(70.0)
Transition Bonds	—	—	(70.3)	—	(70.3)
Medium Term Debt	(10.5)	(80.0)	(33.6)	—	(124.1)
First Mortgage Bonds	—	—	—	(25.0)	(25.0)
Unsecured Notes	—	—	—	(3.3)	(3.3)
Pollution Control Bonds	—	(5.6)	—	(5.6)	(11.2)

Total, Net Issuance (Redemption)	$(10.5)	$756.4	$(93.9)	$(33.9)	$618.1

Issuances and redemptions, by registrant, during 2001 are listed below:

(In millions)	AE	AE Supply	Potomac Edison	Monongahela	Total
Issuances:
Notes	$—	$400.0	$100.0	$—	$500.0
First Mortgage Bonds	—	—	—	300.0	300.0
Medium Term Debt and Short-term debt (1)	10.5	550.0	—	—	560.5

Redemptions:
QUIDS	(85.5)	—	(45.5)	(40.0)	(171.0)
Transition Bonds	(60.2)	—	—	—	(60.2)
First Mortgage Bonds	(100.0)	—	(50.0)	—	(150.0)
Unsecured Notes	(10.5)	—	—	—	(10.5)
Credit Facility	(100.0)	—	—	—	(100.0)

Total, Net Issuance (Redemption)	$(345.7)	$950.0	$4.5	$260.0	$868.8

(1)	In 2001 AE Supply issued $550 million of short-term debt to acquire 1,710 MW of generating capacity. See Note 5 “Acquisitions and Divestitures” for additional information.

NOTE 4: ENERGY TRADING ACTIVITIES

Allegheny records the contracts used in AE Supply’s wholesale marketing activities at fair value on the consolidated balance sheets, with all changes in fair value recorded as gains and losses on the consolidated statements of operations in operating revenues. Fair values for exchange-traded instruments, principally futures and certain options, are based on quoted market prices. In establishing the fair value of commodity contracts that do not have quoted market prices, such as physical contracts, over-the-counter options, and swaps, management makes estimates using available market data and pricing models. Factors such as commodity price risk, operational risk, and credit risk of counterparties are evaluated in establishing the fair value of commodity contracts. The commodity contracts include certain financial instruments, such as interest rate swaps, which are used to mitigate the effect of interest rate changes on the fair value of commodity contracts.

Allegheny has contracts that are unique due to their long-term nature and terms and are valued using proprietary pricing models. Inputs to the models include estimated forward natural gas and power prices, interest rates, estimates of market volatility for natural gas and power prices, and the correlation of natural gas and power prices. These inputs depend heavily on judgments and assumptions by management. These inputs become more difficult to predict and the models become less precise the further into the future these estimates are made. There may be an adverse effect on Allegheny’s financial position and results of operations if the judgments and assumptions underlying those models’ inputs prove to be wrong or inaccurate.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The fair value of energy trading commodity contracts, which represent the net unrealized gain and loss positions, are recorded as assets and liabilities, respectively, after applying the appropriate counterparty netting agreements in accordance with FASB Interpretation No. 39. At December 31, 2003, the fair value of the energy trading commodity contract assets and liabilities was $29.9 million and $102.6 million, respectively. At December 31, 2002, the fair value of the energy trading commodity contract assets and liabilities was $1,211.5 million and $781.8 million, respectively.

In June 2002, EITF 02-3 was issued and requires that mark-to-market gains and losses on energy trading contracts (whether realized or unrealized) should be shown net in the consolidated statement of operations. During 2002, Allegheny modified its reporting as a result of EITF 02-3 to reflect the revenues from energy trading activities net of the cost of purchased power and transmission related to contracts that require physical delivery. In addition, amounts for 2001 were adjusted for comparability to reflect the adoption of EITF 02-3. As a result, Allegheny’s 2001 operating revenues and cost of revenues are lower than previously reported, with no effect on consolidated net revenues or net income.

The following table provides a reconciliation of the impact on previously reported amounts of operating revenues and cost of revenues as a result of the application of EITF 02-3:

(In millions)	2001
Operating Revenues:
As previously reported in the 2001 Form 10-K	$10,379
Operating revenues associated with discontinued operations	(260)
Impact of application of EITF 02-3	(6,954)

Operating revenues as adjusted	$3,165

Operating Expenses:
Purchased power and transmission expense previously reported in the 2001 Form 10-K	$7,237
Impact of application of EITF 02-3	(6,954)
Impact of other immaterial reclassifications	24

Purchased power and transmission expense as adjusted	$307

Net unrealized losses of $468.4 million and $358.3 million, before income taxes, were recorded in operating revenues to reflect the change in fair value of the trading contracts for 2003 and 2002, respectively. Net unrealized gains of $608.3 million, before income taxes, were recorded in operating revenues to reflect the change in fair value of trading contracts for 2001.

2003 Events:

Strategy Change in 2003

Allegheny worked throughout 2003 to accomplish AE Supply’s exit from the Western United States energy markets, as well as all other speculative trading positions. Its positions based in the Western United States had been a substantial source of earnings and cash flow volatility and risk, and trading in these markets did not fit with Allegheny’s intentions to focus on its core business.

Renegotiation and Sale of the CDWR Contract. In June 2003, AE Supply entered into a settlement agreement with the State of California to resolve the state’s litigation regarding its power supply contract with the CDWR. The terms of the settlement reduced the volume of power to be delivered from 2005-2011 and reduced the sale price of off-peak power to be delivered from 2004 through 2011, which in turn substantially reduced the value of the contract. On September 15, 2003, AE Supply and its subsidiary, Allegheny Trade Finance (ATF), sold the CDWR contract and associated hedge transactions, to J. Aron & Company, a subsidiary of The Goldman Sachs Group, Inc., for approximately $354 million. Allegheny applied $214 million of the sale proceeds to required payments under agreements entered into to terminate tolling agreements with Williams Energy Marketing and Trading Company (Williams) and Las Vegas Cogeneration II (LV Cogen), a unit of Black Hills Corporation, as described below. Allegheny will apply an additional $28 million of the proceeds to make required payments in March and September of 2004 under the agreement with Williams. Approximately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

$26 million is being held in a pledged account for the benefit of AE Supply’s creditors. Approximately $71 million of the sale proceeds were placed in escrow for the benefit of J. Aron & Company, pending Allegheny’s fulfillment of certain post-closing requirements, primarily AE Supply providing a performance guarantee for ATF. On March 3, 2004 AE Supply issued this guarantee and the funds were released from escrow, which will result in the recognition of a gain of approximately $68 million in the first quarter of 2004. Approximately $15 million of sale proceeds were used to partially offset certain of the hedges related to the CDWR contract and to pay fees and expenses associated with the transaction.

In July 2003, AE Supply entered into a conditional agreement to terminate its 1,000 MW tolling agreement with Williams. Allegheny made a $100 million payment to Williams after the close of the sale of the CDWR contract. Allegheny will make two payments of $14 million each to Williams, one in March and one in September 2004. The tolling agreement will terminate when the final $14 million payment is made.

In September 2003, AE Supply terminated its 222 MW tolling agreement with LV Cogen. Allegheny made a $114 million termination payment to LV Cogen after the sale of the CDWR contract.

In September 2003, AE Supply exited the Western United States energy trading markets, including all related contracts and hedge agreements. As a result, Allegheny recorded a net loss of approximately $535.2 million. This loss is recorded as a component of net revenues in the consolidated statements of operations for Allegheny and AE Supply. This loss does not include the approximately $71 million of proceeds from the sale of the CDWR contract that were placed in escrow, as described above.

Refocusing Trading Activities

AE Supply has reoriented its trading operations from high-volume financial trading in national markets to asset optimization and hedging within its region. Exiting the Western United States energy markets together with terminating or selling speculative trading positions in all other national energy markets, has enabled AE Supply to reduce its long-term trading-related cash outflows and collateral obligations. AE Supply is concentrating its efforts in the PJM, Midwest, and Mid-Atlantic markets where it has a physical presence and greater market knowledge. AE Supply currently conducts asset optimization and hedging activities with the primary objective of locking in cash flows associated with AE Supply’s portfolio of core physical generating and load positions.

As part of refocusing its activities, AE Supply moved its energy marketing operations from New York to Monroeville, Pennsylvania in May 2003. This transition resulted in improved integration with AE Supply’s generation activity. The reduced staffing levels reflect the newly revised focus of the asset based optimization and hedging strategy. Management believes that both trading and marketing and generation operations can be enhanced by locating their optimization and hedging personnel closer to management responsible for AE Supply’s generating assets. Personnel involved in the separate functions can be cross-trained and will be better positioned to enhance the relationship between the two functions.

2002 Events:

As a result of significant changes in market conditions in 2002, AE Supply performed a comprehensive assessment of the valuation techniques and assumptions used to value its then existing portfolio of energy commodity contracts. To reflect then current market conditions, AE Supply revised the valuation techniques and assumptions for certain contracts with option features. As a result, AE Supply reduced the value of its portfolio of energy commodity contracts by $356.3 million, before income taxes, in the third quarter of 2002.

During the fourth quarter of 2002, the fair value of AE Supply’s portfolio of energy commodity contracts was reduced by an additional $216.4 million, before income taxes. This reduction in fair value resulted from a decrease in the liquidity and volatility of the energy markets in the Western United States. This decrease in market liquidity and volatility primarily affected the fair values related to the Williams and LV Cogen agreements. Both of these agreements were terminated in 2003, as noted in “2003 Events.”

As of December 31, 2002, the fair value of AE Supply’s commodity contracts with the CDWR of $1,037.5 million was approximately 9.8 percent of Allegheny’s total assets.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Implementation of EITF 02-3:

•	EITF 02-3 also reached a consensus that all new contracts that are not derivatives as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133—an amendment of FASB Statement No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133” (collectively, with SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” referred to as SFAS No. 133), entered into subsequent to October 25, 2002, should be accounted for on the accrual basis of accounting as executory contracts and would not qualify for mark-to-market accounting.

•	The effective date for the full rescission of Issue No. 98-10 is for fiscal periods beginning after December 15, 2002. The effect of rescinding Issue No. 98-10 is reported as a cumulative effect of a change in accounting principle in accordance with Accounting Principles Board (APB) Opinion No. 20, “Accounting Changes.”

The implementation of EITF 02-3 resulted in AE Supply recording a loss as a cumulative effect of an accounting change of approximately $12.2 million, net of income taxes ($19.7 million, before income taxes) in the first quarter of 2003. This charge represented the fair value of those contracts previously accounted for under EITF Issue No. 98-10 that no longer qualify for mark-to-market accounting.

NOTE 5: ACQUISITIONS AND DIVESTITURES

In June 2003, AE Supply completed the sale of its 83 MW share of the coal-fired Conemaugh Generating Station to UGI Development Company, an indirect, wholly-owned subsidiary of UGI Corp., for approximately $46.3 million in cash and a contingent amount of $5.0 million which was received on March 3, 2004 after satisfaction of certain post-closing obligations. The sale resulted in a loss to AE Supply of $28.5 million, before income taxes in 2003, without considering the contingent amount.

On November 1, 2001, Allegheny Ventures acquired Fellon-McCord, an energy consulting and management services company, and Alliance Energy Services, a provider of natural gas and other energy-related services to large commercial and industrial customers. Allegheny, which accounted for this transaction as a purchase, completed this acquisition for $30.8 million in cash, including direct costs of the acquisition, plus a maximum of $18.7 million in contingent consideration to be paid over a three year period starting from the acquisition date. This $18.7 million in contingent consideration was recorded in December 2002 and paid on January 2, 2003, subject to change of control provisions in the original acquisition agreement (see discussion below regarding the sale of Fellon-McCord and Alliance Energy Services in December 2002). Taking into account purchase price adjustments made in 2002 and the contingent consideration recorded in December 2002, Allegheny recorded $1.2 million as the fair value of net assets acquired and $48.3 million as the excess of cost over net assets acquired (goodwill). Pursuant to a participation agreement entered into as part of the acquisition of Mountaineer, on March 1, 2002, Allegheny Ventures sold a 20 percent indirect interest in Alliance Energy Services to Energy Corporation of America (ECA). Effective December 31, 2002, Allegheny Ventures sold Fellon-McCord and Alliance Energy Services to a third party for $21.8 million. Allegheny recorded a loss on this sale of $31.5 million, before minority interest and income taxes, ($18.8 million, net of income taxes).

As a result of Allegheny’s sale of Fellon-McCord and Alliance Energy Services in December 2002, the $48.3 million of goodwill carried on the books of these entities and reflected in Allegheny’s Delivery and Services segment was written off in December 2002.

On May 3, 2001, AE Supply completed the acquisition of 1,710 MW of natural gas-fired generating capacity in the Midwest. The $1.1 billion purchase price was financed with short-term debt of $550.0 million and a portion of the proceeds from AE’s common stock offering on May 2, 2001.

On March 16, 2001, AE Supply acquired Merrill Lynch and Co., Inc.’s (Merrill Lynch) energy commodity marketing and trading unit for $489.2 million plus the issuance of a nearly two percent equity membership interest in AE Supply. The acquired business conducts AE Supply’s wholesale marketing, energy trading, fuel procurement, and risk management activities.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The acquisition from Merrill Lynch included the following: the majority of the existing energy trading contracts of the energy trading business; employees engaged in energy trading activities that accepted employment with AE Supply; rights to certain intellectual property; memberships in exchanges and clearinghouses; and other tangible property.

The identifiable assets acquired were recorded at estimated fair values at the date of acquisition. Consideration paid and assets acquired were as follows:

(In millions)
Cash purchase price	$489.2
Commitment for purchase of equity membership interest in subsidiary	115.0
Direct costs of the acquisition	6.4

Total acquisition cost	610.6
Less: Estimated fair value of assets acquired
Commodity contracts	218.3
Property, plant, and equipment	2.5
Other assets	1.4

Excess of cost over net assets acquired (goodwill)	$388.4

The acquisition was recorded using the purchase method of accounting and, accordingly, the consolidated statements of operations include its operating results beginning March 16, 2001. From March 16, 2001, to December 31, 2001, the goodwill was amortized by the straight-line method using a 15 year amortization period.

NOTE 6: ASSET IMPAIRMENTS

In the fourth quarter of 2002, circumstances surrounding the St. Joseph generating facility, a 630 MW merchant power plant under construction, indicated that the carrying amount of the facility would not be recoverable through operations. Allegheny and AE Supply determined that the completion of the construction of the St. Joseph generating facility was not possible given their liquidity constraints and, therefore, they could not proceed with the construction. AE Supply terminated construction of the St. Joseph generating facility and recorded an impairment charge of $192.0 million, before income taxes ($118.4 million, net of income taxes). This impairment charge included amounts to record closure and cancellation costs associated with the facility.

In 2002, AE Supply cancelled the planned construction and investment in a 79 MW barge-mounted generation project, a planned 1,080 MW natural gas-fired generation facility, and certain other early-stage development generation projects. AE Supply recorded impairment charges with respect to these projects, as the carrying amounts of each project were determined not to be recoverable through operations. The impairment charges were the result of the write-down of the projects to their estimated fair values and the recording of the estimated costs to cancel the projects. The impairment charges associated with these generation projects were approximately $52.0 million, before income taxes ($30.8 million, net of income taxes).

The estimated fair values of these generation projects were determined using discounted future projected cash flows of the projects, as well as indications from unrelated third parties regarding the value of the projects. The total impairment charges for 2002 related to cancelled generation projects of $244.0 million, before income taxes ($149.2 million, net of income taxes) are recorded in “Operations and maintenance expense” on the consolidated statements of operations.

In 2002, circumstances surrounding several unregulated investments indicated that their carrying amounts may not be recoverable. An impairment charge of $44.7 million, before income taxes ($26.5 million, net of income taxes) was recorded to write-off the unregulated investments. The impairment charges on these investments are recorded in “Other income and expenses, net” on the consolidated statements of operations.

NOTE 7: GOODWILL AND OTHER INTANGIBLE ASSETS

On January 1, 2002, Allegheny adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 eliminated amortization of goodwill and other intangible assets with indefinite lives, effective January 1, 2002. Subsequent to the transition provisions of SFAS No. 142 (see below), goodwill and other intangible assets with indefinite lives are tested annually for impairment, with impairment losses recognized in operating income. Absent any impairment indicators,

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Allegheny performs its annual impairment tests during its third quarter in connection with its annual budgeting process. Other intangible assets with finite lives will continue to be amortized over their useful lives and tested for impairment when events or circumstances warrant.

The transition provisions of SFAS No. 142 required Allegheny to test its goodwill for impairment as of January 1, 2002, and recognize any goodwill impairment loss as the cumulative effect of a change in accounting principle. Allegheny completed its transitional goodwill impairment test, using a discounted cash flow methodology to determine the estimated fair value of its reporting units, and recorded an impairment loss of $130.5 million, net of income taxes ($210.1 million, before income taxes), all of which related to the Delivery and Services segment.

The transitional goodwill impairment loss consists of $170.0 million related to Monongahela’s acquisition of Mountaineer in 2000, $25.0 million related to Monongahela’s acquisition of WVP in 1999 and $15.1 million of other regulated utility goodwill at AE, related to activity recorded prior to 1966. The impairment amounts resulted from factors that are unique to these rate regulated entities and the rate-making process, including the fact that none of the $210.1 million of goodwill was being recovered in rates or included in rate base. As a result, Monongahela and AE recorded after-tax charges of $115.4 million and $15.1 million, respectively, as a cumulative effect of a change in accounting principle.

Transitional provisions also were completed with respect to Allegheny’s other intangible assets, resulting in no impairments or changes to amortizable lives.

As part of its annual impairment test, Allegheny and AE Supply initiated an impairment test related to the $367.3 million of goodwill associated with its Generation and Marketing segment. The impairment test used a discounted cash flow methodology to determine the fair value of the Generation and Marketing segment and indicated no impairment of goodwill. This test result reflects that AE Supply’s fleet of generating stations, comprised primarily of low-cost coal-fired steam generating stations, has a fair value in excess of the carrying value of those assets sufficient to cover goodwill associated with the 2001 acquisition of the energy trading business.

The carrying amount of, and changes in, goodwill attributable to each reportable segment are as follows:

(In millions)	December 31, 2002	Acquisition	Impairment	Disposal	December 31, 2003
Delivery and Services	$—	$—	$—	$—	$—
Generation and Marketing	367.3	—	—	—	367.3

Total	$367.3	$—	$—	$—	$367.3

(In millions)	December 31, 2001	Acquisition(a)	Impairment(b)	Disposal	December 31, 2002
Delivery and Services	$236.3	$23.2	$(211.2)	$(48.3)	$—
Generation and Marketing	367.3	—	—	—	367.3

Total	$603.6	$23.2	$(211.2)	$(48.3)	$367.3

(a)	Represents additional purchase price, including $18.7 million of contingent consideration related to the November 2001 acquisition of Fellon-McCord and Alliance Energy Services, recorded in December 2002.
(b)	Includes additional impairment charge of $1.1 million, before income taxes, recorded in the fourth quarter of 2002 related to an unregulated business.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The components of other intangible assets, excluding an intangible asset of $41.7 million and $38.6 million as of December 31, 2003 and 2002, respectively, related to an additional minimum pension liability, as discussed in Note 16, were as follows:

	December 31, 2003		December 31, 2002
(In millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Included in Property, Plant and Equipment on the consolidated balance sheets:
Land easements, amortized	$97.0	$25.3	$97.0	$24.1
Land easements, unamortized	31.4	—	31.6	—
Natural gas rights, amortized	6.6	3.8	6.6	3.5

Total	$135.0	$29.1	$135.2	$27.6

Amortization expense for other intangible assets for 2003 and 2002 was $1.5 million and $31.7 million, respectively. Amortization expense is estimated to be $1.6 million annually for 2004 through 2008. If the provisions of SFAS No. 142 had been applied for 2001, income from continuing operations, net income, and basic and diluted earnings per share would have been as follows:

(In millions, except earnings per share)	Year ended December 31, 2001
Income before cumulative effect of accounting changes:
As reported	$448.9
Add: Goodwill amortization, net of income taxes	15.4

As adjusted	$464.3

Net income:
As reported	$417.8
Add: Goodwill amortization, net of income taxes	15.4

As adjusted	$433.2

Basic earnings per share from income before cumulative effect of accounting changes:
As reported	$3.74
Add: Goodwill amortization, net of income taxes	0.13

As adjusted	$3.87

Basic earnings per share:
As reported	$3.48
Add: Goodwill amortization, net of income taxes	0.13

As adjusted	$3.61

Diluted earnings per share from income before cumulative effect of accounting changes:
As reported	$3.73
Add: Goodwill amortization, net of income taxes	0.13

As adjusted	$3.85

Diluted earnings per share:
As reported	$3.47
Add: Goodwill amortization, net of income taxes	0.13

As adjusted	$3.60

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 8: RESTRUCTURING CHARGES AND WORKFORCE REDUCTION EXPENSES

In July 2002, Allegheny announced a restructuring plan to reduce long-term expenses. The restructuring activities included a company-wide workforce reduction and a reorganization of Allegheny’s energy trading division. For the year ended December 31, 2002, Allegheny recorded a charge for the restructuring and workforce reduction of $128.3 million, before income taxes ($77.5 million, net of income taxes). In addition, as a result of the restructuring, Allegheny recorded a charge of $7.9 million, before income taxes ($4.9 million, net of income taxes) for impairment of leasehold improvements.

Allegheny has achieved workforce reductions of approximately 10 percent primarily through a voluntary early retirement option (ERO) program and selected staff reductions. The ERO program offered enhanced pension and medical benefits and required eligible employees to make an election. The costs for the workforce reduction under the ERO program were determined in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” For the year ended December 31, 2002, approximately 600 eligible employees accepted the ERO program, resulting in a charge of $82.3 million, before income taxes ($49.3 million, net of income taxes). Allegheny also offered a Staffing Reduction Separation Program (SRSP) for employees whose positions were being eliminated as part of the workforce reductions and severance for certain energy trading employees. The severance and other employee-related costs were accounted for in accordance with EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” For the year ended December 31, 2002, Allegheny recorded a charge of $25.0 million, before income taxes ($15.3 million, net of income taxes) related to approximately 80 employees whose positions have been eliminated. Allegheny has completed these planned workforce reductions. Workforce reduction costs are recorded in “Workforce reduction expenses” on the consolidated statements of operations. The reorganization of Allegheny’s energy trading division includes the relocation of the trading operations and resulted in a charge of approximately $21.0 million, before income taxes ($12.9 million, net of income taxes), related to costs associated with the relocation which are recorded as operations and maintenance expense on the consolidated statements of operations.

During May 2003, an additional charge of approximately $4.5 million related to additional operating lease changes arising from relocating the trading operations was recorded as operations and maintenance expense in accordance with SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.”

The following table provides the details of Allegheny’s pre-tax expenses and liabilities related to the restructuring at December 31, 2003 (excluding the $7.9 million impairment charge related to the abandoned leasehold improvements):

(In millions)	Personnel Costs	Other Exit Costs	Total
2002 restructuring expenses:
Non-ERO program expenses	$25.0	$21.0	$46.0
ERO program expenses	82.3	—	82.3

Total 2002 restructuring expenses	107.3	21.0	128.3
2003 additional expense for lease impairment	—	4.5	4.5
ERO program costs accounted for in accrued obligations for pensions and other postretirement benefits	(82.3)	—	(82.3)
Cash expenditures—2002	(10.0)	—	(10.0)
Cash expenditures—2003	(15.0)	(4.5)	(19.5)

Liability balance at December 31, 2003	$—	$21.0	$21.0

Certain results of operations relating to discontinued operations have been reclassified in the accompanying statements of operations for all periods presented. For the year ended December 31, 2002, restructuring and workforce reduction charges of $0.3 million, before income taxes ($0.2 million, net of income taxes) were recorded in discontinued operations. These amounts were related to the Generation and Marketing segment.

NOTE 9: DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Effective January 1, 2001, Allegheny adopted SFAS No. 133, which established accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts (collectively

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

referred to as derivatives), and for hedging activities. SFAS No. 133, and as subsequently amended, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The standard requires that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in earnings or other comprehensive income and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. Derivatives treated as normal purchases or sales are recorded and recognized as income using accrual accounting.

2003 and 2002 Activity

The fair value of AE Supply’s trading portfolio is primarily comprised of interest rate swap agreements, which represent a liability of $59.5 million and $84.6 million as of December 31, 2003 and 2002, respectively. These are accounted for at fair value on the consolidated balance sheets.

On March 19, 2002, AE Supply entered into two treasury lock agreements to hedge its exposure to changing United States Treasury interest rates on the forecasted issuance of long-term, fixed-rate debt in April 2002. These treasury lock agreements were accounted for as cash flow hedges. In April 2002, these contracts were settled at a loss of $1.6 million, before income taxes ($1.0 million, net of income taxes). The unrealized loss was recorded in other comprehensive income. In April 2002, AE Supply began reclassifying to earnings the amounts in accumulated other comprehensive income for these treasury lock agreements over the life of the 10 year debt. For 2003 and 2002, $0.1 million, before income taxes ($0.1 million, net of income taxes) was reclassified from accumulated other comprehensive income to earnings.

On August 1, 2000, Allegheny issued a $165.0 million 7.75 percent fixed-rate note and a $135.0 million 7.75 percent fixed-rate note. Each note matures on August 1, 2005, and requires semi-annual interest payments on August 1 and February 1. On April 24, 2002, Allegheny entered into an interest rate swap to convert the notes’ fixed rates to variable rates for the notes’ remaining terms. Under the term of the swap, Allegheny receives interest at a fixed rate of 7.75 percent and pays interest at a variable rate equal to the three-month LIBOR plus a fixed spread. Allegheny designated the swap as a fair-value hedge of changes in the general level of market interest rates. During September 2002, the interest rate swap was terminated by Allegheny at its fair value of $11.3 million. As a result, Allegheny has discontinued its fair value hedge accounting. The increase in the carrying amount of the fixed-rate notes of $11.3 million as a result of the fair value hedge accounting is being amortized over the remaining life of the notes. For 2003 and 2002, $3.8 million and $1.5 million, respectively, before income taxes ($2.3 million and $0.9 million, respectively, net of income taxes), was amortized to the consolidated statements of operations.

During 2002, AE Supply recognized a net unrealized loss of $2.6 million related to derivative instruments associated with the delivery of electricity that did not qualify for the normal purchases and sales exception under SFAS No. 133.

Fellon-McCord and Alliance Energy Services—Sold in 2002

On November 1, 2001, Allegheny Ventures acquired Fellon-McCord and Alliance Energy Services, which were both subsequently sold in December 2002. Alliance Energy Services was engaged in the purchase, sale, and marketing of natural gas and other energy-related services to various commercial and industrial customers across the United States. Alliance Energy Services, on behalf of its customers, used both physical and financial derivative contracts, including forwards, NYMEX futures, options, and swaps, in order to minimize market risk associated with its purchase and sales activities. These derivative contracts were accounted for as cash flow hedges. For 2002, an unrealized gain of $31.2 million, net of reclassifications to earnings, income taxes, and minority interest, was recorded to other comprehensive income for these contracts. For 2001, an unrealized loss of $18.9 million, net of reclassifications to earnings and income taxes, was recorded to other comprehensive income for these contracts. These hedges were highly effective during 2002 and 2001.

As a result of Allegheny Ventures’ sale of Fellon-McCord and Alliance Energy Services, Allegheny’s consolidated balance sheet as of December 31, 2002, does not include any amounts for the fair value of Alliance Energy Services’ derivative instruments.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2001 Activity

On January 1, 2001, AE Supply recorded an asset of $1.5 million on its consolidated balance sheet based on the fair value of its two cash flow hedge contracts. An offsetting amount was recorded in other comprehensive income as a change in accounting principle as provided by SFAS No. 133.

The amounts accumulated in other comprehensive income related to these contracts were reclassified to earnings during July and August of 2001, when the hedged transactions were executed. As a result, a loss of $5.0 million, before income taxes ($3.1 million, net of income tax), was reclassified to purchased power and transmission expense from other comprehensive income during the third quarter of 2001.

AE Supply also had certain option contracts that met the derivative criteria in SFAS No. 133, which did not qualify for hedge accounting. On January 1, 2001, AE Supply recorded an asset of $0.1 million and a liability of $52.4 million on its consolidated balance sheet based on the fair value of these contracts. In accordance with SFAS No. 133, AE Supply recorded a charge of $31.1 million against earnings, net of income taxes ($52.3 million, before income taxes), for these contracts as a change in accounting principle on January 1, 2001. As of December 31, 2001, these contracts had expired, thus reducing their fair value to zero. The total change in fair value of $52.3 million for these contracts during 2001 was recorded through operating revenues on the consolidated statement of operations.

NOTE 10: ASSET RETIREMENT OBLIGATIONS

Effective January 1, 2003, Allegheny adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” which provides accounting and disclosure requirements for retirement obligations associated with long-lived assets. SFAS No. 143 requires that the fair value of asset retirement costs for which Allegheny has a legal obligation be recorded as liabilities, with an equivalent amount added to the asset cost. The liability is accreted (increased) to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or records a gain or loss if it is settled at a different amount.

Allegheny recorded retirement obligations primarily related to ash landfills, underground and above-ground storage tanks, and natural gas wells. Allegheny also has identified a number of retirement obligations associated with certain of its electric generation and transmission assets that have not been recorded, because the fair value of such obligations cannot be reasonably estimated, due primarily to the indeterminate lives of the assets.

The effect of adopting SFAS No. 143 on Allegheny’s consolidated financial statements was as follows:

	Effect of Adopting SFAS No. 143 Increase (Decrease)
(In millions)	Property, Plant, and Equipment, Net	Non-Current Regulatory Asset	Non-Current Liabilities (AROs)	Decrease in Pre-Tax Income	Decrease in Net Income
AE Supply	$0.3	$—	$12.2	$(11.9)	$(7.4)
Monongahela	3.0	2.3	6.1	(0.8)	(0.4)
Potomac Edison	0.1	—	0.2	(0.1)	(0.1)
West Penn	—	—	1.2	(1.2)	(0.7)

Total Allegheny	$3.4	$2.3	$19.7	$(14.0)	$(8.6)

Certain results of operations relating to discontinued operations have been reclassified in the accompanying statement of operations for all periods presented. The above table includes a cumulative effect adjustment for Monongahela of $0.4 million ($0.7 million, before income taxes), which was related to the natural gas operations.

With respect to property, plant, and equipment at Monongahela for which AROs were identified and cost of removal currently is being recovered through rates, Allegheny believes it is probable that any difference between expenses under SFAS No. 143 and expenses recovered currently in rates will be recoverable in future rates and is deferring such expenses as a regulatory asset.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

For the year ended December 31, 2003, Allegheny’s ARO balance increased $2.8 million, from $19.7 million at January 1, 2003, to $22.5 million at December 31, 2003, due to accretion expense.

Costs of removal that do not have associated retirement obligations were recorded in accumulated depreciation in previous years; however a comment was issued in February 2004 by the SEC’s Accounting Staff that it was their position that these removal costs should be included in regulatory liabilities for all periods presented. As of December 31, 2003, Allegheny’s regulated utility subsidiaries have recorded in regulatory liabilities the removal costs collected from customers related to assets that do not have associated retirement obligations under SFAS No. 143. These estimated removal costs, which represent a regulatory liability (asset), are as follows:

	December 31,
(In millions)	2003	2002
Monongahela	$230.5	$218.5
Potomac Edison	155.9	146.8
West Penn	(6.6)	(8.8)

Had the provisions of SFAS No. 143 been adopted on January 1, 2001, Allegheny’s (loss) income from continuing operations, net (loss) income, and (loss) earnings per share would have been as follows:

	Year Ended December 31
(In millions, except earnings per share)	2002	2001
(Loss) income before cumulative effect of accounting change:
As reported	$(502.2)	$448.9
As adjusted	(503.7)	447.6
Net (loss) income:
As reported	(632.7)	417.8
As adjusted	(634.3)	416.4
Basic (loss) earnings per share from (loss) income before cumulative effect of accounting change:
As reported	(4.00)	3.74
As adjusted	(4.01)	3.73
Basic (loss) earnings per share:
As reported	(5.04)	3.48
As adjusted	(5.05)	3.47
Diluted (loss) earnings per share from (loss) income before cumulative effect of accounting change:
As reported	(4.00)	3.72
As adjusted	(4.01)	3.71
Diluted (loss) earnings per share:
As reported	(5.04)	3.47
As adjusted	(5.05)	3.45

Certain results of operations amounts relating to discontinued operations have been reclassified in the accompanying statements of operations for all periods presented. For each of the years ended December 31, 2002 and 2001, $0.1 million was related to discontinued operations.

Had the provisions of SFAS No. 143 been adopted on January 1, 2001, Allegheny’s AROs would have been $15.0 million at January 1, 2001, $17.2 million at December 31, 2001, and $19.7 million at December 31, 2002.

NOTE 11: BUSINESS SEGMENTS

Allegheny manages and evaluates its operations in two business segments: 1) Delivery and Services and 2) Generation and Marketing.

The Delivery and Services segment operates regulated electric and natural gas T&D systems. This segment includes the results of Allegheny Ventures, an unregulated subsidiary.

The Generation and Marketing segment develops, owns, operates, and manages regulated and unregulated electric generating capacity. For 2002 and through 2003, until it was able to exit from most of its speculative energy trading positions, this segment also marketed and traded electricity, natural gas, oil, coal, and other energy-related commodities using primarily over-the-counter and exchange-traded contracts.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Allegheny accounts for intersegment sales based on cost or regulatory commission-approved tariffs or contracts.

Allegheny and certain of its subsidiaries entered into agreements to sell, or made the decision to sell, certain non-core assets during the third quarter of 2004. See Note 26 for additional information concerning the segments in which the results of operations for these assets have previously been reported. The results of operations for these assets for 2003, 2002, and 2001 have been reclassified to discontinued operations.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Business segment information is summarized below. Significant transactions between reportable segments are shown as eliminations to reconcile the segment information to consolidated amounts.

(In millions)	2003	2002	2001
Total operating revenues:
Delivery and Services	$2,705.8	$3,299.1	$2,726.3
Generation and Marketing	965.0	922.1	1,901.2
Eliminations	(1,488.5)	(1,477.4)	(1,462.2)

Total	$2,182.3	$2,743.8	$3,165.3

Depreciation and amortization:
Delivery and Services	$152.2	$145.3	$132.2
Generation and Marketing	134.0	120.7	132.2
Eliminations	—	—	—

Total	$286.2	$266.0	$264.4

Operating income (loss):
Delivery and Services	$263.4	$285.9	$405.7
Generation and Marketing	(459.8)	(758.5)	545.5
Eliminations	—	—	—

Total	$(196.4)	$(472.6)	$951.2

Income (loss) from continuing operations, net:
Delivery and Services	$102.6	$82.9	$177.3
Generation and Marketing	(411.5)	(548.7)	280.8
Eliminations	—	—	—

Total	$(308.9)	$(465.8)	$458.1

Income (loss) from discontinued operations, net:
Delivery and Services	$9.2	$1.3	$10.2
Generation and Marketing	(34.5)	(37.7)	(19.4)
Eliminations	—	—	—

Total	$(25.3)	$(36.4)	$(9.2)

Cumulative effect of accounting changes, net:
Delivery and Services	$(1.2)	$(130.5)	$—
Generation and Marketing	(19.6)	—	(31.1)
Eliminations	—	—	—

Total	$(20.8)	$(130.5)	$(31.1)

Net income (loss):
Delivery and Services	$110.6	$(46.4)	$187.5
Generation and Marketing	(465.6)	(586.3)	230.3
Eliminations	—	—	—

Total	$(355.0)	$(632.7)	$417.8

Capital expenditures:
Delivery and Services	$149.2	$154.2	$204.3
Generation and Marketing	107.7	249.5	259.8

Total	$256.9	$403.7	$464.1

Acquisition of businesses:
Delivery and Services	$—	$—	$25.8
Generation and Marketing	318.4	—	1,626.8

Total	$318.4	$—	$1,652.6

Identifiable assets:
Delivery and Services	$4,542.0	$4,454.7
Generation and Marketing	5,266.7	6,086.5
Other	3,407.9	3,443.2
Eliminations	(3,044.7)	(3,011.2)

Total	$10,171.9	$10,973.2

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 12: DIVIDEND RESTRICTION

Allegheny is restricted from paying dividends on its common stock under its borrowing agreements until June 2011. See Note 3 for additional information.

The Board of Directors of AE did not declare a dividend on AE’s common stock for the fourth quarter of 2002 or during 2003. Covenants contained in AE’s borrowing agreements, as well as regulatory limitations under PUHCA, are expected to preclude AE from declaring or paying cash dividends for the foreseeable future.

NOTE 13: ACCOUNTING FOR THE EFFECTS OF PRICE REGULATION

Deregulation

On May 29, 1998, the Pennsylvania Public Utility Commission (Pennsylvania PUC) issued an order approving a transition plan for West Penn. This order was subsequently amended by a settlement agreement approved by the Pennsylvania PUC on November 19, 1998. West Penn recorded an extraordinary charge under the provisions of SFAS No. 101 in 1998 to reflect the disallowances of certain costs in the Pennsylvania PUC’s May 29, 1998, order, as revised by the Pennsylvania PUC-approved November 19, 1998, settlement agreement. This charge included an estimated amount for an adverse power purchase commitment, which reflects a commitment to purchase power at above-market prices. The adverse power purchase commitment is amortized over the life of the commitment based on a schedule of estimated electricity purchases established in connection with the settlement agreement. As of December 31, 2003, Allegheny’s reserve for adverse power purchase commitments was $236.1 million, based on Allegheny’s forecast of future energy revenues and other factors.

Based on the forecast mentioned above, Allegheny’s reserve for adverse power purchase commitments decreased as follows for 2003, 2002, and 2001:

(In millions)	2003	2002	2001
Decrease in adverse power purchase commitments	$19.1	$23.1	$24.8

The above decreases in the reserve for adverse power purchase commitments are recorded as expense reductions in “Purchased power and transmission” on the consolidated statements of operations.

Reregulation

In 1998, the West Virginia legislature passed legislation directing the Public Service Commission of West Virginia (West Virginia PSC) to determine whether retail electric competition was in the best interests of West Virginia and its citizens. In response, the West Virginia PSC submitted a plan to introduce full retail competition on January 1, 2001. This plan was approved, but never implemented, by the legislature. In 2002, the West Virginia PSC issued orders dismissing deregulation proceedings. Based on these actions, Monongahela concluded that retail competition and the deregulation of generating assets is no longer probable and that the generation operations in West Virginia meet the requirements of SFAS No. 71.

Monongahela reapplied the provisions of SFAS No. 71 to its West Virginia jurisdictional generating assets in the first quarter of 2003 and recorded a gain of $48.1 million, net income of taxes ($61.7 million before income taxes) as part of “other income and expenses, net” in the consolidated statements of operations. This gain was primarily the result of the elimination of its transition obligation and the reestablishment of regulatory assets related to deferred income taxes.

Potomac Edison had recorded a transition obligation on its books associated with West Virginia deregulation. Potomac Edison also reapplied the provisions of SFAS No. 71 in the first quarter of 2003 and recognized a gain of approximately $8.6 million, net of income taxes, ($14.1 million before income taxes) as a result of the elimination of its transition obligation. This gain is also a component of “other income and expenses, net” in the consolidated statements of operations.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

As of December 31, 2002, Allegheny had no generating assets subject to SFAS No. 71. As a result of the reapplication of SFAS No. 71 to the West Virginia jurisdictional generating assets in January 2003, the consolidated balance sheets include the amounts listed below for generating assets not subject to SFAS No. 71 as of December 31, 2003 and 2002:

(In millions)	December 31, 2003	December 31, 2002
Property, plant, and equipment	$4,052.4	$4,604.8
Amounts under construction included above	54.1	291.4
Accumulated depreciation	(1,823.9)	(2,257.2)

NOTE 14: INCOME TAXES

Details of federal and state income tax (benefit) expense from continuing operations are:

(In millions)	2003	2002	2001
Income tax (benefit) expense—current:
Federal	$(76.4)	$(91.1)	$(2.9)
State	(2.9)	(19.3)	3.9

Total	(79.3)	(110.4)	1.0
Income tax (benefit) expense—deferred, net of amortization	(116.6)	(196.2)	261.0
Amortization of deferred investment tax credit	(6.3)	(6.5)	(6.5)

Total income tax (benefit) expense	$(202.2)	$(313.1)	$255.5

The total provision for income tax (benefit) expense from continuing operations is different from the amount produced by applying the federal statutory income tax rate of 35 percent to financial accounting income, as set forth below:

	2003		2002		2001
(In millions, except percent)	Amount	Percent	Amount	Percent	Amount	Percent
(Loss) income before preferred stock dividends, income taxes, minority interest, discontinued operations, and cumulative effect of accounting changes	$(518.2)		$(792.4)		$716.0

Income tax (benefit) expense calculated using the federal statutory rate of 35 percent	(181.4)	35.0	(277.3)	35.0	250.6	35.0
Increased (decreased) for:
Tax deductions for which deferred tax was not provided:
Depreciation	11.7	(2.3)	2.6	(0.3)	7.2	1.0
Plant removal costs	(3.9)	0.8	(3.4)	0.4	(3.3)	(0.4)
State income tax, net of federal income tax benefit	(17.6)	3.4	(19.6)	2.5	17.4	2.4
Amortization of deferred investment tax credit	(6.3)	1.2	(6.4)	0.8	(6.5)	(0.9)
Reapplication of SFAS No. 71	(9.7)	1.9	—	—	—	—
Charitable donation	—	—	(3.6)	0.4	—	—
Adjustment to nondeductible reserves	—	—	(3.1)	0.4	—	—
Other, net	5.0	(1.0)	(2.3)	0.3	(9.9)	(1.4)

Total income tax (benefit) expense	$(202.2)	39.0	$(313.1)	39.5	$255.5	35.7

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The income tax benefit for loss from discontinued operations is different from the amount produced by applying the federal statutory income tax rate of 35 percent to the gross amount as set forth below:

(In millions)	2003	2002	2001
Loss from discontinued operations, before income taxes	$(40.2)	$(57.8)	$(16.5)

Income tax benefit calculated using the federal statutory rate of 35 percent	14.0	20.2	5.7
Income for state income tax benefit, net of federal income tax expense	0.9	1.2	1.6

Total income tax benefit	$14.9	$21.4	$7.3

The income tax benefit for the cumulative effect of accounting changes is different from the amount produced by applying the federal statutory income tax rate of 35 percent to the gross amount, as set forth below:

(In millions)	2003	2002	2001
Cumulative effect of accounting changes, before income taxes	$(33.7)	$(210.1)	$(52.3)

Income tax benefit calculated using the federal statutory rate of 35 percent	11.8	73.5	18.3
Non-deductible goodwill impairment	—	(5.2)	—
Increased for state income tax benefit, net of federal income tax expense	1.2	11.3	2.9

Total income tax benefit	$13.0	$79.6	$21.2

At December 31, the deferred income tax assets and liabilities consisted of the following:

(In millions)	2003	2002
Deferred income tax assets:
Adverse power purchase commitment	$47.5	$54.6
Recovery of transition costs	13.3	12.3
Unamortized investment tax credit	53.9	56.5
Postretirement benefits other than pensions	138.7	52.0
Intangible asset basis differences, net	49.5	50.9
Tax net operating loss carryforward	145.7	14.4
Fair value of commodity contracts	99.8	—
Valuation allowance on NOL	(0.2)	—
Other	85.1	128.8

Total deferred income tax assets	633.3	369.5
Deferred income tax liabilities:
Plant asset basis differences, net	1,336.8	1,229.6
Fair value of commodity contracts	—	121.2
Other	112.2	51.8

Total deferred income tax liabilities	1,449.0	1,402.6

Total net deferred income tax liabilities	815.7	1,033.1
Less portion above included in current assets	44.6	46.1

Total long-term net deferred income tax liabilities	$860.3	$1,079.2

Allegheny recorded as deferred income tax assets the effect of net operating losses, which will more likely than not be realized through future operations and through the reversal of existing temporary differences. These net operating loss carryforwards expire in varying amounts through 2023.

NOTE 15: SHORT-TERM DEBT

To provide interim financing and support for outstanding commercial paper, lines of credit had been established with several banks. Allegheny and its regulated subsidiaries had fee arrangements on all of their lines of credit and no compensating balance requirements. At December 31, 2002, $1,229.9 million of the $1,300.0 million lines of credit with banks were drawn. All of the $70.1 million remaining lines of credit were unavailable to be drawn upon. These facilities,

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

which were refinanced in February 2003, required the maintenance of a certain fixed-charge coverage ratio and a maximum debt-to-capitalization ratio, as defined under the credit agreements. On October 8, 2002, Allegheny announced that AE, AE Supply, and AGC were in technical default under these facilities after AE Supply declined to post additional collateral in favor of several trading counterparties. As of December 31, 2003, Allegheny had obtained waivers and amendments for these facilities. See Note 3 for additional details regarding the Borrowing Facilities that were entered into in February 2003. The only amount of short-term debt outstanding as of December 31, 2003 was $53.6 million relating to a bridge loan at Monongahela, that was issued in September of 2003 and has a term of 364 days.

In addition to bank lines of credit, an internal money pool accommodates intercompany short-term borrowing needs, to the extent that certain of Allegheny’s subsidiaries have funds available.

Short-term debt outstanding for 2003 and 2002 consisted of:

	2003		2002
(In millions)	Amount	Rate	Amount	Rate
Balance and interest rate at end of year:
Notes payable to banks	$—	—	$1,132.0	2.84%
Bridge loan at Monongahela	53.6	4.62%	—	—
Average amount outstanding and interest rate during the year:
Commercial paper	$—	—	$434.2	2.18%
Notes payable to banks	85.5	5.50%	600.2	3.29%
Bridge loan at Monongahela	4.2	4.62%	—	—
Borrowing Facilities	5.9	5.21%	—	—

NOTE 16: PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Allegheny provides noncontributory, defined benefit pension plans covering substantially all employees, including officers. Benefits are based on each employee’s years of service and compensation. The funding practice is to contribute annually at least the minimum amount required under the Employee Retirement Income Security Act of 1974 (ERISA) and not more than can be deducted for federal income tax purposes. For reporting purposes, the measurement date is September 30.

Allegheny also provides partially contributory medical and life insurance plans for eligible retirees and dependents. Medical benefits, which make up the largest component of the plans, are based upon an age and years-of-service vesting schedule and other plan provisions. Subsidized medical coverage is not provided in retirement to employees hired on or after January 1, 1993, with the exception of certain union employees. The postretirement health care plans include a limit on the company’s share of costs for recent and future retirees.

Net periodic cost (income) for pension and postretirement benefits other than pensions (principally health care and life insurance) for employees and covered dependents included the following components:

	Pension Benefits			Postretirement Benefits Other Than Pensions
(In millions)	2003	2002	2001	2003	2002	2001
Components of net periodic cost (income):
Service cost	$21.8	$20.2	$16.9	$3.8	$3.4	$3.0
Interest cost	62.0	59.1	55.2	16.9	14.3	13.8
Expected return on plan assets	(74.9)	(77.3)	(76.2)	(6.1)	(7.5)	(8.4)
Amortization of unrecognized transition obligation	0.6	0.6	—	5.9	6.5	6.4
Amortization of prior service cost	4.8	2.8	2.4	0.4	—	—
Recognized actuarial loss (gain)	0.2	—	(3.1)	—	(0.8)	(3.0)

Net periodic cost (income)	$14.5	$5.4	$(4.8)	$20.9	$15.9	$11.8

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Certain results of operations relating to discontinued operations have been reclassified in the accompanying statements of operations for all periods presented. Amounts included in net periodic cost (income), above, recorded in discontinued operations were as follows:

	Pension Benefits			Postretirement Benefits Other Than Pensions
(In millions)	2003	2002	2001	2003	2002	2001
Net periodic cost (income)	$0.7	$—	$(0.2)	$1.2	$0.6	$0.7

Approximately 13.0 percent and 12.6 percent of the above cost (income) amounts were allocated to construction work in progress, a component of property, plant, and equipment, in 2003 and 2002, respectively.

The amounts accrued at December 31, using a measurement date of September 30, included the following components:

	Pension Benefits		Postretirement Benefits Other Than Pensions
(In millions)	2003	2002	2003	2002
Change in benefit obligation:
Benefit obligations at beginning of year	$993.3	$839.7	$269.1	$203.0
Service cost	21.8	20.2	3.8	3.4
Interest cost	62.0	59.1	16.9	14.3
Plan amendments	1.5	27.4	—	4.0
Curtailments	4.0	(15.4)	0.1	0.4
Settlements	(31.0)	—	(6.5)	—
Special termination benefits	3.1	47.1	—	27.5
Actuarial loss	87.7	65.6	18.9	32.8
Benefits paid	(63.6)	(50.4)	(26.5)	(16.3)

Benefit obligation at end of year	1,078.8	993.3	275.8	269.1

Change in plan assets:
Fair value of plan assets at beginning of year	702.8	762.0	70.5	84.3
Actual return on plan assets	81.5	(10.1)	6.9	(6.0)
Plan participants contributions	—	—	2.7	—
Employer contribution	53.1	1.3	11.8	3.8
Settlements	(34.6)	—	(6.5)	—
Benefits paid	(63.6)	(50.4)	(11.7)	(11.6)

Fair value of plan assets at end of year	739.2	702.8	73.7	70.5

Plan assets less than benefit obligation	339.6	290.5	202.1	198.6
Unrecognized transition obligation	(4.9)	(6.7)	(52.9)	(59.6)
Unrecognized net actuarial loss	(282.5)	(203.5)	(28.7)	(16.2)
Unrecognized prior service cost due to plan amendments	(36.8)	(40.3)	(3.6)	(4.0)
Fourth quarter contributions and benefit payments	(4.0)	—	(6.5)	(6.6)

Accrued at December 31	$11.4	$40.0	$110.4	$112.2

The postretirement benefits other than pensions unrecognized transition obligation is being amortized over 20 years, beginning January 1, 1993.

In 2002, Allegheny recorded an adjustment to correct its accounting for its SERP as discussed in Note 2. The amounts displayed in the tables above include the appropriate amount of SERP costs for 2002. The adjustment of SERP costs for years prior to 2002, which were recorded in 2002, are excluded from the 2002 amounts in these tables. As the SERP is a non-qualified pension plan, Allegheny is not obligated to fund the SERP obligation. The SERP obligation, included as a component of the pension benefits obligation, was $11.0 million and $31.6 million at December 31, 2003 and 2002, respectively. The amount of SERP included in the accrued pension benefits at December 31, 2003 was a prepaid benefit of $0.9 million, and at December 31, 2002 was an accrued liability of $20.7 million.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Amounts recognized in the consolidated balance sheets consist of:

	Pension Benefits		Postretirement Benefits Other Than Pensions
(In millions)	2003	2002	2003	2002
Accrued benefit cost	$210.4	$128.1	$110.4	$112.2
Intangible assets	41.7	38.6	—	—
Accumulated other comprehensive loss	156.8	49.5	—	—
Accrued at December 31	11.4	40.0	110.4	112.2

The accumulated benefit obligation for all defined benefit pension plans was $949.6 million and $840.5 million at December 31, 2003 and 2002, respectively. The portion of the total accumulated benefit obligation related to the SERP was $9.5 million and $30.2 million at December 31, 2003, and 2002, respectively.

Information for pension plans with a projected benefit obligation and an accumulated benefit obligation in excess of plan assets is as follows:

	Pension Benefits
(In millions)	2003	2002
Projected benefit obligation	$1,078.8	$993.3
Accumulated benefit obligation	949.6	840.5
Fair value of plan assets	739.2	702.8

	Pension Benefits
(In millions)	2003	2002	2001
Increase in minimum pension liability included in other comprehensive loss	$107.3	$49.5	$—

During 2003, Allegheny recognized an additional required minimum pension liability of approximately $110.4 million, before income taxes. The total additional required pension liability is $198.5 million, before income taxes, including $88.1 million recorded in 2002 before income taxes. As a result of this total additional required pension liability, a $41.7 million intangible asset has been recorded to reflect the amount of unrecognized prior service costs and unrecognized net transition obligation and $156.8 million ($91.5 million, net of a deferred income tax asset of $65.3 million) was charged to other comprehensive loss in accordance with SFAS No. 130.

The average assumptions used to determine net periodic benefit costs for years ended December 31 are shown in the table below. The estimated discount rates, expected long-term rates of return on plan assets, and rates of compensation increases used in determining net periodic benefit costs were as follows:

	Pension Benefits			Postretirement Benefits Other Than Pensions
	2003	2002	2001	2003	2002	2001
Discount rate	6.50%	7.25%	7.75%	6.50%	7.25%	7.75%
Expected long-term rate of return on plan assets	9.00%	9.00%	9.00%	9.00%	9.00%	9.00%
Rate of compensation increase	4.00%	4.50%	4.50%	4.00%	4.50%	4.50%

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The average assumptions used to determine benefit obligations at September 30, 2003, 2002, and 2001 and the expected long-term rates of return on plan assets in each of the years 2003, 2002, and 2001 are shown in the table below:

	Pension Benefits			Postretirement Benefits Other Than Pensions
	2003	2002	2001	2003	2002	2001
Discount rate	6.00%	6.50%	7.25%	6.00%	6.50%	7.25%
Expected long-term rate of return on plan assets	8.50%	9.00%	9.00%	8.50%	9.00%	9.00%
Rate of compensation increase	3.75%	4.00%	4.50%	3.75%	4.00%	4.50%

Allegheny’s general approach for determining the overall expected long-term rate of return on assets assumption considers historical and expected future asset returns, the current and future targeted asset mix of the plan assets, historical and future expected real rates of return for equities and fixed income securities, and historical and expected inflation statistics. The expected long-term rate of return on plan assets to be used to develop net periodic benefit costs for 2004 is 8.5 percent.

Assumed health care cost trend rates at December 31 are as follows:

	2003	2002
Health care cost trend rate assumed for next year	9.5%	10.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2013	2013

For measuring obligations related to postretirement benefits other than pensions, a health care cost trend rate of 9.5 percent beginning with 2004 and grading down by 0.5 percent each year to an ultimate rate of 5.0 percent, and plan provisions that limit future medical and life insurance benefits, were assumed. Because of the plan provisions that limit future benefits, changes in the assumed health care cost trend rate would have a limited effect on the amounts displayed in the tables above. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

(In millions)	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost components	$0.3	$(0.3)
Effect on postretirement benefit obligation	2.4	(2.5)

Plan Assets

Allegheny’s pension plans’ weighted average asset allocations at December 31, 2003, and 2002, using a measurement date of September 30, by asset category are as follows:

	Plan Assets at December 31
	2003	2002
Asset Category:
Fixed income securities	57%	62%
Equity securities	41%	38%
Short-term investments	2%	—%

Total	100%	100%

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Allegheny’s postretirement benefits other than pensions weighted average asset allocations at December 31, 2003 and 2002, using a measurement date of September 30, by asset category are as follows:

	Plan Assets at December 31
	2003	2002
Asset Category:
Fixed income securities	47%	57%
Equity securities	42%	38%
Short-term investments	11%	5%

Total	100%	100%

The investment policy of the defined benefit pension plan is to invest in assets with a long-term asset allocation objective of 60 percent equity securities and 40 percent fixed income securities. The asset allocation represents a long-term perspective. Market shifts, changes in the plan dynamics, or changes in economic conditions may cause the asset mix to fall outside of the long-term policy range in a given period.

Contributions

Allegheny expects to contribute approximately $27.8 million to its pension plan in 2004, with a voluntary contribution of $19.2 million expected to be made in March, an additional amount of approximately $8.2 million expected to be made in the latter part of 2004 to meet the minimum amount required to be funded under ERISA and $0.4 million to be contributed to the SERP. Allegheny expects to contribute approximately $15 million to its postretirement benefits other than pensions plan in 2004.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Act) was signed into law. Beginning in 2006, subsidies will be provided to employers that provide prescription drug coverage for their retirees as long as the plan is equal to, or better than, the Medicare Part D Prescription Drug Plan. In January 2004, the Financial Accounting Standards Board (FASB) said that companies could recognize the impact of the subsidy in their financial statements and disclosures as long as such effects could be reasonably estimated. In January 2004, The FASB issued Staff Bulletin Position No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP 106-1). FSP 106-1 permits employers that sponsor postretirement benefit plans that provide a prescription drug benefit to retirees to make a one-time election to defer accounting for any effects of the Act. If deferral is elected, the deferral must remain in effect until the earlier of (a) the issuance of guidance by the FASB on how to account for the federal subsidy to be provided to plan sponsors under the Act or (b) the remeasurement of plan assets and obligations subsequent to January 31, 2004.

As of December 31, 2003, because of a lack of regulations specifying the manner in which a plan is determined to be actuarially equivalent to the Medicare Part D Prescription Drug Plan and the additional complexity created as a result of the Company’s plan having capped expense limits, Allegheny has elected to follow the deferral provisions of FSP 106-1.

In accordance with FSP 106-01, any measures of the accumulated postretirement benefit obligation (APBO) or net periodic postretirement benefit cost in Allegheny’s consolidated financial statements or accompanying notes do not reflect the effects of the Act on its plans. As noted above, specific authoritative guidance on the accounting for the federal subsidy is pending and such guidance, when issued, may require Allegheny to change previously reported information.

NOTE 17: STOCK-BASED COMPENSATION

Under Allegheny’s 1998 Long-Term Incentive Plan (LTIP), options may be granted to officers and key employees. Ten million shares of Allegheny’s common stock have been authorized for issuance under the LTIP subject to adjustments for changes in Allegheny’s common shares. The LTIP provides vesting periods of one to five years, with options terminating 10 years after the date of grant. Options are granted at the quoted market price of Allegheny’s common shares on the date of grant. There were 1,461,154 exercisable options at December 31, 2003. Approximately 5.2 million stock options were granted on February 18, 2004.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

During 2003, Allegheny entered into agreements with certain executives that granted 3.4 million stock units. The stock units were not issued pursuant to the LTIP or any other plan. Stock units vest annually over a period of three to five years. Each unit is equivalent to one share of AE common stock, and may be paid in cash or stock at Allegheny’s option, subject to an election to defer payments. For the year ended December 31, 2003, compensation expense of $10.6 million was recorded for these stock units.

In order to follow the pro-forma compensation disclosure requirements of valuing stock options under SFAS No. 123, for the year ended December 31, 2003, approximately 3.8 million stock options were deemed granted for disclosure purposes. These stock options were deemed to be granted in accordance with certain employment agreements entered into by Allegheny with certain newly hired officers.

The weighted average fair values of the 2003, 2002 and 2001 options were $6.81, $7.81, and $8.94 per share, respectively. The fair values were estimated at the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions:

	2003	2002	2001
Risk-free interest rate	3.53%	5.45%	5.29%
Expected life in years	6	10	10
Expected stock volatility	52.53%	28.20%	27.44%
Dividend yield	—	4.87%	5.20%

A summary of the status of the stock options granted under the LTIP as of December 31, 2003, is as follows:

	Stock Options	Weighted Average Price
Outstanding at December 31, 2000	1,719,367	$35.409
Granted	425,500	42.530
Exercised	—	—
Forfeited	(28,222)	39.642

Outstanding at December 31, 2001	2,116,645	36.784
Granted	430,000	35.851
Exercised	(20,350)	31.836
Forfeited	(461,068)	39.288

Outstanding at December 31, 2002	2,065,227	36.080
Granted	— *	—
Exercised	—	—
Forfeited	(418,850)	40.782

Outstanding at December 31, 2003	1,646,377	34.884

*	As noted above, approximately 3.8 million stock options that were deemed granted for SFAS No. 123 disclosure purposes are not included in the table above. These options were subsequently granted on February 18, 2004.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following summarizes the stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
	Number Outstanding at 12/31/03	Weighted Average		Shares Exercisable at 12/31/03	Weighted Average Exercise Price at 12/31/03
Range of Exercise Prices		Remaining Contractual Term	Exercise Price
$20.00 - $24.99	45,000	8.62	$20.872	—	$—
$25.00 - $29.99	—	—	—	—	—
$30.00 - $34.99	1,051,449	5.90	31.495	1,005,893	31.356
$35.00 - $39.99	39,700	7.83	38.274	9,700	37.256
$40.00 - $44.99	453,561	6.93	42.319	445,561	42.316
$45.00 - $49.99	56,667	7.28	47.003	—	—

Total	1,646,377	6.35	34.884	1,461,154	34.737

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 18: RECONCILIATION OF BASIC AND DILUTED SHARES

The following table provides a reconciliation of the numerators and the denominators for the basic and diluted per share computations:

(In millions, except per share data)	2003	2002	2001
Basic Earnings per Share:
Numerator:
(Loss) income from continuing operations, net of tax	$(308.9)	$(465.8)	$458.1
Loss from discontinued operations, net of tax	(25.3)	(36.4)	(9.2)
Cumulative effect of accounting changes, net of tax	(20.8)	(130.5)	(31.1)

Consolidated net (loss) income	$(355.0)	$(632.7)	$417.8

Denominator:
Common shares outstanding	126,848,253	125,657,979	120,104,328

Basic earnings per share:
(Loss) income from continuing operations, net of tax	$(2.44)	$(3.71)	$3.81
Loss from discontinued operations, net of tax	(0.20)	(0.29)	(0.07)
Cumulative effect of accounting changes, net of tax	(0.16)	(1.04)	(0.26)

Consolidated net (loss) income	$(2.80)	$(5.04)	$3.48

Diluted Earnings per Share:
Numerator:
(Loss) income from continuing operations, net of tax	$(308.9)	$(465.8)	$458.1
Loss from discontinued operations, net of tax	(25.3)	(36.4)	(9.2)
Cumulative effect of accounting changes, net of tax	(20.8)	(130.5)	(31.1)

Consolidated net (loss) income	$(355.0)	$(632.7)	$417.8

Denominator:
Common shares outstanding	126,848,253	125,657,979	120,104,328
Effect of dilutive securities:
Shares contingently issuable under Stock Option Plan	— (1)	— (1)	221,514
Shares contingently issuable under Performance Share Plan	— (1)	— (1)	216,309

Total Shares	126,848,253	125,657,979	120,542,151

Diluted Earnings per Share:
(Loss) income from continuing operations, net of tax	$(2.44)	$(3.71)	$3.80
Loss from discontinued operations, net of tax	(0.20)	(0.29)	(0.07)
Cumulative effect of accounting changes, net of tax	(0.16)	(1.04)	(0.26)

Consolidated net (loss) income	$(2.80)	$(5.04)	$3.47

(1) The table below shows the following anti-dilutive shares not included above:

		2003	2002
Shares contingently issuable under Performance Share Plan		145,768	152,726
Shares contingently issuable under Mandatorily-Convertible Trust Preferred Securities		24,999,000	—

Total shares contingently issuable		25,144,768	152,726

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 19: REGULATORY ASSETS AND LIABILITIES

Certain of Allegheny’s regulated operations are subject to the provisions of SFAS No. 71. Regulatory assets represent probable future revenues associated with deferred costs that are expected to be recovered from customers through the rate-making process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the rate-making process. Regulatory assets and regulatory liabilities reflected in the consolidated balance sheets at December 31 relate to:

(In millions)	2003	2002
Regulatory assets, including current portion:
Income taxes	$333.9	$337.2
Pennsylvania stranded cost recovery	155.3	191.4
Pennsylvania Competitive Transition Charge (CTC) reconciliation	70.5	58.0
Unamortized loss on reacquired debt	34.2	31.7
Deferred energy costs	28.8	—
Other	23.7	17.6

Subtotal	646.4	635.9

Regulatory liabilities, including current portion:
Non-legal asset removal costs	386.4	365.3
Income taxes	49.5	54.9
Rate stabilization deferral	—	56.8
Other	2.5	11.5

Subtotal	438.4	488.5

Net regulatory assets	$208.0	$147.4

Income Taxes, Net

In certain jurisdictions, deferred income tax expense is not permitted as a cost in the determination of rates charged to customers. In such jurisdictions a deferred income tax liability is recorded with an offsetting regulatory asset. The income tax regulatory asset represents amounts that will be recovered from customers when the temporary differences are reversed and the taxes paid. These deferred income taxes relate to temporary differences involving regulated utility property, plant, and equipment and the related provision for depreciation. No return is allowed on an income tax regulatory asset.

Pennsylvania Stranded Cost Recovery

In 1998, Allegheny recorded a regulatory asset for Pennsylvania stranded cost recovery, representing the portion of transition costs determined by the Pennsylvania PUC to be recoverable by West Penn under its deregulation plan. The CTC regulatory asset is being recovered over the transition period that will end in 2008. CTC rates include return on, as well as recovery of, transition costs.

Pennsylvania CTC Reconciliation

The Pennsylvania PUC authorized West Penn to defer the difference between authorized and billed CTC revenues, with an 11 percent return on the deferred amounts, for future full and complete recovery. The amount of under-recovery of CTC during the transition period, if any, will be determined at the end of the transition period, which extends through 2008. On an annual basis, the Pennsylvania PUC has approved the amount of CTC true-up recorded as a regulatory asset by Allegheny.

See Note 13 for a discussion regarding Monongahela’s and Potomac Edison’s reapplication of the provisions of SFAS No. 71 to their West Virginia jurisdictional generating assets in the first quarter of 2003.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

See Note 10 for a discussion of a regulatory liability identified in conjunction with the application of a new accounting pronouncement.

NOTE 20: FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of long-term debt and preferred stock of subsidiary, at December 31, were as follows:

	2003		2002
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt— (Debentures, notes and bonds for 2002)	$5,672.3	$5,761.7	$4,035.3	$3,716.7
Preferred stock of subsidiary (all Series)	74.0	55.0	74.0	62.5

The fair value of the long-term debt (debentures, notes and bonds for 2002) was estimated based on actual market prices or market prices of similar issues. The fair value of preferred stock is based on quoted market prices. The carrying amounts of temporary cash investments and short-term debt approximate the fair values of such financial instruments because of the short maturities of those instruments.

NOTE 21: JOINTLY OWNED ELECTRIC UTILITY PLANTS

Certain of Allegheny’s subsidiaries jointly own electric generating facilities with each other and with third parties. Allegheny’s subsidiaries record their proportionate share of operating costs, assets, and liabilities related to these generating facilities in the corresponding lines in the consolidated financial statements. As of December 31, 2003, AGC’s investment and accumulated depreciation in a generating station jointly owned with a third party, were as follows:

Generating Station (Dollars in millions)	Ownership Share	Utility Plant Investment	Accumulated Depreciation
Bath County	40%	$830.3	$295.1

NOTE 22: OTHER INCOME AND EXPENSES, NET

Other income and expenses, net represent nonoperating income and expenses before income taxes. The following table summarizes Allegheny’s other income and expenses for 2003, 2002, and 2001:

(In millions)	2003	2002	2001
Impairment charges related to unregulated investments	$—	$(44.7)	$—
Reapplication of SFAS No. 71	75.8	—	—
Gain on land sales	13.2	22.4	0.5
Loss on sale of Fellon-McCord	—	(20.2)	—
Loss on sale of Alliance Energy Services	—	(11.3)	—
Interest and dividend income	10.5	4.8	7.4
Maryland coal brokering fees	(5.2)	(6.4)	—
Tax credit—Maryland coal brokering fees	7.0	7.1	—
Life insurance proceeds	—	2.9	5.9
Gain on sale of equipment	—	—	3.5
Other	4.7	(2.0)	(0.3)

Total other income (expenses), net	$106.0	$(47.4)	$17.0

Certain results of operations relating to discontinued operations have been reclassified in the accompanying statement of operations for all periods presented. For the years ended 2003, 2002 and 2001, other income, net, of $0.4 million, $1.0 million and $0.1 million, respectively, were recorded in discontinued operations.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NOTE 23: QUARTERLY FINANCIAL INFORMATION (Unaudited)

	2003 Quarters Ended				2002 Quarters Ended
(In millions, except per share data)	December 2003	September 2003	June 2003	March 2003	December 2002	September 2002	June 2002	March 2002
Total operating revenues (1)	$666.6	$603.2	$319.3	$593.2	$563.1	$519.8	$748.8	$912.1
Operating income (loss) (1)	$124.3	$29.0	$(281.6)	$(68.1)	$(348.4)	$(313.7)	$26.6	$162.9
(Loss) income from continuing operations (1)	$(5.7)	$(46.8)	$(220.7)	$(35.7)	$(243.7)	$(258.6)	$(33.0)	$69.5
(Loss) income from discontinued operations, net (1)	(8.0)	(4.2)	(10.8)	(2.3)	(38.1)	(4.4)	(0.5)	6.6
Cumulative effect of accounting changes, net (2)	—	—	—	(20.8)	—	—	—	(130.5)

Consolidated net loss (1)	$(13.7)	$(51.0)	$(231.5)	$(58.8)	$(281.8)	$(263.0)	$(33.5)	$(54.4)

Basic and diluted earnings per share:
(Loss) income from continuing operations (1)	$(0.05)	$(0.37)	$(1.74)	$(0.28)	$(1.93)	$(2.06)	$(0.26)	$0.56
(Loss) income from discontinued operations, net (1)	(0.06)	(0.03)	(0.08)	(0.02)	(0.30)	(0.03)	(0.01)	0.05
Cumulative effect of accounting changes, net (2)	—	—	—	(0.16)	—	—	—	(1.04)

Consolidated net loss (1)	$(0.11)	$(0.40)	$(1.82)	$(0.46)	$(2.23)	$(2.09)	$(0.27)	$(0.43)

(1)	Amounts may not total to year to date amounts as a result of rounding.
(2)	Results for the first quarters of 2003 and 2002 include a cumulative effect of accounting changes for the adoption of SFAS No. 143 and EITF 02-3, and SFAS No. 142. EITF 02-03 and SFAS No. 143 were adopted on January 1, 2003 and SFAS No. 142 was adopted on January 1, 2002.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The quarterly amounts included in the table above reflect the adjustments identified in Allegheny’s comprehensive financial review, as discussed in Note 2. The following table summarizes the effect of the adjustments on amounts previously reported for Allegheny’s first and second quarter 2002 total operating revenues, operating income, (loss) income from continuing operations, and net loss. The amounts shown as previously reported for total operating revenues reflect certain reclassifications to comply with EITF 02-3, as discussed in Note 4, and for operating income, reflect reclassifications made in Allegheny’s presentation of its statements of operations after the Forms 10-Q for the first and second quarters of 2002 were filed. The reclassifications were made to provide consistent presentations among Allegheny’s various SEC registrants. In the aggregate, the reclassifications had no effect on previously reported (loss) income from continuing operations and net loss.

(In millions, except per share data)	Second Quarter 2002	First Quarter 2002
Total operating revenues as previously reported	$776.1	$1,010.4
Adjustments	8.5	(5.3)

As restated	784.6	1,005.1
Adjustments for discontinued operations	(35.8)	(93.0)

As reported	$748.8	$912.1

Operating income as previously reported	$30.7	$215.0
Adjustments	(3.0)	(39.2)

As restated	27.7	175.8
Adjustments for discontinued operations	(1.1)	(12.9)

As reported	$26.6	$162.9

(Loss) income from continuing operations as previously reported	$(32.3)	$101.6
Adjustments	(1.2)	(25.5	) *

As restated	(33.5)	76.1
Adjustments for discontinued operations	0.5	(6.6)

As reported	$(33.0)	$69.5

Net loss as previously reported	$(32.3)	$(28.9)
Adjustments	(1.2)	(25.5	) *

As reported	$(33.5)	$(54.4)

*	Includes $(20.1) million for the correction of accounting errors related to years prior to 2002 (Note 2) and $(5.4) million for the correction of accounting errors related to the first quarter 2002.

	Second Quarter 2002	First Quarter 2002
Basic and diluted earnings per share:
(Loss) income from continuing operations as previously reported	$(0.26)	$0.81
Adjustments	—	(0.25)

As restated	$(0.26)	$0.56

Net loss as previously reported	$(0.26)	$(0.23)
Adjustments	(0.01)	(0.20)

As restated	$(0.27)	$(0.43)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The corrections of accounting errors related to the first and second quarters of 2002 were primarily as follows:

(In millions, net of income taxes)	Second Quarter 2002	First Quarter 2002
The failure to accrue costs associated with goods or services received	$3.4	$(9.9)
Errors in recording inventory issued from storerooms	3.2	(2.9)
The failure to record an expense for the minority interest effect of the forgiveness of an intercompany loan	(2.5)	—
Errors in the recording of taxes in the appropriate period	(2.1)	3.3
Incorrect recording of SERP costs due to the exclusion of benefits funded using Secured Benefit Plan (SBP) from the estimated liability	(2.0)	(2.0)
Error in expensing an unregulated investment in the first quarter of 2002 which was corrected in the second quarter of 2002	(1.6)	1.6
Errors in recording revenues and expenses associated with trading activities	0.7	2.9
The failure to record penalties under a contract triggered by the failure to deliver minimum quantities of gypsum	(0.1)	1.4
Errors in recording adjustments related to the change in the reserve for adverse power purchase commitments	(0.5)	(0.5)
Other, principally purchased gas costs, accrued payroll costs, regulated revenues, interest expense, and payroll overhead costs	0.3	0.7

Total	$(1.2)	$(5.4)

The table above includes $1.0 million related to discontinued operations for the second quarter of 2002.

NOTE 24: COMMITMENTS AND CONTINGENCIES

Construction and Capital Program

The subsidiaries have entered into commitments for their construction and capital programs for which expenditures are estimated to be $301.8 million (unaudited) for 2004 and $341.9 million (unaudited) for 2005. Construction expenditure levels in 2006 and beyond will depend upon, among other things, the strategy eventually selected for complying with Phase II of the Clean Air Act Amendments of 1990 (CAAA) and the extent to which environmental initiatives currently being considered become mandated. Allegheny estimates that its management of emission allowances will allow it to comply with Phase II sulfur dioxide (SO2) limits through 2005. Studies to evaluate cost-effective options to comply with Phase II SO2 limits beyond 2005, including those available in connection with the emission allowance trading market, are continuing.

Environmental Matters and Litigation

Allegheny is subject to various laws, regulations, and uncertainties as to environmental matters. Compliance may require Allegheny to incur substantial additional costs to modify or replace existing and proposed equipment and facilities and may adversely affect the cost of future operations.

Clean Air Act and CAAA Matters: In 1998, the EPA finalized its Nitrogen Oxide (NOx) State Implementation Plan (SIP) call rule (known as the NOx SIP call) to address the regional transport of ground-level ozone that requires the equivalent of a uniform 0.15 lb/mmBtu emission rate throughout a 22-state region, including Maryland, Pennsylvania, and West Virginia, beginning in May 2003. Allegheny’s compliance with such stringent regulations has required and will require the installation of expensive post-combustion control technologies on most of its power stations. During 2000, Pennsylvania and Maryland promulgated final rules to implement the EPA’s NOx SIP call requirements, beginning in May 2003. During 2001, the West Virginia Department of Environmental Protection issued a final rule to implement the EPA’s NOx SIP call requirements, beginning in May 2004. The EPA approved the West Virginia SIP in July of 2002. The D.C. Circuit Court of Appeals issued a subsequent order that postponed the initial compliance date of the NOx SIP call from May 2003 to May 2004. Maryland and Pennsylvania did not delay the May 2003 implementation dates of their respective SIP, nor are they legally required to do so. AE Supply and Monongahela are in the process of installing NOx controls to meet the Pennsylvania, Maryland, and West Virginia SIP. These NOx controls include the installation of Selective Catalytic Reduction at the Harrison Power Station and Pleasants Power Station that comply with the NOx emission limits

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

when in operation. Boiler modifications and SNCR at Hatfield’s Ferry Power Station and Fort Martin Power Station, as well as burner modifications at Mitchell Power Station are being staged into service to further control emissions at those sources. The NOx Compliance Plan was established on a system-wide basis much the same as was the SO2 Compliance Plan. AE Supply and Monongahela also have the option to purchase, in some cases, alternate fuels, NOx allowances, or power on the market, if needed, to supplement their compliance strategy. AE Supply and Monongahela estimate their emission control activities in concert with their inventory of banked allowances will facilitate their compliance with NOx limits established by the SIP through 2005 and possibly beyond. Allegheny’s construction forecast includes the expenditure of $10.2 million of capital costs during the 2004 through 2005 period for NOx emission controls.

In August 2000, AE received a letter from the EPA requesting that it provide information and documentation relevant to the operation and maintenance of the following ten electric generating stations, collectively including 22 generating units: Albright, Armstrong, Fort Martin, Harrison, Hatfield’s Ferry, Mitchell, Pleasants, Rivesville, R. Paul Smith, and Willow Island. AE Supply and Monongahela own these electric generating stations. The letter requested information under Section 114 of the Clean Air Act to determine compliance with the Clean Air Act and related requirements, including potential application of the new source review standards, which can require the installation of additional air pollution control equipment upon the major modification of an existing facility. Responsive submissions were made during 2000 and 2001. In July 2002, AE received a follow-up letter from the EPA requesting clarifying information. AE has provided responsive information.

Similar inquiries have been made of other electric utilities and have resulted in enforcement proceedings being brought in most cases. AE believes that its subsidiaries’ generating facilities have been operated in accordance with the Clean Air Act and the rules implementing it. The experience of other energy companies, however, suggests that, in recent years, the EPA has narrowed its view regarding the scope of the definition of “routine maintenance” under its rules, thereby broadening the range of actions subject to compliance with new source review standards. Under previous EPA interpretations, these same actions did not trigger application of those standards. Section 114 information requests concerning facility modifications are often followed by enforcement actions. The EPA contacted AE and requested a meeting, which was held on July 16, 2003.

At this time, AE is not able to determine what effect the EPA’s inquiry may have on its operations. If new source review standards are applied to Allegheny’s generating stations, in addition to the possible imposition of fines, compliance would entail significant expenditures. However, the recent preliminary judicial decision in the EPA vs. Duke Energy case, as well as the final Routine Maintenance, Repair, and Replacement Rule (RMRR) recently released by the EPA, are more consistent with the energy industry’s historical compliance approach. On December 24, 2003, the U.S. Court of Appeals for the District of Columbia Circuit issued an order to stay the RMRR. The RMRR was scheduled to go into effect on December 26, 2003. The stay delays implementation of the RMRR. At this time, AE and its subsidiaries are not able to determine the effect these actions may have on them with regard to compliance costs.

The Attorneys General of New York and Connecticut, in letters dated September 15, 1999 and November 3, 1999, respectively, notified AE of their intent to commence civil actions against AE and/or its subsidiaries alleging violations at the Fort Martin Power Station under the Clean Air Act, which requires power plants that make major modifications to comply with the same New Source Review emission standards applicable to new power plants. Other governmental agencies may commence similar actions in the future. Fort Martin Power Station is located in West Virginia and is now jointly owned by AE Supply and Monongahela. Both Attorneys General stated their intent to seek injunctive relief and penalties. In addition, the Attorney General of the State of New York indicated that he may assert claims under the State’s common law of public nuisance seeking to recover, among other things, compensation for alleged environmental damage caused in New York by the operation of the Fort Martin Power Station. AE has been informed by EPA, in a letter dated February 2, 2004, that EPA intends to provide the New York Attorney General, pursuant to his request, certain records which AE provided to EPA’s request under Section 114 of the Clean Air Act. At this time, AE and its subsidiaries are not able to determine what effect, if any, these actions may have on them.

Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) Claim: On March 4, 1994, the Distribution Companies received notice that the EPA had identified them as potentially responsible parties (PRPs) with respect to the Jack’s Creek/Sitkin Smelting Superfund Site. Initially, approximately 175 PRPs were involved, however, the current number of active PRPs has been reduced as a result of settlements with de minimis contributors and other contributors to the site. The costs of remediation will be shared by all past and active responsible parties. In 1999, a PRP group that included the Distribution Companies entered into a consent order with the EPA to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

remediate the site. It is currently estimated that the total remediation costs to be borne by all of the responsible parties will not exceed $30.0 million. However, Allegheny estimates that its share of the remediation liability will not exceed $1.0 million, which has been accrued as a liability.

Claims Related to Alleged Asbestos Exposure: Monongahela, Potomac Edison, and West Penn have also been named as defendants along with multiple other defendants in pending asbestos cases alleging bodily injury involving multiple plaintiffs and multiple sites. These suits have been brought mostly by seasonal contractor employees and do not involve allegations of either the manufacture, sale or distribution of asbestos-containing products by Allegheny (the “asbestos suits”). While Allegheny believes that some or all of the cases are without merit as against Allegheny, Allegheny cannot predict the outcome of the asbestos suits. The asbestos suits arise out of historical operations, and are related to the removal of asbestos-containing materials from Allegheny’s premises. Allegheny’s historical operations were insured by various foreign and domestic insurers, including Lloyd’s of London. Allegheny’s asbestos-related litigation expenses have to date been reimbursed in full by recoveries from its historical insurers and Allegheny believes that it has sufficient insurance to respond fully to the asbestos suits. Certain of Allegheny’s insurers, however, have contested their obligations to pay for the future defense and settlement costs relating to the asbestos suits. Allegheny is currently involved in two asbestos insurance-related actions, Certain Underwriters at Lloyd’s, London et al. v. Allegheny Energy, Inc. et al., Case No. 21-C-03-16733 (Washington County, Md.), and Monongahela Power Company et al. v. Certain Underwriters at Lloyd’s, London and London Market Companies, et al., Civil Action No. 03-C-281 (Monongalia County, W. Va.), both commenced in 2003 (the “actions”). The parties in the actions are seeking an allocation of responsibility for Allegheny’s historic asbestos liability. Allegheny is continuing to receive payments from its insurance during the pendency of these actions, specifically the sum of $1.875 million, payable in equal parts on each of July 1, 2004, 2005 and 2006. During the twelve months ended December 31, 2003 and 2002, Allegheny received insurance recoveries of $1.8 million, net of $0.4 million of legal fees, and $2.4 million, net of $0.5 million of legal fees, related to the asbestos cases. Allegheny does not believe that the existence of the pendency of either the asbestos suits or the actions involving its insurance will have a material impact on Allegheny’s consolidated financial position, results of operations or cash flows. Allegheny believes that it has established adequate reserves, net of insurance receivables and recovery, to cover existing and future asbestos claims. On December 19, 2003, Allegheny settled and/or dismissed 4,314 of its 5,624 open cases; however, the final Order formally dismissing these cases was signed by the court on January 8, 2004. These settlements and/or dismissals did not result in a material change to the accrued contingent reserve. As of March 8, 2004, Allegheny had 1,409 open cases remaining.

Other Litigation

Nevada Power Contracts: On December 7, 2001, Nevada Power Company (NPC) filed a complaint with the FERC against AE Supply, which sought FERC action to modify prices payable to AE Supply under three trade confirmations dated December 4, 2000, January 16, 2001, and February 7, 2001, between Merrill Lynch and NPC, and entered into under the Western Systems Power Pool Master Agreement. The transactions related to power sales during 2002. NPC’s claim was based, in part, on the assertion that dysfunctional California spot markets had an adverse effect on the prices NPC was able to negotiate with Merrill Lynch under the contracts. NPC filed substantially identical complaints against a number of other energy suppliers. A hearing was held before a FERC administrative law judge (ALJ) in late 2002. On December 19, 2002, the ALJ issued findings that no contract modification was warranted on the grounds that dysfunctional California spot markets did not have an adverse effect on the contract prices. The ALJ determined in favor of NPC that AE Supply, rather than Merrill Lynch, was a proper subject of NPC’s complaint.

On June 26, 2003, the FERC affirmed the ALJ’s decision upholding the long-term contracts negotiated between NPC and Merrill Lynch, among others. The FERC did not render a decision on whether AE Supply rather than Merrill Lynch, was the real party in interest to the three trade confirmations at issue. On November 10, 2003, the FERC issued an order on rehearing affirming its conclusion that the long-term contracts should not be modified. On July 3, 2003, Snohomish County filed a petition for review of the FERC’s June 26 order with the U.S. Court of Appeals for the Ninth Circuit. On July 30, 2003, the FERC filed a motion with the Ninth Circuit to, among other things, dismiss Snohomish’s petition for review as “incurably premature.” On August 18, 2003, AE Supply filed a Motion to Intervene Out-of-Time in that proceeding. On November 17, 2003, the Ninth Circuit Court ordered that the motion to dismiss be held in abeyance pending motions to be filed within 14 days of the FERC’s decision regarding the requests for hearing. On November 19 and 20, 2003, three separate petitions for review of the FERC’s orders in the NPC proceedings were filed with two different circuits of the U.S. Court of Appeals, the District of Columbia Circuit and the Ninth Circuit. On December 10, 2003, the NPC petitions were consolidated in the Ninth Circuit (Snohomish County proceeding). On December 17, 2003, AE Supply filed a motion in the Ninth Circuit to intervene in the Snohomish County proceeding. Additional appeals have since been filed. AE Supply cannot predict the outcome of this matter.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Sierra/Nevada: On April 2, 2003, NPC and Sierra Pacific Resources, Inc. (together Sierra/Nevada) initiated a lawsuit in U.S. District Court in Nevada against AE and AE Supply, together with Merrill Lynch & Co. and Merrill Lynch Capital Services, Inc. (together, Merrill). The complaint alleged that AE, AE Supply and Merrill engaged in fraudulent conduct in connection with NPC’s application to the Public Utilities Commission of Nevada (Nevada PUC) for a deferred energy accounting adjustment, which allegedly caused the Nevada PUC to disallow $180.0 million of NPC’s deferred energy expenses. Sierra/Nevada asserted three causes of action against AE and AE Supply arising from the alleged fraudulent conduct. These include: (1) tortious interference with Sierra/Nevada’s contractual and prospective economic advantages, (2) conspiracy, and (3) violations of the Nevada state Racketeer Influenced and Corrupt Organization (RICO) Act. Sierra/Nevada filed an amended complaint on May 30, 2003 in which it asserted a fourth cause of action against AE and AE Supply for wrongful hiring and supervision. Sierra/Nevada seeks $180.0 million in compensatory damages plus attorneys fees. Under the RICO count, Sierra/Nevada seeks in excess of $850.0 million. AE and AE Supply filed motions to dismiss the complaints on May 6, 2003 and June 23, 2003. Sierra/Nevada filed an opposition on July 21, 2003. AE and AE Supply filed a reply to Sierra/Nevada’s opposition on August 11, 2003. AE and AE Supply cannot predict the outcome of this matter.

Settlement of Litigation Related to Power Supply Contracts with the CDWR: In March and April 2001, AE Supply entered into ten year and one-year power sales agreements, pursuant to a master power purchase and sale agreement (together, the CDWR contracts) with the CDWR, the electricity buyer for the State of California. In February 2002, the California Public Utilities Commission (California PUC) and the California Electricity Oversight Board (CAEOB) filed complaints with the FERC seeking to abrogate or modify the contracts. In January 2003, the CDWR filed a lawsuit in California Superior Court alleging that AE Supply breached the contracts and seeking a judicial determination that the contracts were terminated along with monetary damages.

On June 10, 2003, AE Supply and CDWR, together with other California State entities, including the California PUC and CAEOB, entered into a settlement agreement with renegotiated terms and conditions of the CDWR contract. The settlement reduced the off-peak power prices payable by the CDWR under the ten-year contract from $61 per MWh from 2004 to 2011 to $60 in 2004, $59 in 2005, and $58 in 2006 through 2011. The settlement terms also reduced the volume of power to be purchased from 1,000 MW from 2005-2011 to 750 MW in 2005 and 800 MW from 2006 through 2011. The renegotiated contract also stated that the parties waived all rights to challenge the validity of the agreement or whether it was just and reasonable for its duration. These modifications reduced the value of the CDWR contract by approximately $152.0 million. The terms of the settlement also provided that the California PUC and CAEOB agreed to drop their complaints against AE Supply at the FERC, and the CDWR and the California Attorney General agreed to drop their lawsuit filed in California Superior Court. The parties agreed that all litigation would be withdrawn with prejudice. The FERC issued an order approving the settlement on July 11, 2003. On July 25, 2003, Allegheny entered into an agreement with J. Aron & Company for the sale of the CDWR contract and related hedge agreements. On August 15, 2003, the CDWR filed a notice of entry of dismissal with prejudice with the California Superior Court in Sacramento, and the clerk of the court entered the dismissal as requested. The sale of the CDWR contract to J. Aron & Company was approved by the FERC on August 25, 2003. On September 15, 2003, Allegheny sold the CDWR contract and related hedge agreements to J. Aron & Company.

Putative Class Actions Under California Statutes: Nine related putative class action lawsuits against AE Supply and more than two dozen other named defendant power suppliers were filed in various California superior courts during 2002. These class action suits were removed to federal court and transferred to the U.S. District Court for the Southern District of California. Eight of the suits were commenced by consumers of wholesale electricity in California. The ninth, “Millar v. Allegheny Energy Supply Co., et al.,” was filed on behalf of California taxpayers. The complaints allege, among other things, that AE Supply and the other defendant power suppliers violated California’s antitrust statute and the California unfair business practices statute by allegedly manipulating the California electricity market. The suits also challenge the validity of various long-term power contracts with the State of California, including the CDWR contract.

On August 25, 2003, AE Supply’s motion to dismiss seven of the eight consumer class actions with prejudice was granted by the U.S. District Court. Plaintiffs’ counsel in these seven actions filed a notice of appeal to the United States Court of Appeals for the Ninth Circuit on September 29, 2003. AE Supply has not been served in the eighth consumer class action, “Kurtz v. Duke Energy Trading and Marketing, LLC.” The allegations in this complaint are substantively identical to those in the dismissed actions. This case is still pending in the U.S. District Court.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The District Court separately granted plaintiffs’ motion to remand in the taxpayer action, Millar, on July 9, 2003. On December 18, 2003, plaintiffs filed a notice of remand and a first amended complaint naming certain additional defendants including The Goldman Sachs Group, Inc. (Goldman Sachs) in Superior Court, County of San Francisco. The first amended complaint was brought on behalf of consumers of wholesale electricity, and not California taxpayers. Goldman Sachs filed a notice of removal on February 9, 2004 in the U.S. District Court for the Northern District of California.

AE Supply cannot predict the outcome of these matters.

In May of 2002, a California state legislator brought a claim on behalf of California taxpayers against AE Supply and 30 other power suppliers, as well as Vikram Budhraja, a contract negotiator for the CDWR. The suit, styled as “McClintock v. Budhraja, et al.” and brought in California Superior Court in Los Angeles County, alleged, among other things, that Budhraja had a conflict of interest during negotiations. AE Supply was never served in this action. Plaintiffs sought a judicial declaration that the energy contracts are void and unenforceable as a matter of law, as well as judicial intervention to prohibit further performance on the energy contracts by any defendant. On November 25, 2003, plaintiffs filed a request for dismissal with prejudice of the McClintock action in its entirety. The dismissal with prejudice was entered on December 2, 2003.

Putative Shareholder, Derivative, and Benefit Plan Class Actions: From October 2002 through December 2002, plaintiffs claiming to represent purchasers of AE’s securities filed 14 putative class action lawsuits against AE and several of its former senior managers in U.S. District Courts for the Southern District of New York and the District of Maryland. The complaints allege that AE and senior management violated federal securities laws when AE purchased Merrill Lynch’s energy marketing and trading business with the knowledge that the business was built on illegal wash or round-trip trades with Enron, which the complaints allege artificially inflated trading revenue, volume and growth. The complaints assert that AE’s fortunes fell when Enron’s collapse exposed what plaintiffs claim were illegal trades in the energy markets. The complaints do no specify requested relief.

In February and March 2003, two putative class action lawsuits were filed against AE in U.S. District Courts for the Southern District of New York and the District of Maryland. The suits allege that AE and a senior manager violated the Employee Retirement Income Security Act of 1974 (ERISA) by: (1) failing to provide complete and accurate information to plan beneficiaries regarding the energy trading business, among other things; (2) failing to diversify plan assets; (3) failing to monitor investment alternatives; (4) failing to avoid conflicts of interest; and (5) violating fiduciary duties.

In June 2003, a shareholder derivative action was filed against AE’s Board of Directors and several former senior managers in the Supreme Court of the State of New York for the County of New York. The suit alleges that the Board and senior management breached fiduciary duties to AE that have exposed AE to the securities class action lawsuits.

Both the securities cases and the ERISA cases have been transferred to the District of Maryland for coordinated or consolidated pretrial proceedings. On February 18, 2004, the court held a status conference during which the parties agreed to confer and propose a schedule for the filing of consolidated, amended complaints in the securities and ERISA cases, as well as responses thereto. The derivative action has been stayed pending the commencement of discovery in the securities cases. AE has not yet answered the complaints. AE cannot predict the outcome of these matters.

Suits Related to Gleason Generating Facility: Allegheny Energy Supply Gleason Generating Facility, LLC, a subsidiary of AE Supply, is the defendant in a suit brought in the Circuit Court for Weakley County, Tennessee, by residents living in the vicinity of the generating facility in Gleason, Tennessee. The original suit was filed on September 16, 2002. AE Supply purchased the peaking facility in 2001. The plaintiffs are asserting claims based on trespass and/or nuisance, claiming personal injury and property damage as a result of noise from the generating facility during operation. They seek a restraining order with respect to the operation of the plant and damages of $200 million. The case was assigned to mediation on October 14, 2003 and the judge has ordered the mediation to conclude by July 1, 2004. AE has undertaken property purchases and other mitigation measures. AE cannot predict the outcome of this suit.

AE Supply has demanded indemnification from Siemens Westinghouse, the manufacturer of the turbines used in the Gleason Generating Facility, pursuant to the terms of the equipment purchase agreement. On October 17, 2002, Siemens

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Westinghouse filed a request for a declaratory judgment in the Court of Common Pleas of Allegheny County, Pennsylvania seeking a declaration that the prior owner released Siemens Westinghouse from this liability through a release executed after Allegheny purchased the Gleason facility. This case is currently in the discovery process. AE cannot predict the outcome of this suit or whether it will be able to recover amounts from Siemens Westinghouse.

SEC Matters: On October 9, October 25, and November 5, 2002, AE received subpoenas from the SEC. The subpoenas principally concerned: (1) the departure of Daniel L. Gordon, the former head of energy trading for AE Supply; (2) AE’s litigation with Merrill Lynch; (3) AE Supply’s valuation and management of its trading business; (4) AE’s November 4, 2002, press release concerning its financial statements; (5) the departure of AE’s and its subsidiaries’ Controller, Thomas Kloc, in June 2002; and (6) AE’s acquisition of power plants from Enron. AE and AE Supply responded to the subpoenas.

On January 16, 2004, the SEC requested that AE voluntarily produce certain documents in connection with an informal investigation of AE. Many of these documents were previously provided in response to subpoenas that AE received in 2002. AE is cooperating fully with the SEC.

Litigation Against Merrill Lynch: AE and AE Supply entered into an asset purchase agreement with Merrill Lynch and affiliated parties in 2001, under which AE and AE Supply purchased Merrill Lynch’s energy marketing and trading business for approximately $489 million and an equity interest in AE Supply of nearly two percent. The asset purchase agreement provided that Merrill Lynch would have the right to require AE to purchase Merrill Lynch’s equity interest in AE Supply for $115 million plus interest calculated from March 16, 2001 in the event that certain conditions were not met.

On September 24, 2002, certain Merrill Lynch entities filed a complaint against AE in the U.S. District Court for the Southern District of New York, alleging that AE breached the asset purchase agreement by failing to repurchase the equity interest in AE Supply from Merrill Lynch and seeking damages in excess of $125 million.

On September 25, 2002, AE and AE Supply commenced an action against Merrill Lynch in the Supreme Court of the State of New York for the County of New York. The complaint in that lawsuit alleges that Merrill Lynch fraudulently induced AE to enter into the purchase agreement and that Merrill Lynch breached certain representations and warranties contained in the purchase agreement. The lawsuit sought damages in excess of $605 million, among other relief.

On October 23, 2002, AE filed a motion to stay Merrill Lynch’s federal court action in favor of AE and AE Supply’s action in New York state court. On May 29, 2003, the U. S. District Court for the Southern District of New York denied AE’s motion to stay Merrill Lynch’s action and ordered that AE and AE Supply assert its claims against Merrill Lynch, which were initially brought in New York state court as counterclaims in Merrill Lynch’s federal court action. As a result, AE and AE Supply dismissed its New York state action and, on June 13, 2003, AE and AE Supply filed an answer, affirmative defense and counterclaims against Merrill Lynch in the U. S. District Court for the Southern District of New York. The counterclaims allege that Merrill Lynch fraudulently induced AE and AE Supply to enter into the purchase agreement, that Merrill Lynch breached certain representations and warranties contained in the purchase agreement, and that Merrill Lynch breached fiduciary duties owed to AE and AE Supply. The counterclaims seek damages in excess of $605 million, among other relief.

On August 29, 2003, AE and AE Supply filed amended counterclaims that, among other things, added a claim against Merrill Lynch for negligent misrepresentation. Merrill Lynch moved to dismiss AE and AE Supply’s counterclaims and to strike the request for a jury trial concerning certain of the counterclaims. AE and AE Supply opposed Merrill Lynch’s motion. On November 24, 2003, the Court granted in part and denied in part Merrill’s motion. The Court denied the motion to dismiss AE and AE Supply’s counterclaims for fraudulent inducement, breach of contract, breach of fiduciary duty, and punitive damages. The Court dismissed AE and AE Supply’s counterclaim for rescission, which AE and AE Supply had agreed to dismiss, and struck their demand for a jury trial with respect to certain counterclaims. The counterclaim for negligent misrepresentation was not subject to Merrill’s motion and remains in place. On December 9, 2003, Merrill Lynch served an answer denying the material allegations of AE and AE Supply’s amended counterclaims and also asserted various affirmative defenses. By Amended Pretrial Scheduling Order entered October 31, 2003, the case was added to the July 2004 trial calendar. On January 23, 2004, the Court granted a motion filed under seal by the U.S. Attorney for the Southern District of New York to intervene and stay deposition discovery for approximately six months. Document discovery is continuing, and deposition discovery may proceed to the extent agreed by the U.S. Attorney. The case has been set for trial on October 4, 2004. AE and AE Supply cannot predict the outcome of this matter.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CFTC Subpoenas: On October 2, 2002 and January 15, 2003, AE and AE Supply received subpoenas from the CFTC for documents relating to natural gas and electricity trading. AE and AE Supply responded to the subpoenas and are cooperating fully with the CFTC.

EPMI Adversary Proceeding: On May 9, 2003, Enron Power Marketing, Inc. (EPMI), a Chapter 11 debtor, commenced an adversary proceeding against AE Supply in its bankruptcy case that is pending in the U.S. Bankruptcy Court for the Southern District of New York. The complaint alleges that AE Supply owes EPMI (1) approximately $27.6 million for accounts receivable due and owing for energy delivered prior to the commencement of EPMI’s bankruptcy case, and (2) approximately $8.3 million in cash collateral previously posted by EPMI to AE Supply, less any amounts owed to AE Supply as a result of EPMI’s default under a master trading agreement entered into between the parties and certain transactions arising thereunder. By the complaint, EPMI also seeks certain declaratory relief, including a declaration that the arbitration provision found in the master trading agreement is unenforceable. On August 1, 2003, AE Supply filed an answer asserting affirmative defenses. Many similar cases have been filed by, or against, EPMI in its bankruptcy case. The bankruptcy court has determined that such cases should be resolved through mediation, if possible. Mediation of the subject complaint began on October 28, 2003, and the parties will continue the mediation process. AE Supply is unable to predict the outcome of this matter.

Ordinary Course of Business: The registrants are from time to time involved in litigation and other legal disputes in the ordinary course of business. Each registrant is of the belief that there are no other legal proceedings which could materially impair its operations or materially or adversely affect its financial condition or liquidity.

Leases

Allegheny has capital and operating lease agreements with various terms and expiration dates, primarily for vehicles, computer equipment and communication lines.

Total capital and operating lease rent payments of $33.6 million in 2003, $36.7 million in 2002, and $39.7 million in 2001 were recorded as rent expense in accordance with SFAS No. 71. Allegheny’s estimated future minimum lease payments for capital and operating leases, including those related to discontinued operations, with annual payments exceeding $100,000 and initial or remaining lease terms in excess of one year are:

(In millions)	2004	2005	2006	2007	2008	Thereafter	Total	Less: Amount Representing Interest	Present value of net minimum capital lease payments
Capital Leases	$13.6	$12.7	$12.2	$7.1	$0.4	$1.0	$47.0	$2.9	$44.1
Operating Leases	10.6	8.0	6.0	5.2	5.0	35.8	70.6	—	—

Certain results of operations relating to discontinued operations have been reclassified in the accompanying statements of operations for all periods presented. Total capital and operating lease rent payments of $1.1 million, $1.3 million, and $0.7 million in 2003, 2002, and 2001, respectively, were reclassified to discontinued operations.

The carrying amount of assets recorded under capitalized lease agreements included in property, plant, and equipment at December 31, consists of the following:

(In millions)	2003	2002
Equipment	$43.6	$52.3
Building	0.5	0.7

Property held under capital leases	$44.1	$53.0

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In November 2001, AE Supply entered into an operating lease transaction to finance construction of a 630 MW generating facility in St. Joseph County, Indiana. As of December 31, 2002, AE Supply recorded the facility on its consolidated balance sheet as a result of lessor reimbursement for construction expenditures. As a result, AE Supply recorded approximately $415.5 million of debt related to this obligation, including costs associated with terminating the project, on its consolidated balance sheet at December 31, 2002. In February 2003, AE Supply purchased the project by assuming $380.0 million of the lessor’s long-term debt (the A-Notes) and paying an additional $35.5 million. See Note 3 for additional information. Following the purchase of the facility, Allegheny terminated the project resulting in a write-off of $192.0 million, before income taxes ($118.4 million, net of income taxes).

In April 2001, AE Supply entered into an operating lease transaction structured to finance the purchase of turbines and transformers. In November 2001, some of the equipment was used for the St. Joseph generating project. In May 2002, AE Supply terminated the lease and the remainder of the equipment was purchased by an unconsolidated joint venture that placed an 88 MW generating facility in southwest Virginia into commercial operation in June 2002.

In November 2000, AE Supply entered into an operating lease transaction to finance construction of a 540 MW generating facility in Springdale, Pennsylvania. In February 2003, AE Supply purchased the facility for $318.4 million financed with debt, which is part of the Borrowing Facilities. See Note 3 for additional information. The facility went into commercial operation in July 2003.

Variable Interest Entities

Issued by the FASB in January 2003, and revised in December, 2003, FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46R), addresses consolidation by business enterprises of variable interest entities, commonly referred to as “special purpose entities.” FIN 46R requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. Allegheny adopted the provisions of FIN 46R, as of December 31, 2003, for its interest in variable interest entities that are considered special purpose entities. The adoption of FIN 46R had no material impact on Allegheny’s consolidated results of operations, financial position or statement of cash flows.

Allegheny is required to adopt FIN 46R for its interest in variable interest entities that are not considered special purpose entities no later than March 31, 2004. Allegheny does not expect the impact of adopting FIN 46R for these interests to be material to its results of operations, financial position, or statements of cash flows.

PURPA

Under PURPA, electric utility companies, such as Allegheny’s regulated utility subsidiaries, are required to interconnect with, provide back-up electric service to, and purchase electric capacity and energy from qualifying power production and cogeneration facilities that satisfy the eligibility requirements for PURPA benefits established by the FERC. The appropriate state public service commission or legislature establishes the rates paid for electric energy purchased from such qualifying facilities.

Allegheny’s regulated utilities are committed to purchasing the electrical output from 479 MW of qualifying PURPA capacity. Payments for PURPA capacity and energy in 2003 and 2002 totaled $216.8 million and $205.0 million, respectively, before amortization of West Penn’s adverse power purchase commitment, according to these contracts and excluding the receipt of a contractually authorized payment in accordance with certain contract provisions at a hydro facility that supplies power to Monongahela. The average cost to Allegheny’s regulated utility subsidiaries of these power purchases was approximately 5.6 cents per kilowatt-hour (kWh) for both 2003 and 2002.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The table below reflects Allegheny’s estimated commitments for energy and capacity purchases under PURPA contracts as of December 31, 2003, by registrant. Actual values can vary substantially depending upon future conditions.

	Monongahela		West Penn		Potomac Edison
(In millions, except MWh)	MWh*	Amount	MWh*	Amount	MWh*	Amount
2004	1,301,164	$57.6	1,067,370	$46.9	1,454,789	$95.2
2005	1,302,552	58.4	1,116,920	50.3	1,450,656	93.7
2006	1,302,552	58.8	1,114,100	51.1	1,450,656	95.0
2007	1,302,552	59.2	1,114,100	52.6	1,450,656	96.3
2008	1,305,468	59.6	1,114,100	54.2	1,454,630	98.0
Thereafter	26,013,310	1,258.8	11,444,535	598.5	30,604,536	2,213.0

*	Megawatt hours

Fuel Commitments

Allegheny has entered into various long-term commitments for the procurement of fuel, primarily coal and lime, to supply its generating facilities. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Allegheny’s fuel consumed for electric generation was $593.8 million, $591.5 million, and $560.4 million in 2003, 2002, and 2001, respectively. In 2003, Allegheny purchased approximately 52 percent of its fuel from one vendor. Total estimated long-term fuel commitments (primarily coal and lime) at December 31, 2003, were as follows, by registrant, and in total:

(In millions)	AE Supply	Monongahela	Total
2004	$294.7	$94.5	$389.2
2005	191.6	50.7	242.3
2006	86.3	22.5	108.8
2007	49.1	13.2	62.3
2008	—	—	—
Thereafter	—	—	—

Total	$621.7	$180.9	$802.6

Letters of Credit

AE, Monongahela, West Penn and AGC have no letters of credit outstanding as of December 31, 2003.

As of December 31, 2003, AE Supply has approximately $48.3 million in aggregate letters of credit outstanding utilized to support its access to energy trading markets through various counterparties. The majority of these letters of credit expire in April 2005.

Potomac Edison has two letters of credit outstanding for an aggregate amount of approximately $10.4 million which expire primarily during July 2004 and support various purchases and energy conservation contracts.

Guarantees

At December 31, 2003, Allegheny and its subsidiaries provided guarantees, either directly or indirectly, of $91.3 million for contractual obligations of affiliated companies, as discussed by major category below. This does not include approximately $58.7 million of aggregate letters of credit discussed above. Under the terms of the guarantees, Allegheny would be required to perform should an affiliate be in default of its obligation, generally for an amount not to exceed the amount disclosed. The term of these guarantees coincide with the term of the underlying agreement. There are no amounts being carried as liabilities on the consolidated balance sheets for Allegheny’s obligations under these guarantees.

Of the guarantees provided to third parties, approximately $45.9 million relate to guarantees associated with the purchase, sale, exchange, or transportation of wholesale natural gas, electric power, and related services.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Allegheny provided loan guarantees of $40.8 million to third parties for loans and other financing related guarantees.

Allegheny provided guarantees of $4.6 million to a third party pursuant to a lease agreement that was signed in 2001.

In September 2003, AE Supply, and its subsidiary Allegheny Trade Finance (ATF), sold the CDWR contract and related liabilities to J. Aron & Company. In connection with this sale, ATF provided an indemnification to J. Aron & Company for 10 lawsuits with respect to the power crisis in California, to which AE Supply, or ATF, were a party. AE Supply applied a discounted probability weighted average cash flow approach to the maximum potential liability under this indemnification to determine the value associated with this indemnification. As a result, AE Supply recorded a liability of $2.7 million associated with this indemnification on its consolidated balance sheet, and accordingly, increased the loss on the sale of the CDWR contract and related liabilities. This loss is included as a component of net revenues in the consolidated statements of operations.

South Mississippi Electric Power Association (SMEPA) Agreement

In December 2001, an indirect subsidiary of AE entered into an agreement to provide design, construction, and installation services for seven natural gas-fired turbine generators for the SMEPA. The seven units, with a combined output of approximately 450 MW, will be located at three sites in southern Mississippi. The units will be owned by SMEPA. Construction started in May 2002, with installation of all of the units to be completed by May 2006. The agreement allows for liquidated damages, for a maximum amount of $10 million, in the event the indirect subsidiary fails to meet either specified delivery dates or the generators fail to meet specified performance requirements.

UGI Put Option

In June 2003, AE Supply amended its partnership agreement with UGI Hunlock Development Company with regard to its equity method investment in Hunlock Creek Energy Ventures (Hunlock Creek), a 48 MW coal-fired generating facility and a 44 MW gas-fired combustion turbine. This amendment provides a put option that allows UGI to require AE Supply to purchase either or both of the existing coal-fired facility and combustion turbine owned by Hunlock Creek for a specified purchase price. AE Supply is currently a 50 percent owner in Hunlock Creek. The amendment provides a purchase price for the coal-fired facility equivalent to full value of $15 million, plus the value of all related inventory. The purchase price for the combustion turbine will be made at its book value at the time of exercise of the option. The option can be exercised for a period of 90 days commencing January 1, 2006.

NOTE 25: SUBSEQUENT EVENTS

On February 9, 2004, a generator failure occurred on Unit No. 1 at the Pleasants Power Station located in St. Mary’s, West Virginia. Unit No. 1 is a 650 MW coal-fired generating unit. As a result of the generator failure, damage was sustained to the generator and associated equipment. The unit is currently offline and repairs are in progress. Although the full extent of the damage is still being evaluated, the preliminary estimate of the costs associated with the failure is $30 to $45 million, inclusive of net revenue losses, repair and replacement costs and anticipated insurance proceeds. Of this amount, approximately $25 to $35 million will be reflected in the results of AE Supply and $5 to $10 million will be reflected in the results of Monongahela. The unit is currently expected to return to service by the middle of June 2004.

On November 3, 2003, there was a fire in Unit No. 2 at the Hatfield’s Ferry Power Station located near Masontown, Pennsylvania. Unit No. 2 is a 570 MW coal generating unit. As a result of the fire, significant damage was sustained to the generator and turbine and certain associated equipment. The unit is currently offline. Allegheny currently estimates that the total costs associated with the fire, inclusive of 2003 and 2004 net revenue losses, repair and replacement costs and anticipated insurance proceeds, are approximately $40 million. Allegheny continues to investigate to determine whether any other recoveries are possible. Approximately $30 million of the total financial impact will be reflected in the results of AE Supply and approximately $10 million will be reflected in the results of Monongahela. The unit is currently expected to return to service in early May 2004.

The Pleasants and Hatfield’s Ferry Power Stations are relatively low cost facilities. While they are offline, particularly during periods of high demand such as the cold winter months, Allegheny must purchase replacement power in the market at prices higher than the cost of production from the facilities. As a result, Allegheny’s operating results are adversely affected by the outages at these facilities.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The information above is based on current assumptions and estimates. Accordingly, actual results may vary and such variations may be material.

NOTE 26: ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

During the third quarter of 2004, Allegheny and certain of its subsidiaries entered into agreements to sell, or made the decision to sell, certain non-core assets. The results of operations relating to these assets have been reclassified to discontinued operations in the accompanying statements of operations for all periods presented. SFAS No. 144 requires that a long-lived asset classified as held for sale be measured at the lower of its carrying amount or fair value, less estimated costs to sell, and that it no longer be depreciated. Accordingly, Allegheny recorded impairment charges of $689.9 million, before income taxes ($424.6 million net of income taxes) during the third quarter of 2004 for certain of the assets held for sale as described below. These impairment charges reflect the write-down of the applicable asset to the lower of its carrying amount or fair value, less estimated costs to sell. In accordance with SFAS No. 144, the assets and liabilities associated with these discontinued operations will be classified as held for sale on the balance sheet as of September 30, 2004.

Natural Gas Operations. In August 2004, Monongahela signed a definitive agreement to sell it natural gas operations in West Virginia to Mountaineer Gas Holdings Limited Partnership, a partnership composed of IGS Utilities LLC, IGS Holdings LLC and affiliates of ArcLight Capital Partners, LLC, for $141 million in cash and the assumption of approximately $87 million of long-term debt, subject to certain closing adjustments. In addition, the buyer will pay Monongahela, over a three-year period, certain amounts due to Monongahela from affiliates holding or owning the West Virginia natural gas operations. These amounts will be finally determined at the closing of the transaction. Monongahela expects to utilize net proceeds from the sale to reduce debt. Monongahela’s natural gas operations consist of the natural gas assets of Monongahela, Mountaineer and Mountaineer Gas Services, which is a subsidiary of Mountaineer.

During the third quarter of 2004, Monongahela recorded a charge against earnings of $35.1 million, before income taxes ($20.7 million net of income taxes) to write-down its investment in its natural gas operations to the expected net proceeds from the sale. This write-down is included in loss from discontinued operations in Allegheny’s statement of operations for the period. The gas operations are a component of the Delivery and Services segment.

The agreement is subject to certain closing conditions, third-party consents and state and federal regulatory approvals, including approval of a rate adjustment from the Public Service Commission of West Virginia. The sale is expected to be completed in mid-2005.

Midwest Assets. In September 2004, AE Supply signed an agreement with Grant Peaking Power, LLC (Grant) and ArcLight Energy Partners Fund II, L.P. pursuant to which Grant agreed to purchase for approximately $173 million in cash, subject to certain adjustments, all of the member interests in AE Supply Lincoln Generating Facility, LLC, together with assignment of an associated tolling agreement. AE Supply expects to utilize net proceeds from the sale to reduce debt. The agreement is subject to certain closing conditions, federal regulatory approvals and third-party consents. Closing of the sale is expected in the fourth quarter of 2004. During the third quarter of 2004, AE Supply recorded a charge against earnings of $209.4 million, before income taxes ($129.2 million net of income taxes) to write-down its investment in these assets to the expected net proceeds from the sale. This write-down is included in loss from discontinued operations in Allegheny’s statement of operations for the period. The Lincoln Generating Facility is a component of Allegheny’s Generation and Marketing segment.

AE Supply also recorded, during the third quarter of 2004, write-downs to fair value of its investments in its two remaining midwest natural-gas fired peaking facilities, the Wheatland Generating Facility and the Gleason Generating Facility, as a result of its decision to sell these facilities. These write-downs resulted in an aggregate charge against earnings of $445.4 million, before income taxes ($274.7 million net of income taxes), which were included in loss from discontinued operations in Allegheny’s statement of operations for the period. These assets are a component of Allegheny’s Generation and Marketing segment.

ALLEGHENY ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The components of loss from discontinued operations are as follows:

	Year Ended December 31,
(In millions)	2003	2002	2001
Midwest Assets
Operating revenues	$21.3	$23.2	$27.0
Operating expenses	(46.1)	(59.7)	(45.0)
Other income	—	0.2	0.1
Interest expense	(29.8)	(23.3)	(15.4)

Income (loss) before income taxes	(54.6)	(59.6)	(33.3)
Income tax (expense) benefit	20.1	21.9	13.9
Impairment charge, net of tax	—	—	—

(Loss) income from discontinued operations, net of tax	$(34.5)	$(37.7)	$(19.4)

Natural Gas Operations
Operating revenues	$268.8	$221.5	$232.8
Operating expenses	(246.2)	(211.6)	(205.9)
Other (expense) income	0.5	0.8	(0.1)
Interest expense	(8.7)	(8.9)	(10.0)

(Loss) income before income taxes	14.4	1.8	16.8
Income tax benefit (expense)	(5.2)	(0.5)	(6.6)
Impairment charge, net of tax	—	—	—

(Loss) income from discontinued operations, net of tax	$9.2	$1.3	$10.2

Total
Operating revenues	$290.1	$244.7	$259.8
Operating expenses	(292.3)	(271.3)	(250.9)
Other (expense) income	0.5	1.0	—
Interest expense	(38.5)	(32.2)	(25.4)

Loss before income taxes	(40.2)	(57.8)	(16.5)
Income tax benefit	14.9	21.4	7.3
Impairment charge, net of tax	—	—	—

Loss from discontinued operations, net of tax	$(25.3)	$(36.4)	$(9.2)

ALLEGHENY ENERGY, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Allegheny Energy, Inc.:

In our opinion, the accompanying consolidated balance sheets and consolidated statements of capitalization and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive (loss) income present fairly, in all material respects, the financial position of Allegheny Energy, Inc. and its subsidiaries (the Company) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in Item 8 of this Form 8-K present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 9 to the consolidated financial statements, the Company changed the manner in which it accounts for derivative financial instruments as of January 1, 2001. As discussed in Note 7, the Company changed the manner in which it accounts for goodwill and other intangible assets as of January 1, 2002. As discussed in Note 10, the Company changed the manner in which it accounts for asset retirement obligations as of January 1, 2003. As discussed in Note 4, the Company changed the manner in which it accounts for gains and losses on energy trading contracts as of January 1, 2003. As discussed in Note 26, the consolidated financial statements have been restated to reflect certain business operations as discontinued operations.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

March 10, 2004, except for Note 26,

as to which the date is November 24, 2004

ALLEGHENY ENERGY, INC.

S-1

SCHEDULE I

AE (Parent Company)

Condensed Financial Statements

Statements of Operations:

	Year ended December 31
(In thousands)	2003	2002	2001
Total operating revenues	$—	$—	$—
Total operating expenses	13,952	11,501	10,937

Operating loss	(13,952)	(11,501)	(10,937)

Other income and expenses, net	(287,460)	(573,380)	478,094
Total interest charges	57,260	32,399	49,382

(Loss) income before income taxes and cumulative effect of accounting change	(358,672)	(617,280)	417,775
Federal and state income tax (benefit) expense	(3,593)	333	—

(Loss) income before cumulative effect of accounting change	(355,079)	(617,613)	417,775
Cumulative effect of accounting change, net	—	(15,077)	—

Net (loss) income	$(355,079)	$(632,690)	$417,775

Statements of Cash Flows:

	Year ended December 31
(In thousands)	2003	2002	2001
Net cash flows from (used in) operations	$83,578	$35,887	$(99,507)

Cash flows used in investing:
Acquisitions of businesses	—	—	(78,198)
Contributions to subsidiary	(210,774)	—	—
Other investments	—	(2,201)	—

Net cash flows used in investing	(210,774)	(2,201)	(78,198)

Cash flows from (used in) financing:
Notes receivable from subsidiaries	(343)	325,636	(325,839)
Short-term debt, net	(335,000)	(179,286)	27,771
Issuance of long-term debt, net of $17.6 million in deferred financing costs	588,439	—	—
Retirement of long-term debt	(58,020)	—	—
Proceeds from issuance of common stock	—	3,992	670,478
Cash dividends paid on common stock	—	(150,551)	(194,699)

Net cash flows from (used in) financing	195,076	(209)	177,711

Net change in cash and temporary cash investments	67,880	33,477	6
Cash and temporary cash investments at January 1	33,636	159	153

Cash and temporary cash investments at December 31	$101,516	$33,636	$159

Cash dividends received from consolidated subsidiaries	$118,131	$228,626	$281,893

Balance Sheets:

		As of December 31
(In thousands)		2003	2002
ASSETS
Current assets		$105,728	$247,949
Investments and other assets		2,361,350	2,566,423
Deferred charges		39,034	1,118

Total assets		$2,506,112	$2,815,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities		$76,159	$853,031
Long-term debt		529,547	—
Long-term note payable to subsidiary		291,811	—
Deferred credits and other liabilities		632	540
Stockholders’ equity		1,607,963	1,961,919

Total liabilities and stockholders’ equity		$2,506,112	$2,815,490

See accompanying Notes to Condensed Financial Statements.

AE (Parent Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION

The condensed financial statements represent the financial information required by SEC Regulation S-X 210.12-04 for AE, a diversified utility holding company and the parent company of Allegheny Energy, Inc. These financial statements do not reflect all of the information and notes normally included with financial statements prepared in accordance with accounting principles generally accepted in the United States, therefore these financial statements should be read in conjunction with the consolidated financial statements and related notes included herein.

AE has accounted for the earnings of its subsidiaries under the equity method in the unconsolidated condensed financial statements.

NOTE 2: CAPITALIZATION, COMMITMENTS AND CONTINGENCIES

See Note 3 and Note 24 to Allegheny Energy, Inc.’s Consolidated Financial Statements for a description of AE’s Capitalization, Commitments and Contingencies as of December 31, 2003.

At December 31, 2003, contractual maturities for AE’s long-term debt, for the next five years, excluding unamortized debt discounts and premiums of approximately $7.8 million.

(In millions)	2004	2005	2006	2007	2008
Borrowing Facilities	$30.0	$227.0	$—	$—	$—
Medium-term Debt		300.0	—	—	—
Note payable to subsidiary	—	—	—	—	300.0

	$30.0	$527.0	$—	$—	$300.0

S-2

SCHEDULE II

ALLEGHENY ENERGY, INC. AND SUBSIDIARIES

Valuation and Qualifying Accounts

For Years Ended December 31, 2003, 2002, and 2001

Allowance for uncollectible accounts:

		Additions
Description	Balance at Beginning Of Period	Charged to Costs and Expenses	Charged to Other Accounts (A)	Deductions (B)	Balance at End of Period
Allowance for uncollectible accounts:
Year Ended 12/31/03	$29,644,868	$26,489,179	$3,353,373	$30,157,944	$29,329,476
Year Ended 12/31/02	$32,795,915	$18,010,330	$8,327,408	$29,488,785	$29,644,868
Year Ended 12/31/01	$36,410,658	$21,441,122	$3,828,319	$28,884,184	$32,795,915

(A)	Recoveries
(B)	Uncollectible accounts charged off